Exhibit 10.1

EXECUTION VERSION

CUSIP: 153528AJ3
CUSIP: 153528AK0 (Revolver)

CREDIT AGREEMENT

dated as of December 5, 2013,

among

CENTRAL GARDEN & PET COMPANY,

as the Parent and a Borrower,

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as the Issuing Bank,

and

SUNTRUST BANK,

as the Administrative Agent

with

SUNTRUST ROBINSON HUMPHREY, INC.,

as Left Lead Arranger and Joint Bookrunner,

and

U.S. BANK NATIONAL ASSOCIATION

and

BMO HARRIS BANK N.A.,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

and

BANK OF THE WEST,

as Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Base Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Request for Advance
Exhibit G	-	Form of Request for Issuance of Letter of Credit
Exhibit H	-	Form of Revolving Loan Note
Exhibit I	-	Form of Joinder Supplement

SCHEDULES

Schedule 1.1(a)    -    Commitment Ratios

-vi-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of December 5, 2013, is by and among CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Parent”), each of the Persons party hereto from time to time as Borrowers (together with the Parent, each, a “Borrower,” and, collectively, the “Borrowers”), the Persons party hereto from time to time as Guarantors, the financial institutions party hereto from time to time as Lenders, SUNTRUST BANK, as the Issuing Bank, and SUNTRUST BANK, as the Administrative Agent, with SUNTRUST ROBINSON HUMPHREY, INC., as Left Lead Arranger and Joint Bookrunner, U.S. BANK NATIONAL ASSOCIATION and BMO HARRIS BANK N.A., as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents, and BANK OF THE WEST, as Documentation Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Administrative Agent, the Issuing Bank and the Lenders make available to them the Commitments, on the terms and conditions set forth herein, to, among other things, (a) refinance certain existing Indebtedness on the Agreement Date, (b) fund transaction fees, costs and expenses in connection with the execution, delivery, and performance of this Agreement, and (c) provide for working capital and general corporate needs of the Borrowers (including, without limitation, pursuant to the issuance of Letters of Credit); and

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders are willing to make the Commitments and Loans available to the Borrowers upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS, ACCOUNTING PRINCIPLES AND

OTHER INTERPRETIVE MATTERS

Section 1.1 Definitions. For the purposes of this Agreement:

“Accepting Lenders” shall have the meaning specified in Section 11.12(e).

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Credit Party whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), and (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“ACH Transactions” shall mean any automated clearinghouse transfer of funds by a Lender Group member (or any Affiliate of a Lender Group member) for the account of any Credit Party pursuant to agreement or overdrafts.

“Acquired Company” shall mean the Person (or the assets thereof) which is acquired pursuant to an Acquisition.

“Acquisition” shall mean (whether by purchase, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or any other method) (a) any acquisition by the Parent or any of its Restricted Subsidiaries of any other Person, which Person shall then become consolidated with the Parent or any such Restricted Subsidiary in accordance with GAAP, (b) any acquisition by the Parent or any of its Restricted Subsidiaries of all or any substantial part of the assets of any other Person, or (c) any acquisition by the Parent or any of its Restricted Subsidiaries of any assets that constitute a division or operating unit of the business of any Person.

“Acquisition Consideration” shall mean the total consideration paid or payable (including, without limitation, any earn-out obligations) by any Credit Party or any Restricted Subsidiary of a Credit Party with respect to, and all Indebtedness assumed by any Credit Party or any Restricted Subsidiary of a Credit Party in connection with, an Acquisition.

“additional amount” shall have the meaning specified in Section 2.8(b)(i).

“Administrative Agent” shall mean SunTrust Bank, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.7.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, 23rd Floor, Atlanta, Georgia 30308, Attention: Asset Manager – Central Garden & Pet Company, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 11.1.

“Administrative Questionnaire” shall mean a questionnaire substantially in the form of Exhibit A.

“Advance” or “Advances” shall mean amounts of the Loans advanced by the Lenders to, or on behalf of, a Borrower pursuant to Section 2.2 on the occasion of any borrowing and shall include, without limitation, all Revolving Loans, Agent Advances and Swing Loans.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person. For purposes of this definition, “control”, when used with respect to any Person, includes, without limitation, the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Advances” shall have the meaning specified in Section 2.1(e).

“Aggregate Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized portion of the Revolving Loan Commitment of such Lender plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances of all Lenders, which, as of the Agreement Date, are set forth (together with U.S. Dollar amounts thereof) on Schedule 1.1(a).

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding, plus (c) the aggregate principal amount of all Agent Advances then outstanding, plus (d) the aggregate amount of all Letter of Credit Obligations then outstanding.

“Agreement” shall mean this Credit Agreement, together with all Exhibits and Schedules hereto in each case, as amended, restated, supplemented, or otherwise modified from time to time.

“Agreement Date” shall mean December 5, 2013.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the percentage per annum determined from time to time from the following table and corresponding to the Average Excess Availability during each fiscal quarter of the Borrowers as determined by reference to Borrowing Base Certificates:

	Average Excess Availability	Eurodollar Advances	Base Rate Advances
Tier I	Less than 33.00% of the Revolving Loan Commitment	1.75%	0.75%
Tier II	Greater than or equal to 33.00% of the Revolving Loan Commitment, but less than 66.00% of the Revolving Loan Commitment	1.50%	0.50%
Tier III	Greater than or equal to 66.00% of the Revolving Loan Commitment	1.25%	0.25%

From and after the Agreement Date through but not including the first Determination Date occurring after December 31, 2013, the Applicable Margin shall be set at Tier III as set forth in the table above. Thereafter, the Applicable Margin shall be determined and adjusted on each Determination Date. Except as otherwise provided in this paragraph, any increase or reduction in the Applicable Margin provided for herein shall be effective on each Determination Date. Without limiting the Administrative Agent’s and the Lenders’ rights to invoke the Default Rate, if (A) any Borrowing Base Certificate required to be delivered pursuant to Section 7.5(a) for any fiscal quarter or month has not been received by the Administrative Agent by the date required pursuant to Section 7.5(a) or (B) an Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders so elect, then, in each case, the Applicable Margin shall be set at Tier I until such time such Borrowing Base Certificate is received by the Administrative Agent and any Event of Default (whether resulting from a failure to timely deliver such Borrowing Base Certificate or otherwise) is waived in writing by the applicable Lenders in accordance with Section 11.12.

In the event that any Borrowing Base Certificate required by Section 7.5(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrowers shall promptly (but in any event within five (5) Business Days or such longer period the Administrative Agent may agree to in its sole discretion) deliver to the Administrative Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined by reference to such certificate, and (iii) the Borrowers shall promptly pay the Administrative Agent for the account of the Lenders, on demand, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit B, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Loans or its portion of the Revolving Loan Commitment.

“Authorized Signatory” shall mean, with respect to any Credit Party, such senior personnel of such Credit Party as may be duly authorized and designated in writing to the Administrative Agent by such Credit Party to execute documents, agreements, and instruments on behalf of such Credit Party.

“Availability” shall mean, as of any date of determination an amount equal to the lesser of (a) the Revolving Loan Commitment on such date, and (b) the Aggregate Borrowing Base (after taking into account any Reserves determined which may have been implemented or modified since the date of the most recent Borrowing Base Certificate).

“Average Excess Availability” shall mean, for any period, Excess Availability for each day of such period, divided by the number of days in such period.

“Bank Products” shall mean all bank, banking, financial, and other similar or related products and services extended to any Credit Party or any Restricted Subsidiary by any Bank Products Provider, including, without limitation, (a) merchant card services, credit or stored value cards, debit cards, and corporate purchasing cards; (b) cash management, treasury management, or related services, including, without limitation, ACH Transactions, remote deposit capture services, electronic funds transfer, e-payable, stop payment services, account reconciliation services, lockbox services, depository and checking services, overdraft, information reporting, deposit accounts, securities accounts, controlled disbursement services, and wire transfer services; (c) bankers’ acceptances, drafts, letters of credit (other than Letters of Credit) (and the issuance, amendment, renewal, or extension thereof), documentary services, foreign currency exchange services; and (d) all Hedge Agreements between or among any Credit Party or any Restricted Subsidiary, on the one hand, and a Bank Products Provider, on the other hand.

“Bank Products Documents” shall mean all instruments, agreements and other documents entered into from time to time by the Credit Parties in connection with any of the Bank Products.

“Bank Products Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by any Credit Party or any Restricted Subsidiary to any Bank Products Provider pursuant to or evidenced by a Bank Products Document and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that the Administrative Agent or any Lender is obligated to pay to a Bank Products Provider as a result of the Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Products Provider with respect to the Bank Products provided by such Bank Products Provider to a Credit Party or any Restricted Subsidiary.

“Bank Products Provider” shall mean any Lender Group member that extends to any Credit Party a Bank Product.

“Bank Products Reserves” shall mean all reserves that the Administrative Agent from time to time establishes in its Permitted Discretion with respect to Bank Products Obligations.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Eurodollar Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Base Rate Advance” shall mean an Advance which the Borrowers request to be made as a Base Rate Advance or which is converted to a Base Rate Advance, in accordance with the provisions of Section 2.2.

“Blocked Person” shall have the meaning specified in Section 5.1(cc)(ii).

“Borrower” shall have the meaning specified in the preamble, and shall include each Person who becomes a “Borrower” hereunder in accordance with Section 6.20.

“Borrower Representative” shall mean the Parent in its capacity as Borrower Representative hereunder.

“Borrowing Base” shall mean, at any time of determination, the sum of:

(a) 85% of Eligible Accounts of the Borrowers; plus

(b) the lesser of (i) 85% of the NOLV Percentage of Eligible Inventory of the Borrowers (other than Eligible Inventory consisting of work-in-process) and (ii) 80% of the Value of Eligible Inventory of the Borrowers (other than Eligible Inventory consisting of work-in-process); plus

(c) the least of (i) $30,000,000, (ii) 85% of the NOLV Percentage of Eligible Inventory of the Borrowers consisting of work-in-process and (iii) 80% of the Value of Eligible Inventory of the Borrowers consisting of work-in-process; minus

(d) applicable Reserves;

provided, however, that the maximum aggregate amount of Eligible Canadian Collateral that may be included in determining the Borrowing Base shall not, as of any date of determination, exceed twenty-five percent (25%) of the aggregate amount of all Eligible Accounts and Eligible Inventory as of such date.

“Borrowing Base Certificate” shall mean a certificate of an Authorized Signatory of the Borrower Representative substantially in the form of Exhibit C.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia, the State of California or the State of New York or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Advance (including the making, continuing, prepaying or repaying of any Eurodollar Advance), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of U.S. Dollars on the London interbank market.

“Canadian Dollars” or “CDN$” means dollars in the lawful currency of Canada.

“Canadian Perfection Items” means (a) the Administrative Agent’s receipt of PPSA search results and other evidence reasonably satisfactory to Administrative Agent that there are no Liens upon any Collateral located in Canada (other than Permitted Liens), (b) the completion of all actions necessary to perfect the Administrative Agent’s Lien in Canadian Inventory of the Credit Parties (including without limitation the filing of appropriate PPSA financing statements), and (c) the Administrative Agent’s receipt of a legal opinion of Canadian counsel to the Credit Parties, addressed to the Lender Group and in form and substance reasonably satisfactory to the Administrative Agent, which opinion shall cover, among other things, perfection of the Administrative Agent’s Lien in Canadian Inventory of the Credit Parties.

“Canadian Priority Payables” means amounts payable by the Credit Parties and secured by any Liens, choate or inchoate, which rank, pursuant to any applicable laws in Canada, or would reasonably be expected to rank in priority to or pari passu with the Administrative Agent’s Liens, including, without limitation, any such amounts due and not paid for wages, vacation pay, severance pay, amounts payable under the Wage Earner Protection Program Act (Canada), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes and all amounts currently or past due and not contributed, remitted or paid, the Supplemental Pension Plans Act (Québec) or otherwise as required to be contributed pursuant to any similar pension legislation, as well as amounts payable for Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada).

“Capital Expenditures” shall mean, as determined for any period, on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries in accordance with GAAP, the aggregate of all expenditures made by the Parent and its consolidated Restricted Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset, including, without limitation, Capitalized Lease Obligations of the Parent and its consolidated Restricted Subsidiaries.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person (in its capacity as lessee under a lease) which, at any time of determination and in accordance with GAAP, would be required to be capitalized on such Person’s balance sheet.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in U.S. Dollars, with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Dominion Period” shall mean each period (a) commencing on the date Excess Availability is less than the greater of (i) $35,000,000 and (ii) 10% of Availability, and (b) ending on the date thereafter that Excess Availability has exceeded the greater of (i) $35,000,000 and (ii) 10% of Availability for 60 consecutive calendar days.

“Cash Equivalents” shall mean, collectively, (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition thereof; (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of the Administrative Agent or by any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; and (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition or money market funds that (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $1,000,000,000.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the SEA) other than the Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the SEA), directly or indirectly, of 50%, or more, of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) as of any date a majority of the board of directors of the Parent consists (other than vacant seats) of individuals who were not either (i) directors of the Parent as of the Agreement Date, (ii) selected or nominated to become directors by the board of directors of the Parent of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of the Parent of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); or (c) except as a result of a sale or disposition of all of the Equity Interests of a Borrower permitted by Section 8.7(b), the Parent shall cease to directly or indirectly own and control one hundred percent (100%) of the outstanding Equity Interests of all of the Borrowers.

“Change in Law” shall mean the occurrence, after the Agreement Date or, in the case of an assignee of a Lender (other than an Affiliate of an existing Lender), after the date on which such assignee becomes a party to this Agreement and, in the case of a Participant (other than an Affiliate of an existing Lender), after the date on which it acquires its participation, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, to the extent not prohibited by Applicable Law, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all Property pledged by any Credit Party as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of any Credit Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien to secure the Obligations.

“Collections Account” shall have the meaning given such term in Section 6.15(a).

“Commercial Letter of Credit” shall mean a documentary Letter of Credit issued by the Issuing Bank in respect of the purchase of goods or services by a Borrower in the ordinary course of its business.

“Commitments” shall mean, collectively, the Revolving Loan Commitment and the Letter of Credit Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” shall mean any Person specifically set forth in that certain side letter dated of the Agreement Date between the Borrower Representative and the Agent (and any other Person specifically identified by written notice from the Borrower Representative to, and with the approval of, the Administrative Agent), in each case who is engaged directly in a competing business as that of the Credit Parties.

“Compliance Certificate” shall mean a certificate executed by the chief financial officer or treasurer of the Borrower Representative substantially in the form of Exhibit D.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of Parent and its Restricted Subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that are by their terms extendable or renewable at the option of the obligor thereunder for more than 12 months after the date of determination), total prepaid expenses and deferred charges, and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth on the consolidated balance sheet of Parent and its Restricted Subsidiaries for Parent’s most recently completed fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.1(b) or 7.2 (or as of the fiscal quarter ended June 29, 2013 for any date prior to delivery of financial statements pursuant to such Sections).

“Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Hedge Agreement, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the stated or determinable amount of the Contingent Obligation ; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Control” shall mean, with respect to any asset, right, or property with respect to which a security interest therein is perfected by a secured party’s having “control” thereof (whether pursuant to the terms of an agreement or through the existence of certain facts and circumstances), that the Administrative Agent has “control” of such asset, right, or property in accordance with the terms of Article 9 of the UCC.

“Controlled Account Agreement” shall mean any agreement executed by a depository bank, securities intermediary, or commodities intermediary and the Administrative Agent and acknowledged and agreed to by the applicable Credit Party, in form and substance reasonably acceptable to the Administrative Agent, which, among other things, provides for the Administrative Agent’s Control, for the benefit of the Lender Group, of a deposit account, securities account, commodities account, or other bank or investment account, as amended, restated, supplemented, or otherwise modified from time to time.

“Controlled Deposit Account” shall have the meaning specified in Section 6.15(b).

“Controlled Disbursement Account” shall have the meaning specified in Section 2.2(f).

“Copyright Security Agreements” shall mean, collectively, any Copyright Security Agreement made by a Credit Party in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, as amended, restated, supplemented, or otherwise modified from time to time.

“Credit Parties” shall mean, collectively, the Borrowers and the Guarantors; and “Credit Party” shall mean any one of the foregoing Credit Parties.

“Credit Party Payments” has the meaning specified in Section 2.8(b)(i).

“Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.15 and, subject to the terms of Section 2.15(a), the date on which any such Letter of Credit is renewed.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the applicable Interest Rate Basis, if any, with respect to the applicable Obligation, plus (b) the Applicable Margin for such Interest Rate Basis, plus (c) two percent (2.00%).

“Defaulting Lender” shall mean, subject to Section 2.17(c), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans within two (2) Business Days of the date such Revolving Loans were required to be funded unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Loans or Agent Advances) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or the Issuing Bank or Swing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under the Bankruptcy Code or any other Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(c)) upon delivery of written notice of such determination to the Borrower Representative, each Issuing Bank, the Swing Bank and each Lender.

“Determination Date” shall mean the second Business Day immediately following the date that the Administrative Agent receives the Borrowing Base Certificate required to be delivered pursuant to Section 7.5(a) for the fiscal month in which a fiscal quarter of the Parent ends.

“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) month period (or such shorter period as agreed by the Administrative Agent in its Permitted Discretion), that is the result of dividing the U.S. Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrowers’ Accounts during such period (less any reasonable non-recurring adjustments as determined by the Administrative Agent in its Permitted Discretion), by (b) the Borrowers’ gross billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount determined from time to time by the Administrative Agent in its Permitted Discretion and based on the Administrative Agent’s analysis of the Borrowers’ Dilution and other matters affecting the Borrowers and their Accounts and Account Debtors.

“Disqualified Equity Interests” shall mean, with respect to any Person, any Equity Interest that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures or is subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full of the Obligations (other than any Obligations which expressly survive termination) and termination of the Commitments); (b) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Equity Interest at the option of the holder thereof; (c) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, in each case on or prior to the date that is one hundred twenty (120) days after the Maturity Date; or (d) provides for scheduled payments of dividends to be made in cash.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Credit Party or any of their Subsidiaries.

“Domestic Restricted Subsidiary” shall mean any Restricted Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of any Credit Party that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries in accordance with GAAP, an amount equal to the sum of (a) Net Income for such period plus (b) to the extent deducted in determining Net Income for such period, and without duplication the sum of (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, and (iv) all other non-cash charges, excluding any non-cash charge relating to write-offs, write-downs, or reserves with respect to Accounts and Inventory, minus (c) to the extent added in determining Net Income for such period and without duplication an amount equal to the sum of (i) income tax credits, and (ii) all non-cash items increasing Net Income, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.

For purposes of any determination of the Fixed Charge Coverage Ratio, EBITDA shall, subject to the limitations set forth in this paragraph, be adjusted for any period during which one or more Permitted Acquisitions or dispositions of Property (for the purposes of this definition, each, a “Specified Transaction”) occurs such that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) and the following adjustments in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement: income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (1) in the case of a disposition of assets, shall be excluded, and (2) in the case of a Permitted Acquisition, shall be included; provided that the foregoing pro forma adjustments may be applied to any such definition, test or financial covenant solely to the extent that such adjustments (A) are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of the chief financial officer of the Borrower Representative delivered to the Administrative Agent, (B) are calculated on a basis consistent with GAAP, (C) in the case of dispositions of assets, are based upon historical EBITDA as set forth in financial statements reasonably acceptable to the Administrative Agent with respect to the Person or Property subject to such disposition, (D) in the case of Permitted Acquisitions, are based upon Target Financials (as defined in the definition of Permitted Acquisitions), and (E) approved in advance by the Administrative Agent in its Permitted Discretion.

“Eligible Accounts” shall mean, at any time of determination, all Accounts (valued at the face amount of the applicable invoice therefor, minus the maximum discounts, credits, and allowances set forth on the face of such invoice which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges, or late payment charges included in the amount invoiced) arising in the ordinary course of a Borrower’s business from the sale of goods by a Borrower, that the Administrative Agent determines in its Permitted Discretion to be Eligible Accounts; provided, however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility in its Permitted Discretion, Eligible Accounts shall not include any of the following Accounts:

(a) any Account which (i) has a scheduled due date more than one hundred twenty (120) days after its original invoice date, or (ii) is unpaid more than one hundred twenty (120) days past its invoice date or sixty (60) days past its due date;

(b) Accounts not evidenced by a paper invoice or an electronic equivalent acceptable to the Administrative Agent;

(c) Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 5.2 are not or have ceased to be complete and correct or have been breached;

(d) Accounts (or any other Account due from the same Account Debtor), with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(e) Accounts as to which the applicable Borrower has not performed, as of the applicable date of determination, all of its obligations then required to have been performed, including, without limitation, the shipment of goods (and passage of title thereto) applicable to such Accounts;

(f) Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts: death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding (under the bankruptcy or insolvency laws of the US, Canada or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern;

(g) those Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate U.S. Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under clause (a)(ii) above; provided, that solely for the purposes of calculating eligibility under this clause (g) with respect to Accounts owing to the Borrowers by QVC Inc., such calculation shall disregard the Existing QVC Aged Accounts;

(h) Accounts owed by an Account Debtor which: (i) does not maintain its primary business delivery locations, payment centers, and chief executive office in the US or Canada (other than the province of Quebec); or (ii) is not organized under the laws of the US, Canada or any respective state or province (other than the province of Quebec) thereof; or (iii) is the government of Canada or any other foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its sole and absolute discretion; or (iv) is the government of the US, or of any state, municipality or other political subdivision thereof, or any department, agency, public corporation, or other instrumentality thereof, unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 and any other steps necessary to perfect the Administrative Agent’s security interest, for the benefit of the Lender Group, in such Accounts have been complied with to the Administrative Agent’s sole satisfaction with respect to such Accounts; (v) is a natural person, or (vi) is a Blocked Person;

(i) Accounts owed by an Account Debtor which is an Affiliate or employee of a Borrower;

(j) Accounts which are owed by an Account Debtor to which a Borrower is indebted in any way (including, without limitation, creditors and suppliers of a Borrower), or which are subject to any right of setoff by the Account Debtor, including, without limitation, for co-op advertising, rebates, incentives and promotions, to the extent of such indebtedness or right of setoff;

(k) Accounts which the Account Debtor disputes in writing the liability therefor or are otherwise in dispute or are otherwise subject to any potential counterclaim, deduction, discount, recoupment, reserve, defense, dispute, chargeback, credit, allowance, contra-account, volume rebate, cooperative advertising accrual, deposit, or offset (but only to the extent of the amount in dispute);

(l) Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, cash-on-delivery, consignment or other repurchase or return basis;

(m) Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(n) Accounts as to which the applicable Account Debtor has not been sent an invoice or for which are partially billed;

(o) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (including, without limitation, Alabama, New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any bar to access to such courts to enforce payment of such Account;

(p) Accounts which are not a bona fide, valid and enforceable obligation of the Account Debtor thereunder;

(q) Accounts (i) which are not subject to a valid and continuing, duly perfected, first-priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or (ii) in which the applicable Borrower does not have good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group);

(r) Accounts which are owed by an Account Debtor to the extent that such Accounts, together with all other Accounts owing by the same Account Debtor and its Affiliates, exceed in the aggregate twenty-five percent (25%) of the sum of all Eligible Accounts (or (i) 30% in the case of Accounts owing by Wal-Mart Stores, Inc. (for so long as it has an Investment Grade Rating), (ii) such higher percentage (not to exceed 30%) as the Administrative Agent may establish from time to time for any Account Debtor having an Investment Grade Rating (for so long as it has an Investment Grade Rating), and (iii) such higher percentage as the Administrative Agent (with the consent of the Supermajority Lenders) may establish from time to time for any other Account Debtor);

(s) Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;

(t) Accounts which consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon the applicable Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices;

(u) Accounts with respect to which the Administrative Agent reasonably believes that such Accounts may not be collectible by reason of the Account Debtor’s creditworthiness;

(v) Accounts which are not denominated in U.S. Dollars or Canadian Dollars;

(w) that portion of Accounts subject to warranty accruals;

(x) prepaid or cash-in-advance Accounts;

(y) Accounts owing from a credit card processor or credit card issuer or which arises out of the use of a credit, debit or charge card, or information contained on or for use with any such card;

(z) Accounts which arise from the sale of Noticed Farm Products; or

(aa) Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) with respect to any proposed assignee of all or any portion of the Revolving Loan Commitment, the Issuing Bank and, (iii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default exists, the Borrower Representative, such approvals not to be unreasonably withheld or delayed; provided, however, that if the consent of the Borrower Representative to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 11.5(b)), the Borrower Representative shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) and received by the Borrower Representative unless such consent is expressly refused by the Borrower Representative prior to such fifth Business Day. None of the Borrowers, any of their Subsidiaries, any of their Affiliates, any Defaulting Lender or any Competitor shall be an Eligible Assignee.

“Eligible Canadian Collateral” means, collectively, (a) Eligible Accounts owing from an Account Debtor who is organized under the laws of Canada (or any province thereof) or who maintains its chief executive office in Canada, and (b) Eligible Inventory located in Canada.

“Eligible Inventory” shall mean, at any time of determination, the portion of a Borrower’s Inventory held for sale in the ordinary course of business consisting of finished goods that the Administrative Agent determines in its Permitted Discretion to be Eligible Inventory; provided, however, that without limiting the right of the Administrative Agent to establish other criteria of ineligibility in its Permitted Discretion, Eligible Inventory shall not include any of the following Inventory:

(a) Inventory that is not owned solely by the applicable Borrower;

(b) Inventory that does not conform to all of the warranties, and representations regarding the same which are set forth in this Agreement, including, without limitation Section 5.3, or any of the other Loan Documents;

(c) Inventory that is not located at a Permitted Location in (i) the United States or (ii) at any time after the Administrative Agent’s receipt of all Canadian Perfection Items, Canada (other than the province of Quebec);

(d) Inventory that is located at a Permitted Location not owned and controlled by a Borrower or that is located at a Permitted Location where the access to such Permitted Location may require the consent of a third party, unless (i) the Administrative Agent has received a Third Party Agreement (whether or not such Third Party Agreement is an express condition or requirement hereunder) from the Person owning or in control of such Permitted Location and all Persons owning or in control of other locations with respect to which access may be required with respect to such Permitted Location, or (ii) the Administrative Agent has instituted a Rent Reserve;

(e) Inventory located at any location at which the aggregate amount of Inventory of the Borrowers is less than $50,000;

(f) Inventory which is in the possession of any subcontractor or outside processor in or is in-transit to or from such subcontractor or outside processor;

(g) any Inventory customized for a specific customer (other than Inventory branded for a specific customer (such as private label merchandise));

(h) Inventory (i) in which the applicable Borrower does not have good and marketable title, free and clear of any Lien (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group), claim of reclamation, adverse claim, interest or right of any other Person; or (ii) which is not subject to a valid and continuing, duly perfected, first-priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or as to which all action necessary or advisable to perfect such security interest has not been taken;

(i) Inventory that is on consignment from any Borrower, as consignor, to any other Person, as consignee, and any Inventory which is on consignment to any Borrower, as consignee, from any other Person, as consignor;

(j) Inventory that is not in saleable condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use and/or sale, or Inventory that is not currently saleable in the normal course of the applicable Borrower’s business;

(k) Inventory consisting of parts, components, or supplies or that constitutes capitalized labor;

(l) Inventory scheduled for return to vendors, display items, packaging materials, labels or name plates or similar supplies;

(m) Inventory that is subject to any license or agreement with any Person that limits or restricts the applicable Borrower’s or the Administrative Agent’s right to sell or otherwise dispose of such Inventory (unless such Person has entered into a Third Party Agreement);

(n) Inventory that is commingled with the goods of any other Person (other than a Credit Party);

(o) which is subject to any negotiable Document;

(p) which is a Noticed Farm Product; or

(q) Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents.

“Environmental Laws” shall mean, collectively, any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct or requirements concerning environmental protection matters, including without limitation, Hazardous Materials or human health, as now or may at any time during the term of this Agreement be in effect, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right to Know Act (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Credit Party, any trade or business (whether or not incorporated) that together with such Credit Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Credit Party or any ERISA Affiliate, (a) a “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the 30-day notice period has not been waived; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or the termination of any such Title IV Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (c) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization or insolvency within the meaning of Title IV of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Title IV Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums not yet due or premiums due but not yet delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate; (g) with respect to a Title IV Plan, the failure by any Credit Party or any ERISA Affiliate to satisfy the minimum funding standard of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA or the failure by any Credit Party or any ERISA Affiliate to make any contribution to a Multiemployer Plan; (h) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Title IV Plan; (i) except as could not reasonably be expected to result in a Materially Adverse Effect, the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA); (j) a Title IV Plan is, or is reasonably anticipated to be, in “at-risk” status within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; or (k) a Multiemployer Plan (x) is in “endangered status” (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA) or (y) is in “critical status” (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA).

“Eurodollar Advance” shall mean an Advance which a Borrower requests to be made as a Eurodollar Advance or which is continued as or converted to a Eurodollar Advance, in accordance with the provisions of Section 2.2.

“Eurodollar Rate” means, with respect to each Interest Period for a Eurodollar Advance, (i) the rate per annum equal to the British Bankers Association LIBO Rate or the successor thereto if the British Bankers Association is no longer making a LIBO rate available (“BBA LIBOR”) as published by Bloomberg (or other commercially available sources providing quotations of BBA LIBOR as determined by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in the applicable currency in an amount equal to the amount of such Eurodollar Advance are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two (2) Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period.

“Event of Default” shall mean any of the events specified in Section 9.1.

“Excess Availability” shall mean, at any time of determination, the amount (if any) by which (a) the lesser of (i) the Revolving Loan Commitment minus Reserves and (ii) the Aggregate Borrowing Base (taking into account any Reserves which may have been implemented or modified since the date of the most recent Borrowing Base Certificate) exceeds (b) the Aggregate Revolving Credit Obligations.

“Excluded Accounts” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, (b) deposit accounts specifically and exclusively used to cash collateralize Permitted Outside Letters of Credit, (c) any zero balance account or disbursement only account, and (d) any other deposit account which, individually, does not at any time have more than $500,000 in cash on deposit in such account and which, in the aggregate with all such accounts, does not at any time have more than $2,500,000 in cash on deposit therein.

“Excluded Hedge Obligation” shall mean, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedge Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing QVC Aged Accounts” shall those certain Accounts owing to the Borrowers by QVC Inc. in an aggregate amount not exceeding $8,026,000 and which are more than one-hundred twenty (120) days past due as of the Agreement Date.

“Farm Products” shall mean, collectively, all Inventory consisting of “farm products” (as such term is defined in the FSA or the UCC in any jurisdiction) or “perishable agricultural commodities” (as such term is defined in PACA).

“Farm Products Notice” has the meaning ascribed to such term in Section 5.1(ff).

“Farm Products Seller” shall mean, individually and collectively, sellers, producers or suppliers of any Farm Products (including commissioned merchants or selling agents) from which any Borrower purchases Farm Products from time to time.

“FATCA” shall mean Section 1471-1474 of the Code and any regulations or guidance issued thereunder.

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (Atlanta, Georgia time) on that day by each of three (3) leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Financial Covenant” shall mean the financial covenant applicable to the Credit Parties from time to time pursuant to Section 8.8.

“Financial Covenant Testing Period” means each period (a) commencing on any date that Excess Availability is less than the greater of (i) 10% of Availability and (ii) $35,000,000, and (b) ending on the date thereafter when Excess Availability has exceeded the greater of (i) 10% of Availability and (ii) $35,000,000 for 60 consecutive calendar days.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis for any period, the ratio of (a) (i) EBITDA for such period minus (ii) the sum of (1) Capital Expenditures made in cash during such period (other than Capital Expenditures financed with Indebtedness (other than Revolving Loans) permitted to be incurred hereunder) and (2) tax payments made in cash during such period, to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (a) Interest Expense paid or payable in cash during such period, (b) scheduled principal payments paid or payable on outstanding Indebtedness (other than payments due and paid at the final stated maturity of such Indebtedness) during such period, and (c) cash dividends to holders of Equity Interest paid during such period.

“Foreign Lender” shall have the meaning specified in Section 2.8(b).

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Credit Party or any Restricted Subsidiary of a Credit Party that provides pension benefits to employees employed outside the United States.

“Foreign Subsidiary” shall mean any Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“FSA” shall mean the Food Security Act of 1985, as the same now exists or may from time to time hereafter be amended, restated, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“FSA Notice” means any Farm Products Notice delivered or filed in connection with or relating to the FSA.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

“Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent party hereto as a Guarantor, each Borrower in respect of any Obligation for which is it not directly and primarily liable hereunder, and any other Person that has executed a Joinder Supplement or other document guaranteeing all or any portion of the Obligations, and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof. All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Credit Party or any of their Restricted Subsidiaries, on the one hand, and any other Person, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, commodity hedges or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s or such Restricted Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations, or commodity prices.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Credit Party or any Restricted Subsidiary arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Lender Group members.

“Immaterial Subsidiary” shall mean any Subsidiary (other than a Borrower) designated by the Borrower Representative to the Administrative Agent as an “Immaterial Subsidiary” and that meets each of the following criteria as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Sections 7.1(b) or 7.2: (a) the assets of such Subsidiary (together with all other Immaterial Subsidiaries and their respective Subsidiaries) constitute less than ten percent (10%) of the total Consolidated Net Tangible Assets of the Parent and its Restricted Subsidiaries as of such date; and (b) such Subsidiary (together with all other Immaterial Subsidiaries and their respective Subsidiaries) contributed less than ten percent (10%) of EBITDA of the Parent and its Restricted Subsidiaries for the four (4) fiscal quarter period ending on such date; provided, that no Subsidiary shall be or be designated as an “Immaterial Subsidiary” if such Subsidiary has provided a Guaranty of, or pledged any Collateral as security for, the Senior Subordinated Notes or any other Material Indebtedness.

“Increase Notice” shall have the meaning specified in Section 2.1(f)(i).

“Increase Effective Date” shall have the meaning specified in Section 2.1(f)(iv).

“Indebtedness” of any Person shall mean, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, the Obligations, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) any obligation of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) any Capitalized Lease Obligations of such Person, (f) any obligation, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) any Guaranty by such Person of the type of indebtedness described in clauses (a) through (f) above, (h) all indebtedness of a third party secured by any lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (i) any obligation of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (j) any off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries, (k) any obligation under any interest rate hedge agreement or foreign exchange agreement (calculated as the amount of net payments such Person would have to make under such agreements if an early termination thereof occurred on the date the Indebtedness of such Person was being determined) (including, without limitation, all Hedge Agreements) and (l) any Disqualified Equity Interests; provided, however, that, notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations, except with respect to the obligations in clause (k), which shall be calculated in the manner set forth in clause (k).

Notwithstanding the foregoing, the term “Indebtedness” will exclude (i) any liability for federal, state, local or other taxes, (ii) worker’s compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business, (iii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two (2) Business Days of its incurrence, and (iv) any Indebtedness that has been defeased or called for redemption, provided that funds in an amount equal to all such Indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance or redemption) have been deposited with a trustee in accordance with the documentation governing such Indebtedness for the benefit of the relevant holders of such Indebtedness.

“Indemnitee” shall have the meaning specified in Section 11.2(b).

“Information and Collateral Disclosure Certificate” shall mean each Information and Collateral Disclosure Certificate executed and delivered by the Credit Parties on the Agreement Date and, with respect to any new Credit Party formed or acquired after the date hereof, on the date of the applicable Joinder Supplement.

“Intellectual Property” shall mean all intellectual and similar Property of a Person including (a) inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software, and databases; (b) all embodiments or fixations thereof and all related documentation, applications, registrations, and franchises; (c) all licenses or other rights to use any of the foregoing; and (d) all books and records relating to the foregoing.

“Interest Expense” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries in accordance with GAAP, the total interest expense, including, without limitation, the interest component of any payments in respect of capital leases capitalized or expensed during such period (whether or not actually paid during such period) and the net amount payable (or minus the net amount receivable) under Hedge Agreements during such period (whether or not actually paid or received during such period).

“Interest Period” shall mean, for each Eurodollar Advance, each one (1), two (2), three (3), or six (6) month period, as selected by a Borrower pursuant to Section 2.2, during which the applicable Eurodollar Rate (but not the Applicable Margin) shall remain unchanged. Notwithstanding the foregoing, however, (a) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and (c) no Interest Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrowers under Section 2.6.

“Interest Rate Basis” shall mean the Base Rate or Eurodollar Rate, as applicable.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, of each Credit Party, whether now existing or hereafter acquired, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of a Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, goods that are leased by a Credit Party as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any Acquisition. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a Guaranty shall be the higher of (i) the stated or determinable amount of the obligation Guaranteed or (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guaranty; and if such amounts are not determinable, the maximum reasonably anticipated liability in respect thereof, as determined by the Person providing such Guaranty in good faith; (b) there shall be deducted in respect of each such Investment any amount received as a return of principal or capital (including by repurchase, redemption, retirement, repayment, liquidating or other dividend or distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof.

“Investment Grade Rating” means, with respect to any Person, that such Person’s securities have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB (or the equivalent) by S&P.

“Issuing Bank” shall mean SunTrust Bank and any other Lender designated by the Borrower Representative and approved by the Administrative Agent that hereafter may be designated as the Issuing Bank.

“Joinder Supplement” shall have the meaning specified in Section 6.20.

“Lender Group” shall mean, collectively, the Administrative Agent (for itself and on behalf of any of its Affiliates party to a Bank Products Document), the Issuing Bank, the Swing Bank, and the Lenders (for themselves and on behalf of any their Affiliates party to a Bank Products Document). In addition, if SunTrust Bank ceases to be the Administrative Agent or if any Lender ceases to be a Lender, then for any Bank Products Document entered into by any Credit Party with SunTrust Bank or any of its Affiliates while SunTrust Bank was the Administrative Agent, or such Lender or any of its Affiliates while such Lender was a Lender, then SunTrust Bank, such Lender, or any such Affiliate, as applicable, shall be a deemed to be a member of the Lender Group for purposes of determining the secured parties under any Security Documents.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5 or 11.16; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean, as of any date of determination, the obligation of the Issuing Bank to issue Letters of Credit as of such date. As of the Agreement Date, the Letter of Credit Commitment is $50,000,000, and may be reduced or increased pursuant to the terms of this Agreement.

“Letter of Credit Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit. The Letter of Credit Obligations with respect to any Lender shall be its Aggregate Commitment Ratio of the total Letter of Credit Obligations at such time.

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 9.2(d).

“Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank on behalf of a Borrower from time to time in accordance with Section 2.15.

“Licensor” shall mean any Person from whom a Credit Party obtains the right to use any Intellectual Property.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan Account” shall have the meaning specified in Section 2.7.

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Controlled Account Agreements, the Joinder Supplements, all reimbursement agreements relating to Letters of Credit issued hereunder, all Third Party Agreements, all Information and Collateral Disclosure Certificates, all Compliance Certificates, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all Borrowing Base Certificates, all fee letters executed in connection with this Agreement, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), all subordination agreements, all intercreditor agreements, and all other documents, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from any Credit Party’s Restricted Subsidiaries to the Lender Group, or any of them, all of the foregoing, as amended, restated, supplemented or otherwise modified from time to time; provided, however, that, notwithstanding the foregoing, none of the Bank Products Documents shall constitute Loan Documents.

“Loans” shall mean, collectively, the Revolving Loans, the Swing Loans and the Agent Advances.

“Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Loan Commitments, Loans and participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances shall be excluded for purposes of determining Majority Lenders.

“Margin Stock” shall have the meaning specified in Section 5.1(t).

“Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Credit Party or any Restricted Subsidiary of a Credit Party is or becomes a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Materially Adverse Effect.

“Material Farm Products Seller” means, as of any date, any Farm Products Seller from whom the Borrowers have purchased more than $500,000 of Farm Products during the immediately preceding twelve (12) month period.

“Material Indebtedness” shall mean any Indebtedness of any Credit Party or any Restricted Subsidiary of a Credit Party in an aggregate principal amount outstanding in excess of $25,000,000.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on: (a) the business, financial condition, results of operations, liabilities (contingent or otherwise), or properties of the Credit Parties and their Restricted Subsidiaries, taken as a whole; (b) the ability of any Credit Party or any of their Restricted Subsidiaries to perform any of its obligations under any Loan Document as and when due; or (c) (i) the validity, binding effect or enforceability of any Loan Document, (ii) the rights, remedies or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral. In determining whether any individual event, act, condition or occurrence of the foregoing types would result in a Materially Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Materially Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred would result in a Materially Adverse Effect.

“Maturity Date” shall mean the earliest to occur of (a) December 5, 2018, (b) the date ninety (90) days prior to the then applicable maturity date of the Senior Subordinated Notes (or any Indebtedness permitted hereunder the proceeds of which were used to refinance the Senior Subordinated Notes), and (c) such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“MNPI” shall have the meaning specified in Section 11.17(a).

“Monthly Borrowing Base Condition” shall mean, for any fiscal month of the Borrowers, that the Aggregate Revolving Credit Obligations exceeded $75,000,000 at any time during such fiscal month.

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions at any time during the immediately preceding five (5) plan years.

“Necessary Authorizations” shall mean all authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether Federal, state, local, and all agencies thereof, which are required for the incurrence or maintenance of the Obligations and any other transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Credit Parties and each of their Restricted Subsidiaries.

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Credit Party, the aggregate amount of cash received for such assets, or such insurance proceeds, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Credit Party to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets, including, without limitation, sales commissions to the extent applicable.

“Net Income” shall mean, as determined for any period on a consolidated basis for the Parent and its consolidated Restricted Subsidiaries, the Parent’s and its consolidated Restricted Subsidiaries’ net income (or loss) for such period determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any non-recurring gains or losses, (c) any gains or losses attributable to write-ups or write-downs of assets, (d) any equity interest of the Parent or any of its Restricted Subsidiaries in the unremitted earnings (or losses) of any Person that is not a Subsidiary, (e) any income (or loss) of any Subsidiary which is not, directly or indirectly, wholly owned by the Parent, in an amount equal to the amount of such income (or loss) multiplied by the percentage ownership in such Subsidiary held by Persons other than the Parent and its consolidated Restricted Subsidiaries, (f) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any of its Restricted Subsidiaries on the date that such Person’s assets are acquired by the Parent or any of its Restricted Subsidiaries, and (g) any income (or loss) from the early extinguishment or modification of debt.

“NOLV Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the value that is estimated to be recoverable in an orderly liquidation of Inventory that is the subject of a Qualified Appraisal, as determined from time to time in a Qualified Appraisal, net of all liquidation costs, discounts, and expenses and (b) the denominator of which is the applicable Value of the Inventory that is the subject of such Qualified Appraisal.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit E.

“Noticed Farm Product” means a Farm Product owned by a Borrower (a) which is or at any time was the subject of a Farm Products Notice, and (b) for which any Borrower failed to take all other actions as may be reasonably required to ensure that such Farm Product is purchased free and clear of any Lien thereon.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Credit Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Credit Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any Bank Products Obligations arising from or in connection with any Bank Products provided to a Credit Party or a Restricted Subsidiary by, and any Bank Products Documents entered into by a Credit Party or a Restricted Subsidiary with, any Bank Products Provider, so long as such Bank Products Provider was a Lender at the time such Bank Products were provided or such Bank Products Documents were entered into; provided, that any Bank Products Provider providing any Bank Product shall have delivered written notice to the Administrative Agent that (i) such Bank Products Provider has entered into a transaction to provide Bank Products to a Credit Party or a Restricted Subsidiary and (ii) the obligations arising pursuant to such Bank Products provided to such Credit Party or such Restricted Subsidiary constitute Obligations entitled to the benefits of the Liens granted under the Security Documents, and the Administrative Agent shall have accepted such notice in writing; provided further that if a Bank Products Provider ceases to be a Lender Group member, “Obligations” shall include only debts, liabilities and obligations of such Lender Group member (or Affiliate thereof) arising from or in connection with any Bank Products Documents entered into at a time when such Lender Group member (or Affiliate thereof) was a Lender Group member. Anything in the foregoing or in any Security Document to the contrary notwithstanding, Excluded Hedge Obligations of any Credit Party shall not constitute Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).

“Overadvance” means the existence of any of the following, whether as a result of the making of any Loan, the issuance of any Letter of Credit, the reduction of any Revolving Loan Commitment, or for any other reason, including, without limitation, currency fluctuations, changes to the applicable Borrowing Base, or the imposition of Reserves:

(a) the Aggregate Revolving Credit Obligations exceeds the lesser of (A) the Revolving Loan Commitment minus Reserves, and (B) the maximum amount of Indebtedness permitted to be incurred under this Agreement pursuant to the Senior Subordinated Note Indenture; or

(b) the Aggregate Revolving Credit Obligations shall exceed the Borrowing Base.

“PACA” shall mean the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. Section 499a et seq., as the same now exists or may from time to time hereafter be amended, restated, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Participant” shall have the meaning specified in Section 11.5.

“Patent Security Agreements” shall mean, collectively, any Patent Security Agreement made by a Credit Party in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, as amended, restated, supplemented, or otherwise modified from time to time.

“Payment Date” shall mean the last day of each Interest Period for a Eurodollar Advance.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” shall mean (i) any Acquisition by a Credit Party approved in writing by the Majority Lenders and (ii) any other Acquisition by a Credit Party as to which all of the following conditions are satisfied, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(a) immediately prior to and immediately after giving effect to such Acquisition (i) the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of such date or to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, and (ii) no Default or Event of Default shall have occurred and be continuing;

(b) if the Acquisition Consideration for such Acquisition exceeds $10,000,000, the applicable Credit Party shall have provided the Administrative Agent with at least five (5) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior written notice of such Acquisition, which notice shall include a reasonably detailed description of such proposed Acquisition;

(c) the Acquired Company shall be an operating company that engages in a Permitted Business;

(d) the board of directors (or other comparable governing body) of such Acquired Company shall have duly approved such Acquisition;

(e) if the Acquisition Consideration for such Acquisition exceeds $10,000,000:

(i) at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to such proposed Acquisition the Borrowers shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

(A) a consolidated balance sheet and income statement of the Parent and its Restricted Subsidiaries on a Pro Forma Basis for the four (4) Fiscal Quarter period most recently ending prior to the proposed date of such Acquisition for which financial statements for the Parent have been delivered pursuant to Section 7.1(b) or 7.2 (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Parent and its Restricted Subsidiaries (including the Acquisition) in accordance with GAAP in all material respects consistently applied;

(B) financial statements (including audited financial statements, if available) reasonably acceptable to the Administrative Agent with respect to the Person or Property subject to such Acquisition or, if no such financial statements are available, all material financial information received by the Borrowers with respect to the Person or Property subject to such Acquisition (including without limitation any quality of earnings report) (collectively, the “Target Financials”); and

(C) a certificate of the chief financial officer of the Borrower Representative certifying that (A) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against the Parent and each other Restricted Subsidiary of the Parent) will be Solvent upon the consummation of the Acquisition and (B) the Acquisition Pro Forma fairly presents in all material respects the consolidated financial condition of the Parent and its Restricted Subsidiaries as of the date thereof on a Pro Forma Basis; and

(ii) the applicable Credit Party shall have delivered to the Administrative Agent all substantially final acquisition documents in connection with such Permitted Acquisition at least two (2) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the consummation of the Permitted Acquisition, which documents shall be satisfactory to the Administrative Agent in its Permitted Discretion, provided that the applicable Credit Party shall deliver to the Administrative Agent all revised drafts of such acquisition documents as and when available and shall deliver to the Administrative Agent the final executed copies of such acquisition documents prior to the date such Acquisition is consummated;

(f) the Specified Condition has been satisfied; and

(g) the applicable Credit Party and the Person acquired in such Acquisition, as applicable, shall have satisfied Section 6.20 in connection with such Acquisition.

To the extent the Accounts and/or Inventory acquired in such Acquisition will be included in any applicable Borrowing Base (including without limitation for determining whether the Specified Conditions have been satisfied), the Administrative Agent shall have completed a field examination and Qualified Appraisal, as applicable, with respect to such Accounts and/or Inventory, in each case satisfactory to the Administrative Agent in its Permitted Discretion; provided, however, that up to $10,000,000 of the Borrowing Base may at any time be attributable to Accounts or Inventory so acquired and for which no field examination or Qualified Appraisal has been completed so long as such Accounts and Inventory relate to a substantially similar type of business as the businesses conducted by the Borrowers on the Agreement Date.

“Permitted Amendments” shall mean an extension of the Maturity Date and/or the Revolving Loan Commitment of the Accepting Lenders and/or the payment of additional fees to the Accepting Lenders (such change and/or payments to be in the form of cash, equity interests or other property as agreed by the Borrowers and the Accepting Lenders) notwithstanding the provisions of Section 2.10

“Permitted Asset Disposition” shall mean the following:

(a) the sale or other disposition of assets of a Credit Party or any of its Subsidiaries (including, without limitation, the Equity Interests of a Borrower (other than the Parent) or any Subsidiary) so long as (i) such sale or disposition is for fair market value, (ii) at least 75% of the proceeds from such sale or disposition are in the form of cash or Cash Equivalents, unless, in the case of sales or dispositions of real property or equipment, the consideration for such sale or disposition is Property used or useful in the business of the Borrowers of equal or greater value than the Property being sold or disposed of, (iii) if such sale or disposition consists of any Accounts or Inventory (or the Equity Interests of any Credit Party owning Accounts or Inventory), the Borrowers shall prepay the Obligations in accordance with Section 2.6(b), (iv) before and immediately after giving effect to such sale or disposition, the Specified Conditions have been satisfied, and (v) the book value of all such assets sold or disposed of shall not (A) during any Fiscal Year exceed 25% of the total Consolidated Net Tangible Assets of the Parent and its Restricted Subsidiaries as of the date of such disposition, and (B) during the term of this Agreement exceed 50% of the total Consolidated Net Tangible Assets of the Parent and its Restricted Subsidiaries as of the Agreement Date;

(b) sale of Inventory to buyers in the ordinary course of business;

(c) any involuntary loss, damage or destruction of property;

(d) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(e) the leasing or subleasing of assets of any Credit Party or its Restricted Subsidiaries that does not interfere in any material respect with the conduct of the business of the Borrowers and their Restricted Subsidiaries so long as the Administrative Agent’s security interest therein is not adversely affected thereby;

(f) Sale Leasebacks to the extent permitted by Section 8.9; and

(g) the sale or other disposition for fair market value of obsolete or worn out property disposed of in the ordinary course of business;

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Parent and its Subsidiaries on the Agreement Date, any other business in the consumer products industry and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Parent and its Subsidiaries are engaged on the Agreement Date or any business in the consumer products industry.

“Permitted Discretion” shall mean a determination by the Administrative Agent made in good faith in the exercise of its reasonable (from the perspective of a secured asset-based lender) credit judgment.

“Permitted Holders” means (a) William E. Brown, (b) the spouse or lineal descendants of William E. Brown or his estate or (c) any corporation, limited liability company, partnership, trust or other entity, the controlling equity interests in which are held by or for the benefit of William E. Brown and/or his spouse or lineal descendants.

“Permitted Liens” shall mean, as applied to any Person:

(a) any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves (in accordance with GAAP) have been set aside on such Person’s books;

(c) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen arising by operation of law and incurred in the ordinary course of business for sums not more than 60 days past due or which are being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e) easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not interfere with the ordinary conduct of the business of such Person or impair the value of such real property;

(f) Liens solely on cash collateral provided by any Credit Party or its Restricted Subsidiary to secure reimbursement obligations in respect of the Permitted Outside Letter of Credits so long as (i) the amount of such cash collateral does not exceed 105% of the undrawn face amount of such Permitted Outside Letters of Credit, and (ii) such cash collateral is not commingled with any other cash or other assets of any Credit Party or any of its Subsidiaries;

(g) deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business which are not past due;

(h) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where any Credit Party or any of its Restricted Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(i) Liens on assets of the Credit Parties existing as of the Agreement Date which are set forth on Schedule 1.1(c), and Liens on such assets securing any Permitted Refinancing of the Indebtedness secured thereby;

(j) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 8.1(c), (ii) such Lien attaches to such asset concurrently or within 180 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset (other than the proceeds thereof), and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(k) To the extent constituting Liens, precautionary financing statements with respect to a lessor’s rights in and to personal property leased under operating leases (but not capitalized leases) to the Parent or any of its Subsidiaries in the ordinary course of the Parent or the Subsidiary’s business and only covering the property so leased;

(l) any Lien existing on any fixed assets prior to the acquisition thereof by any Credit Party or any of its Restricted Subsidiaries or existing on any fixed assets of any Person that becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property of any Credit Party or any of its Restricted Subsidiaries, and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary;

(m) customary restrictions on intellectual property and property manufactured or sold by any Credit Party or its Subsidiary utilizing such intellectual property, in each case set forth in any intellectual property license agreement entered into by such Credit Party or Subsidiary, as licensee, in the ordinary course of such Credit Party’s or Subsidiary’s business; provided, that (i) such restrictions do not encumber any property other than such intellectual property and the property manufactured or sold utilizing such intellectual property and (ii) the value of the property subject to such restrictions does not, at any time, exceed $10,000,000 in the aggregate for all such licenses; and

(n) Liens on real property of the Credit Parties and their Restricted Subsidiaries securing Indebtedness permitted under Section 8.1(j).

“Permitted Location” shall mean (a) any location described on Schedule 5.1(x), and (b) any other location of which the Borrowers have provided at least fifteen (15) days’ (or such shorter period as may be acceptable to the Administrative Agent) written notice to the Administrative Agent, and the Administrative Agent shall have consented in writing before such location’s being a “Permitted Location.”

“Permitted Outside Letters of Credit” means letters of credit (other than Letters of Credit issued hereunder) issued for the account of or on behalf of any Credit Party or any of its Restricted Subsidiaries, so long as the undrawn face amount of such letters of credit, together with all drawn but unreimbursed amounts thereunder does not at any time exceed $30,000,000.

“Permitted Refinancing Indebtedness” shall mean refinancings, renewals, exchanges, or extensions of Indebtedness so long as: (a) such refinancings, renewals, exchanges, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, exchanged, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto; (b) such refinancings, renewals, exchanges or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, exchange, or extension) of the Indebtedness so refinanced, renewed, exchanged, or extended, nor are they on terms or conditions that, taken as a whole, are less favorable in any material respect to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended; (c) if the Indebtedness that is refinanced, renewed, exchanged, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, exchange, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, exchanged or extended Indebtedness; (d) the Indebtedness that is refinanced, renewed, exchanged, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, exchanged, or extended and such Person’s Subsidiaries; and (e) no Default or Event of Default is continuing or would result from such refinancing, renewal, exchange or extension of such Indebtedness.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years.

“Platform” shall mean IntraLinks/IntraAgency, SyndTrak or another relevant website approved by the Administrative Agent.

“PPSA” means the Personal Property Security Act (Ontario), as in effect from time to time or the personal property security legislation of another province which is required to be applied in connection with the perfection of the Lien granted to the Administrative Agent by any Credit Party.

“Pro Forma Basis” shall mean, with respect to any determination of whether a Specified Condition (the transaction subject to such Specified Condition referred to in this definition as a “specified transaction”) has been met, and with respect to the four (4) fiscal quarter period most recently ending prior to the specified transaction for which financial statements for the Parent have been delivered pursuant to Section 7.1(b) or 7.2 (each, a “reference period”), such determination shall be made in accordance with the following:

(a) with respect to any disposition or Permitted Acquisition, such disposition or Permitted Acquisition shall be deemed to have occurred on the first day of such reference period;

(b) any Indebtedness incurred or assumed by the Parent or any Subsidiary in connection with any specified transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition that is not retired or repaid in connection therewith) shall be deemed to have been incurred or assumed as of the first day of such reference period;

(c) any Indebtedness retired or repaid in connection with any specified transaction (including any Indebtedness of a Person acquired in a Permitted Acquisition) shall be deemed to have been retired or repaid as of the first day of such reference period; and

(d) any specified transaction that is an Investment or Restricted Payment (including any Restricted Payment made to finance a Permitted Acquisition) shall be deemed to have been made on the first day of such reference period.

For the purposes of the determinations in paragraphs (a) through (d) of this definition, all specified transactions consummated after the end of the reference period through the date on which such determination is made shall be included in such determination.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Credit Parties, their Restricted Subsidiaries or any of them (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Qualified Appraisal” shall mean an appraisal (a) which is or was conducted by an independent appraiser selected or approved by the Administrative Agent and (b) which will be or was conducted in such a manner and of such a scope as is acceptable to the Administrative Agent in its Permitted Discretion.

“Qualified ECP Guarantor” shall mean, in respect of any Hedge Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement or license and any other right to use or occupy real property, including any right arising by contract.

“Register” shall have the meaning specified in Section 11.5(c).

“Reimbursement Obligations” shall mean the payment obligations of the Borrowers under Section 2.15(c).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Rent Reserve” shall mean a reserve established by the Administrative Agent in its Permitted Discretion in an amount of up to three (3) months rent and/or royalty payments made by any Credit Party for each location at which Eligible Inventory (but for the establishment of Rent Reserves hereunder) of such Credit Party is located and each location for which access is necessary or desirable to access Eligible Inventory, in each case, that is not subject to a Third Party Agreement (as reported to the Administrative Agent by the Borrowers from time to time as requested by the Administrative Agent), as such amount may be adjusted from time to time by the Administrative Agent in its Permitted Discretion.

“Replacement Event” shall have the meaning specified in Section 11.16.

“Replacement Lender” shall have the meaning specified in Section 11.16.

“Request for Advance” shall mean any certificate signed by an Authorized Signatory of a Borrower requesting a new Advance hereunder, which certificate shall be denominated a “Request for Advance,” and shall be in substantially the form of Exhibit F.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of a Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit G.

“Reserves” shall mean the Bank Products Reserve, the Dilution Reserve, Rent Reserves, and such other reserves that the Administrative Agent may establish, from time to time in the exercise of its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary or desirable. Without limiting the generality of the foregoing, the following reserves shall be deemed an exercise of the Administrative Agent’s Permitted Discretion: (a) reserves for price adjustments and damages; (b) reserves for obsolescence of Inventory or Inventory anticipated to be returned by a Borrower’s customers; (c) reserves for special order goods (other than private label goods) and deferred shipment sales; (d) reserves for accrued but unpaid ad valorem, excise, personal property, and mining severance tax liability; (e) reserves for warehousemen’s, bailees’, shippers’ or carriers’ charges; (f) reserves for accrued, unpaid interest on the Obligations; (g) reserves for known litigation settlement costs and related expenses; (h) reserves for returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reductions of Accounts; (i) reserves for the sales, excise or similar taxes included in the amount of any Accounts reported to Administrative Agent and amounts due or to become due in respect of sales, use and/or withholding taxes; (j) reserves for any rental payments, service charges or other amounts due or to become due to lessors of personal property; (k) reserves for obsolete or slow moving Inventory taking into account historical sales patterns (as determined by the Administrative Agents in its Permitted Discretion); (l) reserves for net collections of Accounts since the date of the most recently delivered Borrowing Base Certificate; (m) to the extent any Inventory located in Canada is included in the Borrowing Base, reserves with respect to Canadian Priority Payables, (n) reserves in respect of any claims or rights of any producer, grower or seller of Farm Products (or any lender thereto) (including without limitation under the FSA and PACA (in each case to the extent applicable)), and (o) reserves for any existing or potential liability or any other matter that has or could reasonably be expected to have a negative impact on the value of the Collateral or realization thereon or the repayment of the Obligations.

“Responsible Officer” shall mean each president, executive vice president, chief executive officer, chief financial officer, treasurer, secretary, general counsel or assistant general counsel, or any Person having comparable responsibilities with respect to such offices, of any Credit Party.

“Restricted Payment” shall mean (a) Dividends, (b) loans by any Credit Party or any of their Restricted Subsidiaries to any holder of Equity Interests in a Credit Party or Restricted Subsidiary other than loans to a holder of Equity Interests that is a Credit Party or (c) any payment of management, consulting, professional or similar fees (but not including compensation paid to any Person for services rendered by such Person in his or her capacity as an employee of a Credit Party or Restricted Subsidiary) payable by any Credit Party or any Restricted Subsidiary of a Credit Party to any Affiliate, (d) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Parent or any of its Restricted Subsidiaries of any Equity Interests issued by the Parent or any of its Restricted Subsidiaries now or hereafter outstanding by the Parent or any of its Restricted Subsidiaries, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such other shares or units of the same class of Equity Interests or any class of Equity Interests which are junior to that class of Equity Interests; (e) any cash payment made to redeem, purchase, repurchase, or retire, or obtain the surrender of, any outstanding warrants, options, or other rights to acquire any Equity Interests issued by the Parent or any of its Restricted Subsidiaries now or hereafter outstanding, including, without limitation, any payment in connection with any Person’s exercise of any “put” right; and (f) any payment made to repay, redeem, purchase, repurchase, or retire, or obtain the surrender of, the Senior Subordinated Notes or any other Indebtedness which is subordinated to the Obligations.

“Restricted Subsidiary” shall mean a Subsidiary of Parent (including without limitation any Immaterial Subsidiary) other than any Unrestricted Subsidiary.

“Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees) and at the sole expense of the participant or the beneficiary.

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment of all Lenders, which, as of the Agreement Date, are set forth (together with U.S. Dollar amounts thereof) on Schedule 1.1(a).

“Revolving Credit Obligations” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and pro rata share (based on its Revolving Commitment Ratio) of the Letter of Credit Obligations and the Swing Loan Obligations and Agent Advances.

“Revolving Loan Commitment” shall mean, as of any date of determination, the several obligations of the Lenders to make advances to the Borrowers as of such date, in accordance with their respective Revolving Commitment Ratios. As of the Agreement Date, the Revolving Loan Commitment is $390,000,000, and may be reduced or increased pursuant to the terms of this Agreement.

“Revolving Loan Notes” shall mean those certain promissory notes issued by the Borrowers to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, substantially in the form of Exhibit H.

“Revolving Loans” shall mean, collectively, the amounts (other than Agent Advances and Swing Loans) advanced from time to time by the Lenders to the Borrowers under the Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“Sale Leaseback” shall have the meaning specified in Section 8.9.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Schedule” shall, except with reference to Schedule 1.1(a) to this Agreement, mean the applicable schedule of the Disclosures Schedules delivered by the Credit Parties in connection with this Agreement and certified by the Borrower Representative, which Disclosure Schedules are expressly incorporated herein by reference.

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Agreement” shall mean that certain Security Agreement dated as of the Agreement Date among the Credit Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group, as amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Security Agreement, any Copyright Security Agreements, any Patent Security Agreements, any Trademark Security Agreements, any Controlled Account Agreement, all UCC-1 and PPSA financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Senior Subordinated Note Indenture” shall mean that certain Indenture dated as of March 8, 2010, between the Parent and Wells Fargo Bank, National Association, as trustee, together with any supplemental indenture entered into with respect thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Senior Subordinated Notes” shall mean those notes, and the Indebtedness evidenced thereby, issued under the Senior Subordinated Note Indenture, and any Permitted Refinancing Indebtedness in respect thereof.

“Solvent” shall mean, as to any Person, that (a) the property of such Person, at a fair valuation on a going concern basis, will exceed its debt; (b) the capital of such Person will not be unreasonably small to conduct its business; and (c) no such Person will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

“Specified Conditions” shall mean that (a) before and after giving effect to the applicable Acquisition, disposition, Investment or Restricted Payment (each a “specified transaction”), (i) no Default or Event of Default exists or would result therefrom, and (ii) either (x) Excess Availability exceeds the greater of (A) 15% of Availability and (B) $60,000,000, and the Borrowers demonstrate that on a Pro Forma Basis they will have a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 for the four (4) fiscal quarter period immediately preceding such transaction for which financial statements for the Parent have been delivered pursuant to Section 7.1(b) or 7.2, or (y) the Borrowers have Excess Availability that exceeds the greater of (A) 20% of Availability and (B) $80,000,000, and (b) if the total consideration paid or received by a Borrower in connection with such specified transaction, or the amount of such specified transaction, exceeds $10,000,000 in the aggregate, then within five (5) Business Days prior to such specified transaction the Administrative Agent shall have received a certificate (with appropriate calculations attached thereto) of the chief financial officer of the Borrower Representative certifying that the Specified Conditions in the foregoing clause (a) will be satisfied before and after giving effect to such specified transaction. For the purposes of determining the satisfaction of the Specified Conditions in connection with a disposition, the calculation of Excess Availability shall be determined on a Pro Forma Basis after giving effect to (x) any reduction in the Borrowing Base which would result from such sale or disposition and (y) any repayment of the Revolving Loans made contemporaneously with such sale or disposition from the cash proceeds thereof.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of a Borrower incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Parent and any of its Subsidiaries incurred from time to time the payment of which are subordinated to payment of the Obligations arising under this Agreement and the other the Loan Documents to the written satisfaction of, and the terms and conditions of which are otherwise reasonably satisfactory to, the Administrative Agent.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. For the avoidance of doubt, unless the context otherwise requires, the term “Subsidiary” shall include all direct and indirect Subsidiaries of any Person. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Parent.

“Subsidiary Guarantors” shall mean each Subsidiary of the Parent party hereto as a Guarantor and any other Subsidiary of the Parent which, from time to time, executes and delivers a Joinder Supplement that causes or purports to cause such Subsidiary to become a Guarantor.

“Supermajority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds sixty-six and two thirds percent (66.67%) of the sum of the aggregate unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Loan Commitments, Loans and participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances shall be excluded for purposes of determining Supermajority Lenders.

“Swing Bank” shall mean SunTrust Bank, or any other Lender who shall agree with the Administrative Agent to act as Swing Bank.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to a Borrower under the Revolving Loan Commitment in accordance with Section 2.2(g).

“Swing Loan Obligations” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time.

“Swing Rate” shall mean the Base Rate plus the Applicable Margin for Base Rate Loans in effect from time to time.

“Taxes” shall have the meaning specified in Section 2.8(b)(i).

“Third Party” shall mean any (a) lessor, mortgagee or other secured party, mechanic or repairman, warehouse operator or warehouseman, processor, packager, consignee, shipper, customs broker, freight forwarder, bailee, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral; and (b) Licensor whose rights in or with respect to any Collateral limit or restrict or may, in the Administrative Agent’s reasonable determination, limit or restrict Borrowers’ or the Administrative Agent’s rights to sell or otherwise dispose of such Collateral.

“Third Party Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a Third Party, as applicable and as may be required by the Administrative Agent, among other things: (a) waives or subordinates in favor of the Administrative Agent any Liens such Third Party may have in and to any Collateral or any setoff, recoupment, or similar rights such Third Party may have against any Credit Party; (b) grants the Administrative Agent access to Collateral which may be located on such Third Party’s premises or in the custody, care, or possession of such Third Party for purposes of allowing the Administrative Agent to inspect, remove or repossess, sell, store, or otherwise exercise its rights under this Agreement or any other Loan Document with respect to such Collateral; (c) authorizes the Administrative Agent (with or without the payment of any royalty or licensing fee, as determined by the Administrative Agent) to (i) complete the manufacture of work-in-process (if the manufacturing of such Goods requires the use or exploitation of a Third Party’s Intellectual Property) and (ii) dispose of Collateral bearing, consisting of, or constituting a manifestation of, in whole or in part, such Third Party’s Intellectual Property; (d) agrees to hold any negotiable Documents in its possession relating to the Collateral as agent or bailee of the Administrative Agent for purposes of perfecting the Administrative Agent’s Lien in and to such Collateral under the UCC; (e) with respect to Third Parties other than landlords, agrees to deliver the Collateral to the Administrative Agent upon request or, upon payment of applicable fees and charges to deliver such Collateral in accordance with the Administrative Agent’s instructions; or (f) agrees to terms regarding Collateral held on consignment by such Third Party.

“Title IV Plan” shall mean a Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA or the minimum funding standard of Section 302 of ERISA or Section 412 of the Code and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Trademark Security Agreements” shall mean, collectively, any Trademark Security Agreement made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time, as amended, restated, supplemented, or otherwise modified from time to time.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unfunded Pension Liability” shall mean at any time, the aggregate amount, if any, of the sum of (a) the amount by which the benefit liabilities under Section 4001(a)(16) of ERISA of each Title IV Plan exceeds the current value of that Title IV Plan’s assets, determined in accordance with actuarial assumptions used for funding the Title IV Plan pursuant to Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA for the applicable plan year, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Unrestricted Subsidiary” shall mean any Subsidiary of Parent designated by the board of directors of Parent as an Unrestricted Subsidiary pursuant to Section 6.20(b) after the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of Parent in accordance with Section 6.20(b).

“Unused Line Fee” shall have the meaning specified in Section 2.4(b).

“US” or “United States” shall mean the United States of America.

“U.S. Dollars” or “$” shall mean the lawful currency of the United States of America.

“U.S. Dollar Equivalent” means (a) as to any amount denominated in U.S. Dollars, the amount thereof and (b) as to any amount denominated in any currency other than U.S. Dollars, the amount of U.S. Dollars into which such amount could be converted using the sell rate of exchange for such currency set forth from time to time by the Administrative Agent (or if the Administrative Agent does not maintain an exchange rate for the applicable currency, any spot rate of exchange selected by the Administrative Agent in its reasonable discretion from time to time) on the date which is two (2) Business Days before the applicable date of determination.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Value” shall mean, at any particular date, with respect to any item of Inventory (a) the lower of the fair market value of the Inventory and its cost, valued in accordance with the “First-In, First-Out” method of accounting (and shall exclude any intercompany markup or profit when Inventory is transferred from one Credit Party to another Credit Party), minus (b) an amount which is equal to the amount of reserves which, under FASB No. 48, “Revenue recognition when the right of return exists,” the Borrowers shall be required to take in regard to the amount identified in clause (a) of this definition.

“Voidable Transfer” shall have the meaning specified in Section 11.18.

Section 1.2 Uniform Commercial Code. Any term used in this Agreement or in any financing statement filed in connection herewith which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document shall have the meaning given to such term in the UCC, including “Account Debtor,” “As-Extracted Collateral,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Consignment,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Proceeds,” “Securities Account,” and “Supporting Obligation.”

Section 1.3 Accounting Principles. (a) The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement the Parent or any of its Restricted Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with the Parent’s or such Restricted Subsidiary’s previous accounting principles, methods and policies. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Parent on a consolidated basis with its Restricted Subsidiaries. Notwithstanding the foregoing, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document or any calculation or determination relating to capital leases or operating leases, and a Credit Party or the Majority Lenders shall so request, the Administrative Agent, the Majority Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Other Interpretive Matters. The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents, and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement or any Loan Document. All schedules, exhibits, annexes, and attachments referred to herein are hereby incorporated herein by this reference. All references to (a) statutes and related regulations shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules, and regulations; (b) “including” and “include” shall mean “including, without limitation,” regardless of whether “without limitation” is included in some instances and not in others (and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); and (c) all references to dates and times shall mean the date and time at the Administrative Agent’s notice address determined under Section 11.1, unless otherwise specifically stated. All determinations (including calculations of any Borrowing Base and the Financial Covenant) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. No provision of any Loan Documents shall be construed or interpreted to the disadvantage of any party hereto by reason of such party’s having, or being deemed to have, drafted, structured, or dictated such provision. A Default or Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Default or Event of Default, as applicable, has been waived in writing in accordance with Section 11.12. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.5 Currency Translations. Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than U.S. Dollars shall at all times be deemed to refer to the U.S. Dollar Equivalent thereof, as the case may be, and all certificates delivered under this Agreement shall, unless otherwise consented to by the Administrative Agent, express such calculations or determinations in U.S. Dollars or the U.S. Dollar Equivalent thereof, as the case may be.

Section 1.6 Calculation of Excess Availability. At any time when any Credit Party or any officer thereof delivers a Borrowing Base Certificate or is required to certify the accuracy of an Availability or Excess Availability calculation for any purpose hereunder or under any other Loan Document, such Credit Party or officer shall also certify (or, with respect to the delivery of a Borrowing Base Certificate, be deemed to certify) that none of the trade payables of the Parent and its Restricted Subsidiaries are past due after taking into account the historical business practices of the Parent and its Restricted Subsidiaries prior to the Agreement Date. All calculations of Excess Availability hereunder or under any other Loan Document shall be determined assuming that the trade payables of the Parent and its Restricted Subsidiaries have been paid on the date due after taking into account the historical business practices of the Parent and its Restricted Subsidiaries prior to the Agreement Date.

Section 1.7 Reserves; Changes to Eligibility Criteria. The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion upon three Business Days’ prior written notice to the Borrower Representative, (x) establish and increase Reserves in accordance with the terms hereof; provided, that no notice shall be required hereunder for increases in existing Reserves based on recalculations thereof so long as the methodology for the calculation thereof is not modified, or (y) establish additional criteria of ineligibility under the definitions of “Eligible Accounts” or “Eligible Inventory”.

ARTICLE 2

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1 Extension of Credit.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender agrees severally to make Revolving Loans to the Borrowers in U.S. Dollars from time to time on any Business Day prior to the Maturity Date in an aggregate principal amount that will not result in any of the following:

(i) the Revolving Credit Obligations of such Lender exceeding such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment; or

(ii) the Aggregate Revolving Credit Obligations exceeding the lesser of (A) the Revolving Loan Commitment minus Reserves, (B) the Borrowing Base (taking into account any Reserves which may have been implemented or modified since the date of the most recent Borrowing Base Certificate), and (C) the maximum amount of Indebtedness permitted to be incurred under this Agreement pursuant to the Senior Subordinated Note Indenture.

Subject to the terms and conditions hereof, prior to the Maturity Date Revolving Loans may be repaid and reborrowed from time to time on a revolving basis.

(b) The Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit , pursuant to Section 2.15, for the account of the Borrowers, from time to time on any Business Day prior to the date that is thirty (30) days prior to the Maturity Date, so long as, after giving effect to such issuance (i) no Overadvance exists or would result therefrom, and (ii) the Aggregate Amount of all Letter of Credit Obligations then outstanding does not exceed the Letter of Credit Commitment.

(c) The Swing Loans. Subject to the terms and conditions of this Agreement, the Swing Bank agrees from time to time on any Business Day after the Agreement Date but prior to the Maturity Date, to make Swing Loans to the Borrowers so long as (i) no Overadvance exists or would result therefrom and (ii) the aggregate amount of Swing Loans (including all Swing Loans outstanding as of such Business Day) does not exceed $20,000,000.

(d) Overadvances; Optional Overadvances.

(i) If at any time an Overadvance exists, the amount of such Overadvance shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof. In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swing Bank shall make any Swing Loan, (3) the Administrative Agent shall make any Agent Advances or (4) the Issuing Bank shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance, the Borrowers shall make, on written demand, a payment on the Obligations to be applied to the Revolving Loans, the Swing Loans, the Agent Advances and the Letter of Credit Reserve Account, as appropriate, in an aggregate principal amount equal to such Overadvance. In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or Event of Default.

(ii) Notwithstanding the foregoing paragraph (i) or any other contrary provision of this Agreement, the Lenders hereby authorize the Swing Bank to, at the direction of the Administrative Agent in the Administrative Agent’s discretion, and the Swing Bank may, at the direction of the Administrative Agent, but in the Swing Bank’s sole and absolute discretion, knowingly and intentionally, continue to make Swing Loans to the Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Swing Loans, (i) the outstanding Aggregate Revolving Credit Obligations do not exceed the Revolving Loan Commitment, and (ii) all Overadvances plus Agent Advances do not exceed the lesser of (A) an amount equal to ten percent (10%) of the Aggregate Borrowing Base and (B) $40,000,000. The foregoing sentence is for the exclusive benefit of the Administrative Agent, the Swing Bank, and the Lenders and is not intended to benefit the Borrowers in any way. The Majority Lenders may at any time revoke the Administrative Agent’s authority to direct the Swing Bank to make Overadvances pursuant to this Section 2.1(d)(ii) and instruct the Administrative Agent to demand repayment of outstanding Revolving Loans from the Credit Parties to the extent necessary to cause an Overadvance to cease to exist. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. Absent such revocation, the Administrative Agent’s determination that funding of a Revolving Loan is appropriate shall be conclusive. In the event the Administrative Agent obtains actual knowledge that an Overadvance exists, regardless of the amount of, or reason for, such Overadvance, the Administrative Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or expenses owed to the Lender Group) unless the Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case the Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and Lenders with Revolving Loan Commitments thereupon shall, together with the Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Overadvance. In such circumstances, if any Lender with a Revolving Loan Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Majority Lenders. Each Lender shall be obligated to settle with the Administrative Agent or Swing Bank as provided in Section 2.1(e) or Section 2.2(g), as applicable, for the amount of such Lender’s pro rata share of any unintentional Overadvances by the Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.1(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or expenses.

(e) Agent Advances.

(i) Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole and absolute discretion, (A) at any time that a Default or an Event of Default exists, or (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, to make Advances to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed (together with all other Aggregate Revolving Credit Obligations) the Revolving Loan Commitment nor in an amount that would exceed (when aggregated with all Overadvances and other Agent Advances) the lesser of (1) an amount equal to ten percent (10%) of the

Aggregate Borrowing Base, and (2) $40,000,000, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided, that the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances and instruct the Administrative Agent to demand repayment of outstanding Agent Advances from the Credit Parties. Absent such revocation, the Administrative Agent’s determination that funding of an Agent Advance is appropriate shall be conclusive. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent shall promptly provide to the Borrowers written notice of any Agent Advance.

(ii) All Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. Each Agent Advance shall bear interest as a Base Rate Advance. Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account (except to the extent Lenders have funded participations therein pursuant to clause (iii) below) and the making of any Agent Advance shall not require the consent of any Borrower. The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(iii) The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding by 12:00 noon (Atlanta, Georgia, time) as of such date, and each Lender’s pro rata share thereof. Each Lender shall before 2:00 p.m. (Atlanta, Georgia, time) on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2. The Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding and any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.2(e).

(f) Incremental Revolving Loan Commitment.

(i) Request for Increase. Provided that no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, upon written notice (the “Increase Notice”) to the Administrative Agent (which shall promptly notify the Lenders and provide the Lenders with access to a copy of the Increase Notice), the Borrowers may, at any time, request up to four (4) increases in the Revolving Loan Commitment in an amount not less than $25,000,000 per increase and not more than $200,000,000 in the aggregate and, together with such Revolving Loan Commitment increase, the Borrowers may also request an increase in the Letter of Credit Commitment; provided, that after giving effect to any such increase, the Letter of Credit Commitment does not exceed 12.5% of the Revolving Loan Commitment (after giving effect to any Revolving Loan Commitment increase). The Borrowers (in consultation with the Administrative Agent) shall specify in the Increase Notice (A) the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date on which the Increase Notice was provided to such Lenders by the Administrative Agent); (B) the amount of the requested increase in the Revolving Loan Commitment and the Letter of Credit Commitment; and (C) the date on which such increase is requested to become effective.

(ii) Lender Elections to Increase. None of the Lenders nor the Issuing Bank shall have any obligation to provide any additional amounts requested by the Borrowers. If any Lender wishes to increase its portion of the Revolving Loan Commitment or if the Issuing Bank wishes to increase its Letter of Credit Commitment, such Person must provide to the Administrative Agent, within the time period specified in the Increase Notice, a written commitment for the amount of such Lender’s requested allocation of the additional portion of the Revolving Loan Commitment specified in the Increase Notice or a written commitment for the amount of the Issuing Bank’s requested additional Letter of Credit Commitment specified in the Increase Notice, as applicable. Any Lender (including the Issuing Bank) that does not provide its written commitment within the time period specified in the Increase Notice shall be deemed to have declined to increase its portion of the Revolving Loan Commitment or its Letter of Credit Commitment, as applicable.

(iii) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request under Section 2.1(f)(ii). If the aggregate increase participated in by the existing Lenders and the existing Issuing Bank is less than the requested increase, then to achieve the full amount of the requested increase, and subject to the approval of the Administrative Agent, the Borrowers may also invite additional Eligible Assignees to become Lenders or an Issuing Bank, as applicable, pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(iv) Effective Date and Allocations. If the Revolving Loan Commitment is increased in accordance with this Section 2.1(f), the Administrative Agent and the Borrowers shall determine the effective date, which must be prior to the Maturity Date (the “Increase Effective Date”), and the final allocation of such increase. Any increase in the Letter of Credit Commitment shall occur on the Increase Effective Date. The Administrative Agent shall promptly notify the Borrowers and the Lenders, including any proposed new lenders and any new issuing bank, of the final allocation of such increase and the Increase Effective Date. From and after the Increase Effective Date, subject to the satisfaction of the conditions specified in Section 2.1(f)(v) below, the Revolving Loan Commitment shall be increased, the Letter of Credit Commitment shall be increased, the new lenders shall be Lenders for all purposes under this Agreement, and the new issuing bank shall be an Issuing Bank for all purposes under this Agreement, as applicable. On the Increase Effective Date, the Borrowers, each Lender that is increasing its portion of the Revolving Loan Commitment, each additional Eligible Assignee that is becoming an additional Lender or an additional Issuing Bank and the Credit Parties shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify (including any Assignments and Acceptances and new or replacement Revolving Loan Notes, as requested by the Lenders) to give effect to any such increase in the Revolving Loan Commitment and the Letter of Credit Commitment. This Agreement shall be deemed amended to the extent (but only to the extent) necessary to increase the Revolving Loan Commitment and the Letter of Credit Commitment in accordance with this Section 2.1(f).

(v) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (A) all conditions precedent in Section 4.2 must be satisfied, (B) such increase must be permitted by the Senior Subordinated Note Indenture and all other agreements from time to time governing the Senior Subordinated Notes, and (C) the Borrowers shall deliver to the Administrative Agent a certificate of each Credit Party (1) dated as of the Increase Effective Date (with sufficient copies for each Lender if requested by the Administrative Agent) signed by the chief financial officer or an officer with similar responsibilities of the Borrowers approving or consenting to such increase, (2) certifying that (X) the resolutions authorizing such increase are true, correct, and effective as of the Increase Effective Date and, before and after giving effect to such increase, the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except that for purposes of this Section 2.1(f), the representations and warranties contained in Section 5.1(k) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1 and Section 7.2, and (Y) no Default or Event of Default exists and is continuing. The Borrowers shall, at the request of the Administrative Agent, deliver such opinions of counsel as the Administrative Agent may request in its reasonable discretion. In the event of an increase in the Revolving Loan Commitment in accordance with this

Section 2.1(f), the Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitment Ratios arising from any nonratable increase in the Lenders’ respective portions of the Revolving Loan Commitment under this Section (and Borrowers shall be liable for any costs under Section 2.9).

(vi) This Section 2.1(f) shall supersede any provisions in Section 2.10 to the contrary.

Section 2.2 Manner of Borrowing and Disbursement of Loans.

(a) Choice of Interest Rate, etc.

(i) Any Advance (except Swing Loans) shall, at the option of the Borrowers, be made either as a Base Rate Advance or as a Eurodollar Advance; provided, however, that (i) if the Borrowers fail to give the Administrative Agent written notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date in accordance with Section 2.3(a)(iii), and (ii) the Borrowers may not select a Eurodollar Advance (A) on the Agreement Date (unless the Borrowers shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a funding indemnity letter, in form and substance reasonably satisfactory to the Administrative Agent, at least three (3) Business Days prior to the Agreement Date), (B) with respect to an Advance, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, or (C) if, at the time of such Advance or at the time of the continuation of, or conversion to, a Eurodollar Advance pursuant to Section 2.2(c), a Default or Event of Default exists and the Majority Lenders have elected to prohibit such continuation or conversion, and (iii) all Agent Advances shall be made as Base Rate Advances.

(ii) Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 1:00 p.m. (Atlanta, Georgia, time) in order for such Business Day to count toward the minimum number of Business Days required.

(b) Base Rate Advances.

(i) Initial and Subsequent Advances. The Borrowers shall give the Administrative Agent in the case of Base Rate Advances irrevocable notice by telephone not later than 1:00 p.m. (Atlanta, Georgia, time) one (1) Business Day prior to the date of such Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrowers to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

(ii) Repayments and Conversions. The Borrowers may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Advance or (B) upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal of any Base Rate Advance to one or more Eurodollar Advances. Upon the date indicated by the Borrowers, such Base Rate Advance shall be so repaid or converted.

(c) Eurodollar Advances.

(i) Initial and Subsequent Advances. The Borrowers shall give the Administrative Agent in the case of Eurodollar Advances irrevocable notice by telephone not later than 1:00 p.m. (Atlanta, Georgia, time) three (3) Business Days prior to the date of such Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrowers to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

(ii) Repayments, Continuations and Conversions. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Borrowers shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Advance outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Advances, and also specifying the new Interest Period applicable to each such new Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Advance shall be so continued). Upon such Payment Date, any Eurodollar Advance (or portion thereof) not so continued shall be converted to a Base Rate Advance or, subject to Section 2.5, be repaid.

(iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $1,000,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed fifteen (15).

(d) Notification of Lenders. Upon receipt of a (i) Request for Advance or a telephone or telecopy request for Advance, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from a Borrower with respect to the prepayment of any outstanding Eurodollar Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance. Each Lender shall, not later than 1:00 p.m. (Atlanta, Georgia, time) on the date specified for such Advance (under clause (i) or (ii) above) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.

(e) Disbursement. Prior to 4:00 p.m. (Atlanta, Georgia, time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the applicable Controlled Disbursement Account or (ii) in the case of an Advance the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 p.m. (Atlanta, Georgia, time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole and absolute discretion and in reliance upon such assumption, make available to the applicable Borrower or the Issuing Bank, as applicable, on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent by 1:00 p.m. (Atlanta, Georgia time) on the date of any Advance, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement and if both such Lender and any Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to the applicable Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

(f) Deemed Requests for Advance. Unless payment is otherwise timely made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Advance on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Advance. The Lenders shall have no obligation to the Borrowers to honor any deemed Request for Advance under this Section 2.2(f) unless all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and without regard to the existence or creation of an Overadvance or the failure by the Borrowers to satisfy any of the conditions set forth in Section 4.2.

No further authorization, direction or approval by the Borrowers shall be required to be given by the Borrowers for any deemed Request for Advance under this Section 2.2(f). The Administrative Agent shall promptly provide to the Borrowers written notice of any Advance pursuant to this Section 2.2(f). The Borrowers have established with the Administrative Agent a master disbursement account into which the Administrative Agent wires proceeds of applicable Advances from time to time (a “Controlled Disbursement Account”). Until such time as the Administrative Agent in its sole and absolute discretion delivers written notice to the contrary, the presentation for payment by the Administrative Agent of any check or other item of payment drawn on a Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check or other item of payment shall be deemed irrevocably to be a request (without any requirement for the submission of a Request for Advance or a minimum principal amount) for an Advance of a Swing Loan on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Advances may, in the Swing Bank’s sole and absolute discretion, be disbursed to such Controlled Disbursement Account.

(g) Special Provisions Pertaining to Swing Loans.

(i) The Borrowers shall give the Swing Bank written notice in the form of a Request for Advance, or notice by telephone no later than 1:00 p.m. (Atlanta, Georgia, time) on the date on which the Borrowers wish to receive an Advance of any Swing Loan followed immediately by a written Request for Advance, with a copy to the Administrative Agent; provided, however, that the failure by the Borrowers to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided further, however, that any request by the Borrowers for a Base Rate Advance under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Borrowers specifically request otherwise. The Swing Loan shall be made on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (i) the amount of the requested Swing Loan and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan. Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account. The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Advance date. The Swing Bank shall make the proceeds of each Swing Loan available to the Borrowers by deposit of U.S. Dollars in same day funds by wire transfer to the Controlled Disbursement Account.

(ii) The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 3:00 p.m. (Atlanta, Georgia, time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof. Each Lender shall before 12:00 noon (Atlanta, Georgia, time) on the next Business Day make available to the Administrative Agent, in immediate available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 4.2. Each Revolving Loan so made shall bear interest as a Base Rate Advance. The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank. Additionally, if at any time any Swing Loans are outstanding, any of the events described in clauses (g) or (h) of Section 9.1 shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrowers, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

Section 2.3 Interest.

(a) On Loans. Interest on the Loans, subject to Sections 2.3(b) and (c), shall be payable as follows:

(i) On Base Rate Advances. Interest on each Base Rate Advance shall be computed for the actual number of days elapsed on the basis of a 365/366 day year and shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing with the first calendar month beginning after the Agreement Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents). Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate and (B) the Applicable Margin for Base Rate Advances.

(ii) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed for the actual number of days elapsed on the basis of a hypothetical year of three hundred sixty (360) days and shall be payable in arrears on (x) the Payment Date for such Advance, and (y) if the Interest Period for such Advance is greater than three (3) months, on the last day of each three (3) month period ending prior to the Payment Date for such Advance and on the Payment Date for such Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents). Interest shall accrue and be payable on each Eurodollar Advance at a rate per annum equal to the sum of (A) the Eurodollar Rate applicable to such Eurodollar Advance and (B) the Applicable Margin for Eurodollar Advances.

(iii) If No Notice of Selection of Interest Rate. If the Borrowers fail to give the Administrative Agent timely notice of its selection of an Interest Rate Basis, or if for any reason a determination of a Eurodollar Rate for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Borrowers fail to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

(iv) On Swing Loans. Interest on each Swing Loan shall be computed for the actual number of days elapsed on the basis of a 365/366 day year and shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing with the first calendar month beginning after the Agreement Date. Interest on Swing Loans then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents). Interest shall accrue and be payable on each Swing Loan at the Swing Rate.

(b) Upon Default. During the existence of an Event of Default, interest on the outstanding Obligations arising under this Agreement and the other Loan Documents may, at the Administrative Agent’s election, and shall, at the written request of the Majority Lenders, accrue at the Default Rate; provided, however, that the Default Rate shall automatically be deemed to have been invoked at all times when the Obligations arising under this Agreement and the other Loan Documents have been accelerated or deemed accelerated pursuant to Section 9.2. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations arising under this Agreement and the other Loan Documents. The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c) Computation of Interest.

(i) In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.

(ii) With respect to the computation of interest hereunder, subject to Section 6.15, the application of funds in any Collections Account by the Administrative Agent to the Obligations shall be deemed made one (1) Business Day after receipt of such funds.

Section 2.4 Fees.

(a) Fee Letters. The Borrowers agree to pay any and all fees that are set forth in any fee letter executed in connection with this Agreement at the times specified therein.

(b) Unused Line Fee. The Borrowers agree to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, an unused line fee (“Unused Line Fee”) on the aggregate amount by which the Revolving Loan Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans and Agent Advances) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents), at a rate of 0.25% per annum; provided, that the portion of the Unused Line Fee payable to a Lender who is also a Swing Bank shall be reduced by an amount equal to 0.25% per annum of the outstanding daily balance of Swing Loans made by such Swing Bank. Such Unused Line Fee shall be computed for the actual number of days elapsed on the basis of a 365/366 day year, shall be payable in arrears on the last day of each calendar month for such calendar month, commencing with the first calendar month ending after the Agreement Date, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents), and shall be fully earned when due and non-refundable when paid.

(c) Letter of Credit Fees.

(i) The Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of each outstanding Letter of Credit for each day from the Date of Issue through the expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate per annum on the amount of the Letter of Credit Obligations equal to the Applicable Margin in effect from time to time with respect to Eurodollar Advances plus, at all times when the Default Rate is in effect, 2.00%. Such Letter of Credit fee shall be computed for the actual number of days elapsed on the basis of a 365/366 day year, shall be payable monthly in arrears for each calendar month on the last day of such calendar month, commencing with the first calendar month beginning after the Agreement Date, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations arising under this Agreement and the other Loan Documents), and shall be fully earned when due and non-refundable when paid.

(ii) The Borrowers shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the stated amount of each Letter of Credit for each day from the Date of Issue through the stated expiration date of each such Letter of Credit (whether such date is the stated expiration date of such Letter of Credit at the time of the original issuance thereof or the stated expiration date of such Letter of Credit upon any renewal thereof) at a rate of one-eighth of one percent (0.125%) per annum, which fee shall be computed for the actual number of days elapsed on the basis of a 365/366 day year, and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of such Letters of Credit, which fees, in each case, shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing with the first calendar month beginning after the Agreement Date, and, if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). The foregoing fees shall be fully earned when due, and non-refundable when paid.

(d) Computation of Fees; Additional Terms Relating to Fees. In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded. All fees payable under or in connection with this Agreement and the other Loan Documents shall be deemed fully earned when and as they become due and payable and, once paid, shall be non-refundable, in whole or in part.

Section 2.5 Prepayment/Cancellation of Revolving Loan Commitment.

(a) The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty or prior notice; and the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, upon three (3) Business Days prior written notice to the Administrative Agent, provided that the Borrowers shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9. Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid. Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment. Notwithstanding the foregoing, the Borrowers shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans and the Agent Advances then outstanding is zero. Except as provided in Section 2.5(b), any repayment and prepayment of Advances outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment. Any prepayment of the Loans shall not affect the Borrowers’ obligation to continue to make payments under any Hedge Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Hedge Agreement.

(b) The Borrowers shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least ten (10) Business Days prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided, that (i) any such partial reduction shall be made in an amount not less than $15,000,000 and in integral multiples of $1,000,000 in excess thereof, (ii) the Revolving Loan Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations (unless the Revolving Loan Commitment is cancelled and the Letter of Credit Obligations are cash collateralized as set forth below), and (iii) in connection with any partial reduction in the Revolving Loan Commitment, the Letter of Credit Commitment shall be automatically reduced to an amount not to exceed 12.5% of the Revolving Loan Commitment after giving effect to such partial reduction. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently canceled or reduced to the amount stated in the Borrowers’ notice for all purposes herein, and the Borrowers shall immediately (i) pay to the Administrative Agent for the account of the Lenders the amount necessary such that the principal amount of the Loans then outstanding (together with all outstanding Letter of Credit Obligations) does not exceed the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Unused Line Fee set forth in Section 2.4(b) accrued through the date of the reduction, with respect to the amount reduced, or cancellation, (ii) reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and (iii) in the case of cancellation of the Revolving Loan Commitment, secure the Letter of Credit Obligations through the delivery of cash collateral, or, in the sole and absolute discretion of the Administrative Agent, a “back-stop” letter of credit, in form and substance satisfactory to the Administrative Agent, in an amount equal to one hundred five percent (105%) of the Letters of Credit Obligations.

Section 2.6 Repayment.

(a) The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full in cash on the Maturity Date. Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, the Borrowers shall immediately pay to the Administrative Agent an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, Swing Loans and Letter of Credit Reserve Account, as appropriate.

(b) Mandatory Repayment for Asset Dispositions. All Net Cash Proceeds from the sale, transfer, assignment or other disposition, or any casualty or condemnation loss, of any Accounts or Inventory (other than sales of Inventory in the ordinary course of business) shall be paid on the date of receipt thereof by a Credit Party as a mandatory payment of the Obligations arising under this Agreement and the other Loan Documents. So long as no Default or Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a). Notwithstanding the foregoing, if a Default or Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b). The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Agent Advances, Swing Loans or Revolving Loans due under this Section 2.6(b).

(c) The Other Obligations. In addition to the foregoing, the Borrowers hereby promise to pay all Obligations (other than Obligations in respect of Bank Products), including, without limitation, the principal amount of the Loans, amounts drawn under Letters of Credit and accrued and unpaid interest and all fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date. In addition to the foregoing, the Borrowers hereby promise to pay all Obligations in respect of Bank Products as the same become due and payable under the applicable Bank Products Documents.

Section 2.7 Notes; Loan Accounts.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by a Revolving Loan Note. A Revolving Loan Note shall be payable to the order of each Lender requesting such a Note in accordance with the Revolving Commitment Ratio of such Lender. Each such Note shall be issued by the Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of the Borrowers.

(b) The Administrative Agent shall open and maintain on its books in the name of the Borrowers a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrowers pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrowers shall make in respect to the Obligations. The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8 Manner of Payment.

(a) When Payments Due.

(i) Each payment (including any prepayment) by the Borrowers on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia, time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in U.S. Dollars in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (Atlanta, Georgia, time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender. In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank. If the Administrative Agent shall not have received any payment from the Borrowers as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii) Except as provided in the definition of Interest Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b) No Deduction.

(i) Any and all payments of principal and interest, fees, indemnity or expense reimbursements, and any other amounts by any Credit Party hereunder or under any other Loan Documents (the “Credit Party Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Credit Party Payments and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of any member of the Lender Group by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”). If any Credit Party shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)), such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Credit Party shall make such deductions, and (iii) the applicable Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii) In addition, the Credit Parties shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such taxes being “Other Taxes”).

(iii) The Credit Parties shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Credit Party Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor. If any Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from a Credit Party hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to the applicable Credit Party any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by the applicable Credit Party pursuant to this Section 2.8(b).

(iv) Each Lender and Issuing Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender or Issuing Bank (but only to the extent that a Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of any Credit Party to do so) and (ii) any other taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document or otherwise payable by the Administrative Agent to the Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph (iv).

(v) As soon as practicable after the date of any payment of Taxes or Other Taxes by a Credit Party to the relevant Governmental Authority, the applicable Credit Party will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(vi) On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and the Borrowers with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrowers and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products

Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents. Each such Foreign Lender agrees to provide the Administrative Agent and the Borrowers with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrowers. In addition, if a payment made to a Lender, Administrative Agent, or Issuing Bank (and, in each case, any financial institution through which any payment is made subject to such recipient) under any Loan Document would be subject to United States federal withholding imposed by FATCA if such Lender, Administrative Agent, or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA, such Lender, Administrative Agent, or Issuing Bank shall deliver to the Administrative Agent and the Borrowers such forms or other documents as shall be prescribed by Applicable Law, if any, or as otherwise reasonably requested, as may be necessary for the Administrative Agent or the Borrowers, as applicable, to determine that such payment is exempt from withholding under FATCA.

(vii) The Credit Parties shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or (b)(iii) above to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of the Borrowers; and provided further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(vi) above.

(viii) Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to any Credit Party any of its tax returns (or any other information) that it deems confidential or proprietary.

Section 2.9 Reimbursement. Whenever any member of the Lender Group shall sustain or incur any losses (including losses of anticipated profits) or out-of-pocket expenses in connection with (a) failure by any Borrower to borrow or continue any Eurodollar Advance, or convert any Advance to a Eurodollar Advance after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of such Borrower not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Advance in whole or in part for any reason or (c) failure by any Borrower to prepay any Eurodollar Advance after giving notice of its intention to prepay such Advance, the Borrowers agree to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limitation, expenses incurred by any Lender Group member or any participant of such Lender Group member permitted hereunder in connection with the re-deployment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender Group member or any participant of such Lender Group member over the remainder of the Interest Period for such prepaid Advance. For purposes of calculating amounts payable to a Lender Group member under this paragraph, each applicable Lender Group member shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Advance and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each applicable Lender Group member may fund each of its Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

Section 2.10 Pro Rata Treatment.

(a) Advances. Each Advance from the Lenders under the Revolving Loan Commitment made on or after the Agreement Date shall be made pro rata on the basis of the respective Revolving Commitment Ratios of such Lenders.

(b) Payments. Each payment and prepayment of the principal of the Revolving Loans, and each payment of interest on the Revolving Loans received from the Borrowers, shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Revolving Loans immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.17).

(c) Sharing of Set-offs. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Revolving Credit Obligations that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Obligations and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Obligations, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Obligations of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Obligations; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Obligations to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 2.11 Application of Payments.

(a) Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrowers (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(b) (which shall be applied as earmarked or, with respect to payments under Section 2.6(b), as set forth in Section 2.6(b))), shall be distributed by the Administrative Agent in the following order of priority:

FIRST, to the payment of out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents, and to the payment of principal on any Agent Advances;

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolving Loans;

SIXTH, to the payment of any Bank Product Obligations then due and payable; provided, however, that no proceeds realized from any Guaranty or Collateral of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment of Hedge Obligations that constitute Obligations;

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable; and

EIGHTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

(b) Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Documents which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10):

FIRST, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Administrative Agent with respect to enforcing the rights of the Lenders under the Loan Documents or that are otherwise required to be paid under the Loan Documents in connection therewith, and to the payment of principal and interest on any Agent Advances (including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, to the payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including without limitation indemnification and reasonable attorneys’ fees) of the Lenders with respect to enforcing their rights under the Loan Documents or that are otherwise required to be paid under the Loan Documents in connection therewith;

FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the principal of the Swing Loans then outstanding;

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding, and (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding;

SEVENTH, to the payment of any Bank Products Obligations; provided, however, that no proceeds realized from any Guaranty or Collateral of a Credit Party who is not a Qualified ECP Guarantor shall be applied to the payment of Hedge Obligations that constitute Obligations;

EIGHTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and

NINTH, upon satisfaction in full of all Obligations, to the applicable Credit Party or such other Person who may be lawfully entitled thereto.

Section 2.12 Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers as follows:

(a) The proceeds of the Advances made on the Agreement Date shall be used (i) to refinance certain Indebtedness existing on the Agreement Date and (ii) to fund transaction fees, costs, and expenses associated with this Agreement.

(b) The proceeds of Advances made after the Agreement Date shall be used for the working capital needs of the Borrowers, for general corporate purposes of the Borrowers (including financing Permitted Acquisitions), and for such other purposes to the extent not inconsistent with the provisions of this Agreement.

Section 2.13 All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrowers and shall be secured by the Administrative Agent’s security interest (on behalf of, and for the benefit of, the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by any Credit Party to the Administrative Agent or any other member of the Lender Group, to the extent provided in the Security Documents under which such Liens arise.

Section 2.14 Maximum Rate of Interest. The Borrowers and the Lender Group hereby agree and stipulate that the only charges imposed upon the Borrowers for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document. Notwithstanding the foregoing, the Borrowers and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to any Applicable Law. In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

Section 2.15 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.2, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.2 have been satisfied. Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date ten (10) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date ten (10) days prior to the Maturity Date). With respect to each Letter of Credit, (i) the rules of the International Standby Practices, ICC Publication No. 590, or any subsequent revision or restatement thereof adopted by the ICC and in use by the Issuing Bank, shall apply to each Standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit, and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.

(b) The Borrowers may from time to time request that the Issuing Bank issue a Letter of Credit. The Borrowers shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 12:00 noon (Atlanta, Georgia time) on the third (3rd) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.2 or waiver of such conditions pursuant to the last sentence of Section 4.2, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrowers and the Administrative Agent following the issuance thereof. In addition to the fees payable pursuant to Section 2.4(c)(ii), the Borrowers shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c) Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto). The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit. At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify the Borrowers and the Swing Bank (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

(d) The Borrowers hereby agree to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit. In order to facilitate such repayment, the Borrowers hereby irrevocably request the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 4 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender shall pay its share of such Base Rate Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.15 shall be subject to the terms and conditions of Section 2.2(e). The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate. Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.

(e) The Borrowers agree that each Advance by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Advance pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Advance.

(f) The Borrowers agree that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrowers as between the Borrowers and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrowers. The obligation of the Borrowers to reimburse the Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) Any lack of validity or enforceability of any Loan Document;

(ii) Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii) Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv) The existence of any claim, set-off, defense or any right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v) Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii) Any breach of any agreement between any Borrower and any beneficiary or transferee of any Letter of Credit;

(viii) Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x) Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi) Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii) Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g) The Borrowers will indemnify and hold harmless each Indemnitee from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnitee in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrowers shall not be liable to an Indemnitee for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.15(g) shall survive termination of this Agreement.

(h) Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrowers) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable attorneys’ fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, any Borrower’s or any Guarantor’s obligations to reimburse draws thereunder or otherwise. In the event the Borrowers shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrowers’ failure to pay; provided, however, that if the Borrowers shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

Section 2.16 Bank Products. Any Credit Party may request and the Administrative Agent or any Lender may, in its sole and absolute discretion, arrange for such Credit Party to obtain from the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender, as applicable, Bank Products although no Credit Party is required to do so. If any Bank Products are provided by an Affiliate of the Administrative Agent or any Affiliate of any Lender, the Credit Parties agree to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by the Administrative Agent to any of its Affiliates, or any Lender to any of its Affiliates, as applicable, related to such Bank Products; provided, however, nothing contained herein is intended to limit the Credit Parties’ rights, with respect to the Administrative Agent, any Lender or any Affiliates of the Administrative Agent or any Lender, as applicable, if any, which arise as a result of the execution of Bank Products Documents. The agreement contained in this Section shall survive termination of this

Agreement. The Credit Parties acknowledge and agree that the obtaining of Bank Products from the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender (a) is in the sole and absolute discretion of the Administrative Agent, such Lender or such Affiliates, as applicable, and (b) is subject to all rules and regulations of the Administrative Agent, such Lender or such Affiliates, as applicable.

Section 2.17 Defaulting Lenders.

(a) Cash Collateral

(i) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender (determined after giving effect to Section 2.17(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Letter of Credit Obligations with respect to such Defaulting Lender.

(ii) The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.17(a) or Section 2.17(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or Letter of Credit Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateral (or the appropriate portion thereof) provided in respect of any Letter of Credit Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.17(a) following (A) the elimination of the applicable Letter of Credit Obligations (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash

Collateral; provided that, subject to Section 2.17(b) through (d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Letter of Credit Obligations or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders and in Section 11.12.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Bank hereunder; third, to Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with Section 2.17(a); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize future Letter of Credit Obligations with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Loan Commitments without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any Unused Line Fee pursuant to Section 2.4(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.4(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its Letter of Credit Obligations for which it has provided Cash Collateral pursuant to Section 2.17(a).

(C) With respect to Unused Line Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s Letter of Credit Obligations or Swing Bank’s Swing Loan Obligations with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Ratio (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving

Credit Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Obligations with respect to such Defaulting Lender and (y) second, Cash Collateralize the Letter of Credit Obligations with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.17(a).

(c) Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, Swing Bank and Issuing Bank agree in writing (such agreement not to be unreasonably withheld or delayed) that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Commitment Ratios (without giving effect to Section 2.17(b)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit, and the Swing Bank will not be required to make any Swing Loans, unless they are satisfied that 100% of the related Letter of Credit Obligations and Swing Loan Obligations is fully covered or eliminated by Cash Collateral and reallocation as set forth in this Section 2.17.

ARTICLE 3

GUARANTY

Section 3.1 Guaranty.

(a) Each Guarantor hereby, jointly and severally, guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including, without limitation, any interest therein (including, without limitation, interest as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against any Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b) Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations) and the Commitments shall have been terminated.

(c) Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including, without limitation, the Borrowers) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

(d) The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, increase, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole and absolute discretion. Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e) Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this

Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances. Without limiting the generality of the foregoing, each Guarantor agrees that until the performance of and payment in full in cash of the Obligations (without possibility of recourse, whether by operation of law or otherwise) and the termination of the Commitments, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between the Borrowers, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f) The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if the Borrowers shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose. If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against any Borrower by reason thereof shall be subject and subordinate to the prior payment in full in cash of the Obligations to the satisfaction of the Lender Group and the termination of the Commitments.

(g) The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined). The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h) Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of any Borrower to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against such Borrower, or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of the Guarantors.

(i) Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following: (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against any Borrower, (vi) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred and five percent (105%) of the Letter of Credit Obligations), and all Commitments have been terminated, all rights of subrogation, indemnification, contribution and reimbursement from any Borrower for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations, and (vii) any and all rights under any Applicable Law governing guaranties or sureties. If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j) This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon. No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof. No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty. For the purpose of this Guaranty, the Obligations shall include, without limitation, all Obligations of the Borrowers to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of any Borrower and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k) This is a guaranty of payment and not of collection. In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed. All costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l) Each Subsidiary Guarantor is a direct or indirect Domestic Subsidiary of the Parent. Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to the Borrowers, including, without limitation, the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m) The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

Section 3.2 Additional Waivers.

(a) Without limiting the waivers in the foregoing paragraph, each Guarantor hereby further waives:

(i) any defense arising by reason of or deriving from (1) an election of remedies by the Administrative Agent and the other Lender Group members or (2) any election by the Administrative Agent and the Lender Group members under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against such Guarantor, any other Credit Party or any other guarantor of the Obligations;

(ii) pursuant to California Civil Code Section 2856, all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against any other Credit Party or guarantor of the Obligations;

(iii) the benefits of Section 2815 of the California Civil Code (or any similar law in any other jurisdiction) purporting to allow a guarantor to revoke a continuing guaranty with respect to any transactions occurring after the date of the guaranty; and

(iv) such Guarantor’s right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require the Administrative Agent and the other Lender Group members to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Lender Group members have or may have against any other Credit Party or guarantor of the Obligations or any third party, or against any collateral provided by any other guarantor of the Obligations, or any third party; and such Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of any other Credit Party or guarantor of the Obligations or by reason of the cessation from any cause whatsoever of the liability of such other Credit Parties or guarantors in respect thereof.

(b) WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTEE, EACH GUARANTOR HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, AND CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605.

(c) In accordance with Section 11.7 hereof, this Agreement shall be construed in accordance with and governed by the law of the state of New York. The foregoing referenced provisions of California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the referenced provisions of California law are in any way applicable to this Agreement or any other Loan Document or to any of the Obligations.

Section 3.3 Special Provisions Applicable to New Guarantors. Pursuant to Section 6.20 of this Agreement, any new Domestic Restricted Subsidiary of a Borrower may be required to enter into this Agreement as a Guarantor by executing and delivering to the Administrative Agent a Joinder Supplement. Upon the execution and delivery of a Joinder Supplement by such new Domestic Subsidiary, such new Domestic Subsidiary shall become a Guarantor and Credit Party hereunder with the same force and effect as if originally named as a Guarantor or Credit Party herein. The execution and delivery of any Joinder Supplement (or any joinder to any other applicable Loan Document) adding an additional Guarantor as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1 Conditions Precedent to Initial Advance. The obligations of the Lenders to undertake the Commitments and to make the initial Advances hereunder, and the obligation of the Issuing Bank to issue any initial Letter of Credit hereunder, are subject to the prior fulfillment of each of the following conditions on or before December 31, 2013:

(a) The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Lender Group:

(i) This Agreement duly executed by the Borrowers, the Guarantors, the Lenders, and the Administrative Agent;

(ii) Any Revolving Loan Notes requested by any Lender duly executed by the Borrowers;

(iii) The Security Agreement duly executed by each Credit Party, together with Uniform Commercial Code financing statements related thereto;

(iv) All other Security Documents duly executed by each Credit Party party thereto;

(v) A Controlled Account Agreement with respect to each deposit account set forth on Schedule 6.15 (other than an Excluded Account) maintained by any Credit Party at a depository institution, duly executed by such Credit Party, the Administrative Agent, and such depository institution, and evidence reasonably satisfactory to the Administrative Agent that the Credit Parties have established the cash management system required by Section 6.15;

(vi) An Information and Collateral Disclosure Certificate with respect to the Credit Parties duly executed by such Credit Party;

(vii) The legal opinions of Orrick, Herrington & Sutcliffe LLP, counsel to the Credit Parties, and local counsel for each jurisdiction in which a Credit Party is organized (to the extent the foregoing opinions do not opine as to the law of such jurisdictions), in each case addressed to the Lender Group, which opinions shall cover the transactions contemplated hereby and in the other Loan Documents and include, among other things, opinions as to corporate or limited liability company power and authority; due authorization; good standing or existence; no conflicts with organizational documents, laws, material agreements (including without limitation the Senior Subordinated Note Indenture), and order and decrees; no liens triggered by execution and delivery of the Loan Documents; necessary consents; execution and delivery; enforceability; margin regulations; investment company act; and attachment and perfection of security interests;

(viii) The duly executed Request for Advance for the initial Advance of the Loans, with disbursement instructions attached thereto;

(ix) A loan certificate signed by an Authorized Signatory of each Credit Party, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the certificate of incorporation or formation, articles of organization, or similar organizational document of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the bylaws, operating agreement, partnership agreement, limited liability company agreement, or similar organizational document of such Person, (C) a true, complete and correct copy of the resolutions (including, without limitation, board resolutions and shareholder resolutions, as applicable) of such Person authorizing the execution, delivery and performance by such Person of the Loan Documents and the Bank Products Documents and, with respect to the Borrowers, authorizing the borrowings hereunder, and (D) certificates of good standing, existence, or similar appellation from each jurisdiction in which such Person is organized and, to the extent failure to be so qualified in any other jurisdiction could reasonably be expected to have a Materially Adverse Effect, foreign qualifications in those jurisdictions in which such Person is required to be qualified to do business;

(x) A solvency certificate executed by the chief financial officer of the Parent regarding the solvency and financial condition of the Credit Parties, together with a pro forma balance sheet giving effect to the incurrence of the initial Advance and the issuance of the initial Letter of Credit hereunder;

(xi) Certificates of insurance, additional insured endorsements, and lender’s loss payable endorsements with respect to the Credit Parties, in each case, meeting the requirements of Section 6.5;

(xii) UCC, PPSA, Lien, and Intellectual Property searches, and all other searches and other evidence satisfactory to Administrative Agent that there are not Liens upon the Collateral (other than Permitted Liens);

(xiii) Payoff letters, termination statements, and the like (including, without limitation, cancellation of all existing letters of credit) required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens) and the repayment of debt to be repaid on the Agreement Date;

(xiv) Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens), including, without limitation, through (1) the filing of UCC financing statements, and (2) delivery of all possessory Collateral to the Lender required to be delivered in accordance with the Security Documents;

(xv) Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Administrative Agent;

(xvi) Each Third Party Agreement required by Section 6.10;

(xvii) A certificate signed by an Authorized Signatory of the Borrowers certifying that each of the applicable conditions set forth in Section 4.2 have been satisfied; and

(xviii) All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b) The Administrative Agent shall have completed their financial, collateral, regulatory, and legal due diligence of Credit Parties, and all credit investigations and background checks, and the results, form, and substance of each of the foregoing items shall be satisfactory to Administrative Agent.

(c) The Administrative Agent shall be satisfied that no change in the business, condition (financial or otherwise), results of operations, liabilities (contingent or otherwise), or properties of the Parent and its Restricted Subsidiaries (taken as a whole) shall have occurred since June 29, 2013, which change has had or would be reasonably expected to have a Materially Adverse Effect, and the Administrative Agent shall have received a certificate of an Authorized Signatory of the Borrowers so stating.

(d) The Administrative Agent shall have received and be satisfied with (i) the financial statements (including balance sheets and related statements of income and retained earnings and related statements of cash flows) described in Section 5.1(k), (ii) the unaudited balance sheet and statement of income of the Parent and its Restricted Subsidiaries for the fiscal year ended September 29, 2013 and the fiscal month ended on or about October 31, 2013, and (iii) an annual budget for the Credit Parties and their Subsidiaries, including forecasts of the income statement, the balance sheet and a cash flow statement for each fiscal year through the fiscal year ending September 2018, prepared on a month by month basis for the fiscal year ending September 27, 2014, and prepared on an annual basis for each fiscal year thereafter (it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by the Credit Parties should not be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

(e) The Administrative Agent shall have received a certificate signed by an Authorized Signatory of the Borrowers certifying (i) that all Necessary Authorizations are in full force and effect, are not subject to any pending or threatened reversal or cancellation, and all applicable waiting periods have expired, and that there is no ongoing investigation or inquiry by any Governmental Authority regarding the Loans or any other transaction contemplated by the Loan Documents or the conduct of the businesses and the ownership (or lease) of the Properties of the Credit Parties and (ii) that attached thereto are true, correct, and complete copies of all such Necessary Authorizations.

(f) The Administrative Agent shall have completed to its satisfaction all field exams and appraisals required by the Administrative Agent, all of which must be in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received a Borrowing Base Certificate, in form and substance satisfactory to the Administrative Agent which calculates the Borrowing Base as of August 31, 2013.

(h) The Administrative Agent shall have received all documentation and information required by any Governmental Authority under any applicable “know your customer” and anti-money laundering laws no later than five (5) Business Days prior to the Agreement Date.

Section 4.2 Conditions Precedent to Each Advance and Issuance of a Letter of Credit. The obligation of the Lenders to make each Advance and of the Issuing Bank to issue any Letter of Credit, including the initial Advance or initial Letter of Credit issuance hereunder (but excluding Advances, the proceeds of which are to reimburse (a) the Swing Bank for Swing Loans, (b) the Administrative Agent for Agent Advances or (c) the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance or issuance of such Letter of Credit:

(a) All of the representations and warranties of the Credit Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of such Advance or issuance of such Letter of Credit, shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of such Advance or issuance of such Letter of Credit;

(b) The most recent Borrowing Base Certificate which shall have been delivered to the Administrative Agent pursuant to Section 7.5(a) shall demonstrate that, after giving effect to the making of such Advance or issuance of such Letter of Credit and any Reserves imposed since the delivery of such Borrowing Base Certificate, no Overadvance shall exist;

(c) Since June 29, 2013, there shall have been no change, that has had or could be reasonably expected to have a Materially Adverse Effect;

(d) There shall not exist on the date of such Advance or issuance of such Letter of Credit and after giving effect thereto, a Default or an Event of Default;

(e) With respect to the issuance of any Letter of Credit, all other applicable conditions precedent set forth herein shall have been satisfied; and

(f) The Administrative Agent shall have received such information as the Administrative Agent or the Majority Lenders may reasonably request.

The Borrowers hereby agree that the delivery of any Request for Advance or Request for Issuance of Letter of Credit hereunder or any telephonic request for an Advance hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied. Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1 General Representations and Warranties. In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit to the Borrowers, each Credit Party hereby represents and warrants that:

(a) Organization; Power; Qualification. Each Credit Party and each Subsidiary of a Credit Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state, province or other jurisdiction of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or be authorized to do business could not reasonably be expected to have a Materially Adverse Effect.

(b) Authorization; Enforceability. Each Credit Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and each other Loan Document to which a Credit Party is a party has been duly executed and delivered by such Credit Party, and is a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) Partnerships; Joint Ventures; Subsidiaries. Except as disclosed on Schedule 5.1(c)-1, no Credit Party or any Subsidiary of a Credit Party has any Subsidiaries as of the Agreement Date. As of the Agreement Date, no Credit Party or any Subsidiary of a Credit Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2. Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon and, with respect to clause (iii) below, the Borrowers, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Credit Party or Subsidiary of a Credit Party as of the Agreement Date, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person as of the Agreement Date, (iii) each state in which each such Credit Party is qualified to do business on the Agreement Date and (iv) all of each such Person’s trade names, trade styles or doing business names which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.

(d) Equity Interests and Related Matters. The authorized Equity Interests as of the Agreement Date of each Credit Party and each Subsidiary of a Credit Party and the number of shares of such Equity Interests that are issued and outstanding as of the Agreement Date are as set forth on Schedule 5.1(d). All of the shares of such Equity Interests that are issued and outstanding as of the Agreement Date have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction. As of the Agreement Date, the Equity Interests of each such Credit Party (other than the Parent) and each such Subsidiary of a Credit Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d). Except as described on Schedule 5.1(d), no Credit Party or any Restricted Subsidiary of a Credit Party has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 5.1(d), no Credit Party or any Restricted Subsidiary of any Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Credit Party’s or such Restricted Subsidiary’s Equity Interests or restricting the ability of any Restricted Subsidiary of the Borrowers from making distributions, dividends or other Restricted Payments to the Borrowers.

(e) Compliance with Law, Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents and the Bank Products Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Credit Party or any Subsidiary of a Credit Party or under the Senior Subordinated Note Indenture or any other indenture, any document governing Material Indebtedness, any Material Contract, or other material instrument to which any Credit Party or any Subsidiary of a Credit Party is a party or by which any Credit Party or any Subsidiary of a Credit Party or any of their properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Credit Party or any Subsidiary of a Credit Party or any of their respective Properties or on Equity Interests issued by any of them except Permitted Liens.

(f) Necessary Authorizations. Each Credit Party and each Restricted Subsidiary of a Credit Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect, except to the extent the failure to obtain such Necessary Authorizations or the failure to keep such Necessary Authorizations in full force and effect could not reasonably be expected to have a Materially Adverse Effect. None of such Necessary Authorizations is the subject of any pending or, to the best of each Credit Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization. No

Credit Party or any Subsidiary of a Credit Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Agreement, any other Loan Document or any Bank Products Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby.

(g) Title to Properties. Each Credit Party and each Subsidiary of a Credit Party has good, marketable, and legal title to, or a valid license or leasehold interest in, all of its properties and assets used or useful in the operation of such Person’s business, and none of such properties or assets is subject to any Liens, other than Permitted Liens.

(h) Material Contracts. Schedule 5.1(h) contains a complete list, as of the Agreement Date, of each Material Contract, true, correct and complete copies of which, together with all amendments, exhibits, schedules, and other documents executed and/or delivered in connection therewith, have been delivered to the Administrative Agent. Schedule 5.1(h) further identifies, as of the Agreement Date, each Material Contract that requires consent to the granting of a Lien in favor of the Administrative Agent on the rights of any Credit Party thereunder. No Credit Party or any Restricted Subsidiary of a Credit Party is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound. No Person party to any Material Contract, other than a Credit Party or any Restricted Subsidiary of any Credit Party, is in default under such Material Contract.

(i) Labor Matters. Except as disclosed on Schedule 5.1(i): (i) no labor contract to which any Credit Party or any Restricted Subsidiary of a Credit Party is a party or is otherwise subject is scheduled to expire prior to the Maturity Date; (ii) no Credit Party or any Restricted Subsidiary of a Credit Party has, within the two-year period preceding the date of this Agreement, taken any action which has resulted in a violation of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Federal, state, local, or foreign law, and no Credit Party or any Restricted Subsidiary of a Credit Party has any reasonable expectation that any action is or will be required at any time prior to the Maturity Date under the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Federal, state, local, or foreign law; and (iii) on the Agreement Date (A) no Credit Party or any Restricted Subsidiary of a Credit Party is a party to any labor dispute (other than any immaterial disputes with such Credit Party’s or Restricted Subsidiary’s employees as individuals and not affecting such Credit Party’s or Restricted Subsidiary’s relations with any labor group or its workforce as a whole) and (B) there are no pending or, to each Credit Party’s knowledge, threatened strikes or walkouts relating to any labor contracts to which any Credit Party or any Restricted Subsidiary of a Credit Party is a party or is otherwise subject. Except as set forth on Schedule 5.1(i), none of the employees of any Credit Party or a Restricted Subsidiary of a Credit Party is a party to any collective bargaining agreement with any Credit Party or a Restricted Subsidiary of a Credit Party, as applicable.

(j) Taxes. Each Credit Party and each of their respective Restricted Subsidiaries has filed or caused to be filed all federal and state income tax returns, and all other material tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all federal and state income taxes and all other material taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property (other than any the amount or validity of which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP). No tax Liens have been filed and no material claims are being asserted with respect to such taxes which are required by GAAP to be reflected in the financial statements most recently delivered pursuant to Section 7.2 hereof (and, as of the Agreement Date through the date of delivery of the financial statements for the fiscal quarter ending June 29, 2013) that are not so reflected therein. The charges, accruals and reserves on the books of the Credit Parties and each of their Restricted Subsidiaries with respect to all federal and state income taxes and all other material taxes are considered by the management of the Credit Parties to be adequate, and there exists no unpaid assessment which is or could reasonably be expected to be due and payable against it or any other Credit Party or any of their Restricted Subsidiaries or any Property of any such Credit Party or any such Restricted Subsidiary, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP.

(k) Financial Statements. The Credit Parties have furnished, or caused to be furnished, to the Lenders (i) audited consolidated (and consolidating by segment) financial statements of the Parent and its Subsidiaries for each of the fiscal years of Parent ended on or about September 25, 2010, September 24, 2011, and September 29, 2012, including balance sheets and income and cash flow statements, prepared by independent certified public accountants of recognized national standing which are complete and correct in all material respects and present fairly in all material respects in accordance with GAAP the financial position of the Parent and its Subsidiaries as of such dates, as applicable, and the results of operations for the fiscal years then ended, as applicable, and (ii) internally prepared unaudited consolidated financial statement of the Parent and its Subsidiaries for the fiscal quarter of the Parent ended June 29, 2013, which is complete and correct in all material respects and presents fairly in accordance with GAAP, subject to normal year-end adjustments, the financial position of the Parent and its Subsidiaries as of such date, and the results of operations for the fiscal quarter then ended. Except as disclosed in such financial statements, neither the Parent nor any consolidated Subsidiary of the Parent has any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of the Parent or any consolidated Subsidiary of the Parent which have not heretofore been disclosed in writing to the Lenders.

(l) No Adverse Change. Since June 29, 2013, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(m) Investments and Guaranties. As of the Agreement Date, no Credit Party or any Subsidiary of a Credit Party owns any Equity Interests of any Person except as disclosed on Schedules 5.1(c)-1 and 5.1(c)-2, or has outstanding loans or advances to, or guaranties of the obligations of, any Person, except as reflected in the financial statements referred to in Section 5.1(k) or disclosed on Schedule 5.1(m).

(n) Liabilities, Litigation, etc. As of the Agreement Date, except for liabilities incurred in the normal course of business, no Credit Party or any Restricted Subsidiary of any Credit Party has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations. There is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Credit Parties, threatened against or affecting any Credit Party, any Restricted Subsidiary of any Credit Party or any of their respective properties which could reasonably be expected to have a Materially Adverse Effect, or the loss of any certification or license material to the operation of such Credit Party’s or Subsidiary’s business. No Credit Party knows of any unusual or unduly burdensome restriction, restraint or hazard relative to the business or properties of the Credit Parties and their Restricted Subsidiaries that is not customary for or generally applicable to similarly situated businesses in the same industry as the Credit Parties and their Restricted Subsidiaries.

(o) ERISA. Schedule 5.1(o) lists (i) all ERISA Affiliates and (ii) all Plans. Except as set forth in Schedule 5.1(o), no Credit Party or any of their ERISA Affiliates has any Multiemployer Plan, Title IV Plan, or Retiree Welfare Plan, or has had any such plans in the last five years. Copies of all Plans listed on Schedule 5.1(o), together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered, or made available, to the Administrative Agent. Each Plan intended to be qualified under Code Section 401 (x) has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto or (y) can rely on an opinion letter from IRS, and nothing has occurred that would cause the loss of such qualification or the tax-exempt status of the trust related to the Plan under Code Section 501. Each Credit Party and each ERISA Affiliate and each of their respective Plans are in compliance in all material respects with ERISA and the Code and are not subject to any tax or penalty with respect to any Plan, except as could not reasonably be expected to result in a Materially Adverse Effect, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404, 419 or 419A of the Code. No Credit Party or, to each Credit Party’s knowledge, any of its ERISA Affiliates has made any promises of pension or welfare benefits to employees, except as set forth in the Plans or as required by applicable law. In the last five years each Credit Party and, to each Credit Party’s knowledge, each ERISA Affiliate have made all required contributions to each Title IV Plan subject to Section 412 of the Code and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Title IV Plan. No Credit Party nor, to each Credit Party’s knowledge, any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any Plan within the meaning of ERISA or the Code. No ERISA Event or event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any such Plan. There are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, or actions by any Governmental Authority asserted or instituted against any Plan or any Person as fiduciary (as defined in Section 3(21) of ERISA) or sponsor of any Plan. Within the last six years, no Title IV Plan with an Unfunded Pension Liability has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or any ERISA Affiliate. Each Foreign Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable requirements of law and has been maintained, where required, in good standing with applicable regulatory authorities, except for any noncompliance which could not reasonably be expected to result in a Materially Adverse Effect. No Credit Party or any of their Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Materially Adverse Effect.

(p) Intellectual Property; Licenses; Certifications. Except as set forth on Schedule 5.1(p), as of the Agreement Date, no Credit Party or any Restricted Subsidiary of a Credit Party owns any registered Intellectual Property, and has no pending registration applications with respect to any of the foregoing. No other Intellectual Property is necessary for the operation of the business of the Credit Parties and their Restricted Subsidiaries. Except as set forth on Schedule 5.1(p), no material licenses or certifications are necessary for the operation of the Credit Parties’ and their Subsidiaries’ business.

(q) Compliance with Law; Absence of Default. Each Credit Party and each Restricted Subsidiary of a Credit Party is in compliance (i) with all Applicable Laws, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect, and (ii) with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents. No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or an Event of Default or (ii) a default under any (A) indenture, (B) the Senior Subordinated Note Indenture or any other document governing Material Indebtedness , (C) Material Contract, (D) other instrument, or (E) any judgment, decree, or order to which such Credit Party or such Restricted Subsidiary is a party or by which such Credit Party or such Restricted Subsidiary or any of their respective properties may be bound, except, in each case under this clause (ii), except for any default which could not reasonably be expected to have a Materially Adverse Effect.

(r) Casualties; Taking of Properties, etc. Since June 29, 2013, neither the business nor the properties of the Credit Parties and their Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy in a manner that has had or could reasonably be expected to have a Materially Adverse Effect.

(s) Accuracy and Completeness of Information. All written information, reports, other papers and data relating to the Credit Parties and their Restricted Subsidiaries furnished by or at the direction of the Credit Parties to the Lender Group were, at the time furnished, complete and correct in all material respects. No fact is currently known to any Credit Party which has, or could reasonably be expected to have, a Materially Adverse Effect. No document furnished or written statement made to the Lender Group by or at the direction of any Credit Party in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Credit Party or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading as of the time when made or delivered. With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Credit Parties’ good faith assessment of the future of the business at the time made. The Credit Parties had a reasonable basis for such assessment at the time made.

(t) Compliance with Regulations T, U, and X. No Credit Party or any Restricted Subsidiary of a Credit Party is engaged principally in or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Credit Party or any Restricted Subsidiary of a Credit Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “Margin Stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X. None of any Credit Party, any Restricted Subsidiary of a Credit Party or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Administrative Agent, the Credit Parties and their Restricted Subsidiaries will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including without limitation an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(u) Solvency. Each Credit Party and each Subsidiary of a Credit Party is and will continue to be Solvent, including, without limitation, after giving effect to the transactions contemplated by the Loan Documents.

(v) Insurance. The Credit Parties and their Restricted Subsidiaries have insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect. As of the Agreement Date, all insurance maintained by the Credit Parties and their Restricted Subsidiaries is fully described on Schedule 5.1(v).

(w) Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Credit Parties or any of their Subsidiaries for any other services rendered to the Credit Parties or any of their Subsidiaries ancillary to the credit transactions contemplated herein.

(x) Real Property Locations.

(i) Schedule 5.1(x) sets forth, as of the Agreement Date: (i) each location where a Credit Party’s Inventory in excess of $50,000 that is Collateral included in the Borrowing Base is located (other than with respect to Inventory in-transit) and (ii) if such location is not owned by a Credit Party or an Affiliate of a Credit Party, the name and address of the Person from whom such Credit Party or Affiliate is leasing such location or with whom such Credit Party is storing such Inventory.

(ii) With respect to all Real Property at which any Collateral included in any Borrowing Base is located, each Credit Party has all right and title necessary or desirable to access such Real Property and the Collateral located thereon.

(y) Environmental Matters.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Properties contains, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws.

(ii) Each Credit Party and each Subsidiary of a Credit Party is in compliance with all applicable Environmental Laws and there is no violation of any Environmental Law or contamination which could interfere with the continued operation of any of the Properties which in each case above could reasonably be expected to have a Materially Adverse Effect.

(iii) No Credit Party or any Subsidiary of a Credit Party has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Properties, nor is any Credit Party aware that any such notice is pending.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property by any Credit Party or any of their Subsidiaries or any other Person in violation of any Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location in violation of any Environmental Laws. No Credit Party or any Subsidiary of a Credit Party has permitted or will permit any tenant or occupant of the Properties to engage in any activity that could impose material liability under the Environmental Laws on such tenant or occupant, any Credit Party or any Subsidiary of a Credit Party or any other owner of any of the Properties.

(v) No Credit Party or any Subsidiary of a Credit Party is a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties which, if adversely determined, could result in a Materially Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no release or threat of release of Hazardous Materials by any Credit Party or any of their Subsidiaries or any other Person into the environment at or from any of the Properties, or arising from or relating to the operations of the Credit Parties or their Subsidiaries, in material violation of Environmental Laws.

(z) OSHA. All of the Credit Parties’ and their Restricted Subsidiaries’ operations are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

(aa) Name of Credit Party. No Credit Party or any Restricted Subsidiary of any Credit Party has changed its name within the preceding five (5) years from the Agreement Date, nor has any Credit Party or any Restricted Subsidiary of a Credit Party transacted business under any other name or trade name except as set forth in Schedule 5.1(aa).

(bb) Investment Company Act. No Credit Party or any Restricted Subsidiary of a Credit Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Credit Parties of this Agreement nor the issuance of any Revolving Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.

(cc) Anti-Terrorism Laws.

(i) Anti-Terrorism Laws. No Credit Party nor any Affiliate of any Credit Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) Patriot Act. Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties nor any of their Subsidiaries (A) is a blocked person described in Section 1 of the Anti-Terrorism Order (a “Blocked Person”) or (B) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such Blocked Person.

(iii) OFAC. Neither any Credit Party nor any of its Subsidiaries or Affiliates (A) is a Sanctioned Person, (B) has any of its assets in Sanctioned Countries, or (C) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

(dd) Use of Proceeds. The proceeds of any Advance will be used only for the purposes specified in Section 2.12 hereof.

(ee) Security Documents. The Security Agreement and each other Security Document is effective to create in favor of the Administrative Agent, for the benefit of the Lender Group, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent that such a security interest can be created by authentication of a written security agreement under Articles 8 and 9 of the UCC. In the case of certificated Equity Interests described in the Security Documents, when stock certificates representing such Equity Interests are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Agreement or any other Security Document (other than deposit accounts and investment property) in which a Lien may be perfected by the filing of a financing statement, when financing statements are filed in the appropriate filing offices as specified in Article 9 of the UCC and in the PPSA, in each case, the Administrative Agent, for the benefit of the Lender Group, shall have a perfected security interest in, all right, title and interest of the Credit Parties in such Collateral (including such Equity Interests) and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for Permitted Liens). In the case of Collateral that consists of deposit accounts or investment property, when a Controlled Account Agreement is executed and delivered by all parties thereto with respect to such deposit accounts or investment property, the Administrative Agent, for the benefit of the Lender Group, shall have a perfected security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person (except for Permitted Liens) except as provided under the applicable Controlled Account Agreement with respect to the financial institution party thereto.

(ff) Farm Products. To the knowledge of each Responsible Officer, the Credit Parties have complied with all written notices pursuant to the applicable provisions of the FSA, PACA, the UCC or any other federal or state statutory agricultural or producers’ lien laws or any other applicable local laws (all of the foregoing, together with any such notices as any Credit Party or Subsidiary may at any time hereafter receive, collectively, the “Farm Products Notices”) from (i) any Material Farm Products Seller or (ii) any lender to, or any other Person with a security interest in the assets of, any Material Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority, from any jurisdiction in which any Farm Products purchased by any Credit Party or any of its Subsidiaries are produced, in any case, advising or notifying such Credit Party or Subsidiary of the intention of such Material Farm Products Seller or other Person to preserve the benefits of any trust, lien or other interest applicable to any assets of such Credit Party or Subsidiary established in favor of such Material Farm Products Seller or other Person or claiming a Lien or security interest in and to any Farm Products which may be or have been purchased by such Credit Party or Subsidiary or any related or other assets of such Credit Party or Subsidiary.

Section 5.2 Representations and Warranties Relating to Accounts. Each Account (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Account except as to which such Credit Party promptly notified the Administrative Agent in writing; (c) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (d) is free of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Lender Group); and (e) is for a liquidated amount maturing as stated in the invoice therefor. As to each Account that is identified by the Borrowers as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Borrowers, such Account is not ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

Section 5.3 Representations and Warranties Relating to Inventory. With respect to all Eligible Inventory, the Administrative Agent may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate in determining the classification of such Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility.

Section 5.4 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct in all material respects (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects), at and as of the Agreement Date and the date of each Advance or issuance of a Letter of Credit hereunder, except to the extent made with respect to a specific, earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Advance or the issuance of any Letter of Credit under this Agreement.

ARTICLE 6

GENERAL COVENANTS

Until the later of the date the Obligations arising under this Agreement and the other Loan Documents are repaid in full in cash and the date the Commitments are terminated:

Section 6.1 Preservation of Existence and Similar Matters. Each Credit Party will, and will cause each of its Restricted Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its existence, rights, franchises, governmental licenses, and privileges in its jurisdiction of incorporation or organization including, without limitation, all Necessary

Authorizations, and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify or maintain such qualification and authorization required under the foregoing clause (ii) could not reasonably be expected to have a Materially Adverse Effect.

Section 6.2 Compliance with Applicable Law. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, comply with the requirements of all Applicable Law, except where the failure to so comply could not reasonably be expected to have a Materially Adverse Effect.

Section 6.3 Maintenance of Properties. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

Section 6.4 Accounting Methods and Financial Records. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP and with any system mandated by an Account Debtor, and will, and will cause each of its Restricted Subsidiaries to, keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5 Insurance. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain insurance including, but not limited to, public liability, property insurance, comprehensive general liability, product liability, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Credit Parties and their Restricted Subsidiaries from financially sound and reputable insurance companies acceptable to the Administrative Agent. In addition to the foregoing, each Credit Party further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Credit Parties and their Restricted Subsidiaries, from financially sound and reputable insurance companies acceptable to the Administrative Agent to insure the Lender Group’s interest in such Collateral. All property insurance policies of the Credit Parties shall name the Administrative Agent as lender’s loss payee and all liability insurance policies shall name the Administrative Agent as additional insured. Not less than once per year each Credit Party shall deliver the original certificates of insurance evidencing that the required insurance of such Credit Party is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements. Each policy of insurance or endorsement of a Credit Party shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever and a clause that the interest of the

Administrative Agent shall not be impaired or invalidated by any act or neglect of any Credit Party or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Credit Party or any of their Restricted Subsidiaries fails to provide and pay for such insurance, the Administrative Agent may, at the Borrower’s expense, procure the same, but shall not be required to do so. Each Credit Party agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies with respect to any liability or casualty claim in excess of $1,000,000.

Section 6.6 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine, or Lien resulting from the non-payment thereof and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, timely file all information returns required by Federal, state, local, or foreign tax authorities.

Section 6.7 Visits and Inspections. Each Credit Party will, and will permit each of its Restricted Subsidiaries to, permit representatives and agents of the Administrative Agent to (a) visit and inspect the properties at the time of any field exam or appraisal permitted hereunder or, if an Event of Default has occurred and is continuing, at any time, in each case during normal business hours and, if no Event of Default has occurred and is continuing, with reasonable prior notice, (b) inspect and make extracts from and copies of the Credit Parties’ and their Restricted Subsidiaries’ books and records during the course of such inspections, (c) conduct field exams and appraisals; provided, that no more than one (1) one field exam and one (1) appraisal may be conducted per fiscal year unless (i) Excess Availability is less than twenty-five percent (25%) of the Aggregate Borrowing Base at any time during such fiscal year, in which case up to two (2) field exams and two (2) appraisals may be conducted during such fiscal year, or (ii) an Event of Default has occurred and is continuing, in which case there shall be no limit on the number and frequency of field exams and appraisals that may be conducted, and (d) discuss with the Credit Parties’ and their Restricted Subsidiaries’ respective principal officers the Credit Parties’ or such Restricted Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Credit Parties or such Restricted Subsidiaries, and the Credit Parties shall cooperate with the Administrative Agent and its representatives and agents in connection with all such inspections, appraisals and discussions. Any other member of the Lender Group may, at its expense, accompany the Administrative Agent on any regularly scheduled visit to the Credit Parties and their Restricted Subsidiaries’ properties.

Section 6.8 Conduct of Business. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, continue to engage in a Permitted Business.

Section 6.9 ERISA. Each Credit Party shall at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Credit Party’s and its Subsidiaries ’ Plans; furnish to the Administrative Agent, as soon as practicable upon the Administrative Agent’s request therefor, copies of any completed annual report filed pursuant to ERISA in connection with each such Plan of each Credit Party and its Subsidiaries; furnish to the Administrative Agent (a) as soon as possible after, and in any event within twenty Business Days after the Credit Party or any ERISA Affiliate knows or has reason to know that, any ERISA Event or other event with respect to a Title IV Plan has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Credit Party or any ERISA Affiliate in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of the chief financial officer of the Credit Party setting forth details as to such ERISA Event and the action, if any, that the Credit Party proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or the PBGC with respect thereto, (b) as soon as practicable after request by the Administrative Agent, copies of all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event that could reasonably be expected to result in liability of the Credit Party in an aggregate amount exceeding $1,000,000, and (c) as soon as practicable upon the Administrative Agent’s request therefor, such additional information concerning any Title IV Plan or Multiemployer Plan as may be reasonably requested by the Administrative Agent.

Section 6.10 Collateral Locations; Third Party Agreements. All tangible Collateral, other than Collateral in-transit, will at all times be kept by the Credit Parties at one or more Permitted Locations. The Credit Parties shall use commercially reasonable efforts to obtain Third Party Agreements from all Persons owning or in control of the Credit Parties’ headquarters, each Permitted Location where material books and records of the Credit Parties are located, and all Permitted Locations where Inventory of the Borrowers having a fair market value is excess of $5,000,000 is located.

Section 6.11 [Intentionally Omitted.]

Section 6.12 Protection of Collateral. All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Credit Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, Federal, or local, or other authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Credit Parties. If the Credit Parties fail to promptly pay any portion thereof when due, the Lenders may, at their option, but shall not be required to, make a Base Rate Advance for such purpose and pay the same directly to the appropriate Person. The Borrowers agree to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, attorneys’ expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrowers to the Lenders with interest at the

Default Rate, shall be considered Obligations owing by the Borrowers to the Lenders hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Credit Parties in or coming into the hands or inuring to the benefit of the Lenders. Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Lenders’ (or any of their agents’ or bailees’) actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Credit Parties’ sole risk.

Section 6.13 Assignments and Records of Accounts. If so requested by the Administrative Agent following an Event of Default and during the continuance thereof, each Credit Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, formal written assignments of all of the Accounts daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto. Each Credit Party shall keep accurate and complete records of the Accounts and all payments and collections thereon.

Section 6.14 Administration of Accounts.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent retains the right to notify the Account Debtors that the Accounts have been assigned to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrowers. The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. Each Credit Party irrevocably makes, constitutes and appoints the Administrative Agent as such Credit Party’s true and lawful attorney and agent-in-fact to endorse such Credit Party’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions. Additionally, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, for the benefit of the Lender Group, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to the Borrower.

(b) If an Account includes a charge for any tax payable to any governmental taxing authority, the Administrative Agent on behalf of the Lenders is authorized, in its sole and absolute discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Credit Party and to make a Base Rate Advance to the Borrowers to pay therefor. The Credit Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Credit Party by reason of the sale and delivery creating the Account.

(c) Whether or not a Default or Event of Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Credit Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise. The Credit Parties shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

Section 6.15 Cash Management.

(a) As of the Agreement Date, all bank accounts, securities accounts, commodities accounts, and other investment accounts of the Credit Parties are listed on Schedule 6.15 and such Schedule designates which such accounts are deposit accounts.

(b) No Credit Party may (i) open any bank accounts (other than Excluded Accounts) unless on or before the date on which such bank accounts are opened such bank accounts become subject to a Controlled Account Agreement or (ii) maintain any bank accounts (other than Excluded Accounts) unless such bank accounts are at all times subject to a Controlled Account Agreement (such bank accounts, “Controlled Deposit Accounts”).

(c) The Credit Parties shall:

(i) establish and thereafter maintain, pursuant to an arrangement reasonably acceptable to the Administrative Agent one or more Controlled Deposit Accounts wherein collections, deposits, and other payments on or with respect to Collateral are to be transferred, received or made (each, a “Collections Account”);

(ii) at all times direct all of their Account Debtors that make payments via wire transfer to direct all wire transfers to a Collections Account; and

(iii) in the event that any Credit Party shall at any time directly receive any remittances of any Accounts (including, without limitation, any checks, drafts, or other instruments), credit or merchant card collections, or other payments in respect of any Collateral or shall receive any other funds representing proceeds of the Collateral, promptly deposit the same into a Collections Account.

(d) During a Cash Dominion Period:

(i) The Administrative Agent shall have the right to notify any depositary bank with respect to any Collections Account or other Controlled Deposit Account that the Administrative Agent is exercising exclusive control with respect thereto and no Credit Party shall have any right to withdraw such amounts from any such Collections Account or Controlled Deposit Account. Each Credit Party hereby grants its power of attorney to SunTrust Bank (and each of its Affiliates providing the services described in this Section 6.15) to indorse in such Credit Party’s name all tangible items of payment directed for deposit in a Controlled Deposit Account, Collections Account, or a lockbox and to submit such items for collection, with it being acknowledged and agreed that such power of attorney, being coupled with an interest, is irrevocable until the full and final payment in cash and performance of all Obligations and the termination of the Commitments;

(ii) On each Business Day the Administrative Agent may, without further consent of any Credit Party, withdraw all immediately available funds in the Collections Accounts and apply the same against the Obligations in the manner provided for in Section 2.11.

Section 6.16 Further Assurances.

(a) Upon the request of the Administrative Agent, each Credit Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and the execution and delivery of the Loan Documents (including this Agreement) and any Bank Products Documents, resulting from any act or failure to act by any Credit Party or any employee or officer thereof. Each Credit Party at its expense will promptly execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Credit Parties in the Loan Documents (including this Agreement) and the Bank Products Documents, or to correct any omissions in the Loan Documents or any Bank Products Documents, or more fully to state the obligations set out herein or in any of the Loan Documents or the Bank Products Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested.

(b) Each Credit Party agrees to take such action as may be requested by the Administrative Agent or otherwise be required to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral. Each Credit Party hereby authorizes the Administrative Agent to file any such financing statement on such Credit Party’s behalf describing the Collateral as “all assets of the debtor” or “all personal property of the debtor.”

Section 6.17 Broker’s Claims. Each Credit Party hereby indemnifies and agrees to hold each member of the Lender Group harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such member of the Lender Group in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or Bank Products Document or the consummation of the transactions contemplated herein or therein. This Section 6.17 shall survive termination of this Agreement.

Section 6.18 [Intentionally Omitted.]

Section 6.19 Environmental Matters.

(a) Each Credit Party shall, and shall cause its Restricted Subsidiaries to, comply in all material respects with the Environmental Laws and shall notify the Administrative Agent within thirty (30) days in the event of any discharge or discovery of any Hazardous

Materials at, upon, under or within the Properties in amounts that require remediation. Each Credit Party shall forward to the Administrative Agent copies of all documents alleging a violation of Environmental Laws, all responses thereto and all documents submitted by a Credit Party or any of its Subsidiaries to environmental agencies relative to remediation of Hazardous Materials on the Properties, in each case, within thirty (30) days of receipt, delivery or submission (as the case may be) of the same.

(b) The Credit Parties and their Restricted Subsidiaries will not use or permit any other party to use any Hazardous Materials at any of their places of business except such materials as are used in the Credit Parties’ and their Restricted Subsidiaries’ normal course of business, maintenance and repairs, and then only in material compliance with all applicable Environmental Laws. The Credit Parties and their Restricted Subsidiaries shall not install or permit to be installed in the Property friable asbestos or any substance containing asbestos and deemed hazardous by an Applicable Law respecting such material, or any other building material deemed to be harmful, hazardous or injurious by relevant Applicable Law and with respect to any such material currently present in any Property that it owns shall promptly either (i) remove any material which such Applicable Law deem harmful, hazardous or injurious and require to be removed or (ii) otherwise comply with such Applicable Law, at the Credit Parties’ expense.

(c) Promptly upon the written request of the Administrative Agent from time to time, provided that the Administrative Agent has a reasonable belief that a discharge of Hazardous Materials has occurred, the Credit Parties shall provide the Administrative Agent with an environmental site assessment or environmental audit report prepared by an environmental engineering firm reasonably acceptable to the Administrative Agent, to assess with a reasonable degree of certainty the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Properties. Such assessment or report shall be at Credit Parties’ expense if, in the judgment of the Administrative Agent, there is reason to believe that a violation of Environmental Laws has occurred.

(d) Each Credit Party shall at all times indemnify and hold harmless each Indemnitee against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, or any nature whatsoever under or on account of the Environmental Laws including the assertion of any lien thereunder with respect to:

(i) any discharge of Hazardous Materials, the threat of a discharge of any Hazardous Materials or the presence of any Hazardous Materials affecting the Properties whether or not the same originates or emanates from the Properties or any contiguous real estate including any loss of value of the Properties as a result of any of the foregoing;

(ii) any costs of removal or remedial action incurred by the US government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws;

(iii) liability for personal injury or property damage arising under any statutory or common law tort theory (including without limitation damages assessed) for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Credit Party or Restricted Subsidiary of a Credit Party near the Properties; and/or

(iv) any other environmental matter affecting the Properties within the jurisdiction of the Environmental Protection Agency, any other Federal agency, or any state, local, or foreign environmental agency.

(e) In the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require remediation by the Credit Parties under any Applicable Law, if the applicable Credit Party or Restricted Subsidiary fails to begin the remediation within thirty (30) days after notice to the Administrative Agent, the Administrative Agent may at its election, but without the obligation to do so, give such notices and/or cause such work to be performed at such Properties and/or take any and all other actions as the Administrative Agent shall deem necessary or advisable in order to abate the discharge of such Hazardous Material, remove such Hazardous Material or cure such Credit Party’s or Restricted Subsidiary’s noncompliance.

(f) All of the representations, warranties, covenants and indemnities of this Section 6.19 and Section 5.1(y) shall survive the termination of this Agreement, the repayment of the Obligations and/or the release of the Liens with respect to the Properties and shall survive the transfer of any or all right, title and interest in and to the Properties by the Credit Parties or any of their Restricted Subsidiaries to any party, whether or not affiliated with the Credit Parties.

Section 6.20 Formation/Acquisition of Subsidiaries; Borrowers and Guarantors; Unrestricted Subsidiaries.

(a) Subject to Section 6.20(b), at the time of the formation of any direct or indirect Restricted Subsidiary of a Borrower after the Agreement Date or the acquisition of any direct or indirect Restricted Subsidiary of a Borrower after the Agreement Date, the Credit Parties, as appropriate, shall (i) with respect to any new Domestic Restricted Subsidiary of a Borrower (other than an Immaterial Subsidiary), cause such new Domestic Restricted Subsidiary, as applicable, to provide to the Administrative Agent, for the benefit of the Lender Group, a joinder and supplement to this Agreement substantially in the form of Exhibit I (each, a “Joinder Supplement”), pursuant to which such new Domestic Restricted Subsidiary shall agree to join as a Borrower or a Guarantor and as a Credit Party under this Agreement, a supplement to the Security Agreement, and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent; provided, that no direct or indirect Subsidiary of the Parent shall be permitted to join as a “Borrower” hereunder unless such Subsidiary is a wholly owned Domestic Restricted Subsidiary of the Parent (it being understood and agreed that any Domestic Restricted Subsidiary not so permitted to join as a “Borrower” shall join this Agreement instead as a “Guarantor”), (ii) with respect to each such Restricted Subsidiary, provide to the Administrative Agent, for the benefit of the Lender Group, all stock certificates (together with blank stock powers) required to be delivered to the Administrative Agent in accordance with the Security

Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) provide to the Administrative Agent, for the benefit of the Lender Group, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above and, in the case of a joinder of a Borrower, all documentation requested by the Lenders to comply with their “know your customer” obligations under the PATRIOT ACT or otherwise imposed by OFAC. Nothing in this Section 6.20 shall authorize any Credit Party or any Restricted Subsidiary of a Credit Party to form or acquire any Subsidiary absent express authorization to so form or acquire such Subsidiary pursuant to Article 8. Any document, agreement or instrument executed or issued pursuant to this Section 6.20 shall be a “Loan Document” for purposes of this Agreement.

(b) The board of directors of Parent may at any time designate any Restricted Subsidiary formed or acquired after the Agreement Date (other than any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) no Default or Event of Default is in existence or would result from such designation, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute at the time of designation the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time, (iii) the fair market value of such Subsidiary at the time it is designated as an Unrestricted Subsidiary shall be treated as an Investment by the Borrowers at such time, (iv) immediately before and after giving effect to such designation, the Specified Conditions have been satisfied, and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “restricted subsidiary” under the Senior Subordinated Notes or any other documents, agreements, or instruments evidencing Indebtedness of any Credit Party.

(c) Within twenty (20) days after any Domestic Restricted Subsidiary ceases to be an Immaterial Subsidiary, the Borrowers shall cause such Subsidiary to become a Credit Party in accordance with Section 6.20(a).

Section 6.21 Intellectual Property. The Credit Parties shall, and shall cause each of their respective Restricted Subsidiaries to (a) promptly register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office, the United States Copyright Office and any other applicable Governmental Authority either within or outside of the United States, as the case may be, those registrable Intellectual Property rights now owned or hereafter developed or acquired by such Credit Party or any of its Restricted Subsidiaries that are material to the conduct of the business of such Credit Party or Restricted Subsidiary and (b) on a quarterly basis at the same time the Borrowers deliver their most recent Compliance Certificate, notify the Administrative Agent in writing of the filing during the fiscal quarter covered by such Compliance Certificate of any applications or registrations of any Intellectual Property right of such Credit Party or any of its Restricted Subsidiaries that is material to the conduct of the business of such Credit Party and or Restricted Subsidiary with the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental Authority. Each Credit Party shall, and shall cause its Restricted Subsidiaries to (i) protect, defend and maintain the validity and enforceability of each item of Intellectual Property that is material to the conduct of the business of such Credit Party or Restricted Subsidiary, (ii) promptly advise the Administrative Agent in writing of any conflicting or potentially infringing activities by third parties of which it becomes aware with respect to such Intellectual Property and (iii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without the written consent of the Majority Lenders.

Section 6.22 Use of Proceeds. The Credit Parties and their Restricted Subsidiaries will use the proceeds of the Loans only for the purposes specified in Section 2.12 hereof. No part of the proceeds of any Loan will be used by the Credit Parties, whether directly or indirectly, to purchase or carry Margin Stock or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X, or in any other manner that would violate Section 5.1(t).

Section 6.23 Farm Products.

(a) FSA Notices. Each Borrower shall: (i) at all times comply with all FSA Notices received by such Borrower and take all other actions as may be reasonably required to ensure that all Farm Products subject to such FSA Notices are purchased free and clear of any Lien or other claims, and (ii) within five (5) Business Days after receipt of any FSA Notice, provide the Administrative Agent written notice of (including a copy of) such FSA Notice or other notice. Without limiting the foregoing, each Borrower shall take all other actions as may be reasonably required to ensure that all Farm Products are purchased free and clear of any Lien or other claims in favor of any Material Farm Products Seller or any secured party with respect to the assets of any Material Farm Products Seller, whether under the FSA or any other Applicable Law.

(b) Central Filing States. If a Borrower purchases any Farm Products from a Material Farm Products Seller who produces such Farm Products in a state with a central filing system certified by the United States Secretary of Agriculture (a “Central Filing State”), such Borrower shall (i) (A) no more than forty-five (45) days prior to purchase any Farm Products from a Material Farm Products Seller, conduct a effective financing statement search against such Material Farm Products Seller in the applicable Central Filing State, and (B) within five (5) Business Days after such Borrower’s receipt of the results of such search, deliver to the Administrative Agent written notice listing each Material Farm Products Seller (if any) against whom such search revealed an effective financing statement, (ii) during any Cash Dominion Period (A) promptly after the Administrative Agent’s request, register as a buyer with the Secretary of State of such Central Filing State (or the designated system operator) and do all things reasonably necessary thereafter to maintain such registration; and (B) within thirty (30) days after its receipt of the master list of filings (or similar list) from each Central Filing State, provide written notice to Administrative Agent of any Material Farm Products Sellers set forth on such list; and (C) promptly upon the Administrative Agent’s request, deliver to the Administrative Agent a copy of the most recent master list received by the Borrowers from each applicable Central Filing State, and (iii) promptly upon the Administrative Agent’s request, deliver to the Administrative Agent a true, correct and complete list of all Material Farm Products Sellers from whom any Borrower has purchased any Farm Products produced in a Central Filing State.

(c) Disputes. Each Borrower shall notify the Administrative Agent promptly (but in any event within five (5) Business Days) after such Borrower receives notice of or otherwise knows about any dispute between a Material Farm Products Seller and any Person holding a Lien on the applicable Farm Products of such Material Farm Products Seller relating to the place or method of payments owing by the Borrower to such Material Farm Products Seller.

(d) Cooperation. Each Borrower shall (i) cooperate with and take all steps reasonably requested by the Administrative Agent from time to time as it may elect in its discretion to conduct searches against Material Farm Products Sellers in any applicable Central Filing State (understanding the Administrative Agent is under no obligation to do so) and (ii) promptly provide the Administrative Agent with such other information regarding such Borrower’s purchases of Farm Products and the Material Farm Products Sellers from whom it purchases Farm Products as the Administrative Agent may reasonably request.

(e) Default Threshold. Notwithstanding anything to contrary contained in this Section 6.23, the failure of the Borrowers to comply with the requirements of this Section 6.23 shall not constitute a Default or an Event of Default unless such failure to comply, together with all other failures to comply with this Section 6.23, would result in a decrease to the Borrowing Base of greater than $5,000,000.

ARTICLE 7

INFORMATION COVENANTS

Until the later of the date the Obligations arising under this Agreement and the other Loan Documents are repaid in full in cash and the date the Commitments are terminated, the Credit Parties will furnish or cause to be furnished to each member of the Lender Group:

Section 7.1 Monthly and Quarterly Financial Statements and Information.

(a) Within thirty (30) days after the last day of each fiscal month of the Borrowers that occurs during a Cash Dominion Period, the balance sheet of the Parent as at the end of such fiscal month, and the related statement of income and retained earnings and related statement of cash flows for such fiscal month and for the fiscal year to date period ended with the last day of such fiscal month, all of which shall be on a consolidated (and consolidating by segment) basis with the Parent’s consolidated Restricted Subsidiaries, which financial statements shall set forth in comparative form such figures as at the end of such fiscal month during the previous fiscal year and for such fiscal month during the previous fiscal year, all of which shall be on a consolidated basis with the Parent’s consolidated Restricted Subsidiaries and shall be certified by an Authorized Signatory of the Parent to be, in his or her opinion, complete and correct in all material respects and to present fairly in all material respects in accordance with GAAP the financial position of the Parent and its consolidated Restricted Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal audit and year-end adjustments and lack of footnotes.

(b) Within forty-five (45) days after the last day of each fiscal quarter in each fiscal year of the Borrowers, the balance sheet of the Parent as at the end of such fiscal quarter, and the related statement of income and retained earnings and related statement of cash flows for such fiscal quarter and for the fiscal year to date period ended with the last day of such fiscal quarter, all of which shall be on a consolidated (and consolidating by segment) basis with the Parent’s consolidated Restricted Subsidiaries, which financial statements shall set forth in comparative form (i) the figures for the applicable period set forth in the projections provided by the Credit Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(d), and (ii) such figures as at the end of such fiscal quarter during the previous fiscal year and for such fiscal quarter during the previous fiscal year, all of which shall be on a consolidated basis with the Parent’s consolidated Restricted Subsidiaries and shall be certified by an Authorized Signatory of the Parent to be, in his or her opinion, complete and correct in all material respects and to present fairly in all material respects in accordance with GAAP the financial position of the Parent and its consolidated Restricted Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal audit and year-end adjustments and lack of footnotes.

Section 7.2 Annual Financial Statements and Information; Certificate of No Default. Within ninety (90) days after the end of each fiscal year of the Borrowers, the audited balance sheet of the Parent as at the end of such year and the related audited statements of income and retained earnings and related audited statements of cash flows for such year, all of which shall be on a consolidated (and consolidating by segment) basis with the Parent’s consolidated Restricted Subsidiaries, which financial statements shall set forth in comparative form such figures as at the end of and for the previous year, and shall be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require a material adjustment to such item), stating that such financial statements are prepared in all material respects in accordance with GAAP, and present fairly in all material respects in accordance with GAAP the financial position of the Parent and its consolidated Restricted Subsidiaries as at the end of such year without any explanatory paragraphs, together with a statement of such accountants of the Parent certifying that no Default or Event of Default, including, without limitation, any Default or Event of Default under the Financial Covenant, was detected during the examination of the Parent and its consolidated Restricted Subsidiaries.

Section 7.3 Compliance Certificates. At the time the financial statements are furnished pursuant to Section 7.1(b) and Section 7.2, a Compliance Certificate:

(a) Setting forth as at the end of the applicable fiscal quarter, the arithmetical calculations required to establish whether or not the Credit Parties were in compliance with the requirements of the Financial Covenant (whether or not the Credit Parties are otherwise required to satisfy such covenant at the time such Compliance Certificate is delivered);

(b) Stating whether any change in GAAP or the application thereof has occurred since the date of the Parent’s audited financial statements delivered on the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(c) Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such period, or, if a Default or Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred and whether it is continuing, and specifying what action the Borrowers have taken or propose to take with respect thereto.

Section 7.4 [Intentionally Omitted].

Section 7.5 Borrowing Base Certificates; Additional Reports.

(a) Within thirty (30) days after the end of each fiscal quarter the Borrowers shall deliver to the Administrative Agent a Borrowing Base Certificate in the form of Exhibit C as of the last day of such fiscal quarter; provided that the Borrowers shall deliver such Borrowing Base Certificate within thirty (30) days after the end of each fiscal month in which a Monthly Borrowing Base Condition occurred; provided, further, that during a Cash Dominion Period, the Borrowers shall deliver such Borrowing Base Certificate within three (3) Business Days after the end of each week; provided, further, that the Borrowers shall, on or before December 20, 2013, deliver a Borrowing Base Certificate which calculates the Borrowing Base as of November 2, 2013; provided, further, that the Borrowers may, at their option, deliver a Borrowing Base Certificate more frequently than otherwise required hereunder. Each Borrowing Base certificate shall be in such form as shall be reasonably satisfactory to the Administrative Agent, setting forth a categorical breakdown of all Accounts of the Borrowers and a calculation of Eligible Accounts as of the last day of such quarter (or month or week), the amount of Inventory and the amount of Eligible Inventory owned by the Borrowers, the Average Excess Availability for such quarter (or for such month or week), and such other information as the Administrative Agent may reasonably require.

(b) Together with the delivery of each Borrowing Base Certificate required to be delivered pursuant to clause (a) above, the Borrowers shall deliver to the Administrative Agent and to any Lender requesting the same, in form reasonably acceptable to the Administrative Agent, the following:

(i) bank and investment account statements, a report of sales and collections, debit and credit adjustments, a detailed aging of all Accounts of the Borrowers existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, specifying the names and face value for each Account Debtor obligated on an Account of the Borrowers so listed and all other information necessary to calculate Eligible Accounts as of such last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent and such other information regarding Borrowers’ Accounts as the Administrative Agent may reasonably request from time to time;

(ii) an accounts payable aging report and, upon the Administrative Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts of the Borrowers so scheduled and such other information regarding Borrowers’ accounts payable as the Administrative Agent may reasonably request from time to time; and

(iii) an inventory report (in form and substance reasonably satisfactory to Administrative Agent) listing (i) all of the Borrowers’ Inventory and all Eligible Inventory as of the last Business Day of the applicable reporting period; (ii) the type, cost, and location of all such Inventory; (iii) all of such Inventory which constitutes raw materials, work-in-process, and finished goods or returned or repossessed goods; (iv) all Inventory which has not been timely sold in the ordinary course of business; (v) all Inventory which is not located at Property owned or leased by a Borrower or that is in possession of any Person other than a Borrower (other than in-transit Inventory and Inventory being transported pursuant to third party logistics companies) and a description of the reason why such Inventory is so located or in the possession of such other Person; and (vi) such other information regarding Borrowers’ Inventory as the Administrative Agent may reasonably request from time to time.

(c) Promptly upon (and in any event within five (5) Business Days of) receipt thereof, the Credit Parties shall deliver to the Lender Group copies of all final reports, if any, submitted to any Credit Party or any Restricted Subsidiary of a Credit Party by the Credit Parties’ and their Restricted Subsidiaries’ independent public accountants in connection with any annual or interim audit of the Credit Parties and their Restricted Subsidiaries, including, without limitation, any final management report prepared in connection with the annual audit referred to in Section 7.2;

(d) On or before the date ninety (90) days after the commencement of each fiscal year, commencing with the fiscal year beginning September 2014, the Credit Parties shall deliver to the Lender Group the annual budget for the Credit Parties and their Restricted Subsidiaries, approved by the board of directors of the Parent, including forecasts of the income statement, the balance sheet, a cash flow statement, Excess Availability forecasts, and Financial Covenant compliance forecasts (whether or not the Borrowers are otherwise required to satisfy such covenants at such time or at any time applicable to such forecasts) for such fiscal year on a quarter by quarter basis;

(e) Promptly (and in any event within five (5) Business Days) after the sending, filing, or making thereof, as applicable, the Credit Parties shall, and shall cause their Restricted Subsidiaries to, deliver to the Administrative Agent and the Lenders (i) copies of all financial statements, reports, and other information which any Credit Party or any such Restricted Subsidiary sends to any holder of its Material Indebtedness or generally to the holders of its Equity Interests and (ii) copies of all reports and registration statements which any Credit Party or any such Subsidiary makes to, or files with, the Securities and Exchange Commission (or any successor) or any national securities exchange;

(f) If there is a material change in GAAP after September 29, 2012, that affects the presentation of the financial statements referred to in Section 7.1 and 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Credit Parties shall furnish the adjustments and reconciliations necessary to enable the Borrowers and each Lender to determine compliance with each of the Financial Covenants (whether or not the Borrowers are otherwise required to satisfy such covenants at such time), all of which shall be determined in accordance with GAAP consistently applied;

(g) From time to time and promptly upon (and in any event within five (5) Business Days of) each request the Credit Parties shall, and shall cause their Restricted Subsidiaries to, deliver to the Administrative Agent on behalf of the Lender Group such data, certificates, reports, financial statements, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Credit Parties, such Subsidiaries, or any of them, as the Administrative Agent may reasonably request.

Information required to be delivered solely pursuant to Sections 7.1, 7.2 and 7.5(e) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been timely posted on the Parent’s website on the internet (currently www.central.com) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

Section 7.6 Notice of Litigation and Other Matters.

(a) Promptly (and in any event within five (5) Business Days of) upon any Responsible Officer obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Credit Party, any Subsidiary of a Credit Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, would expose, in such Responsible Officer’s reasonable judgment, any Credit Party or any Subsidiary of a Credit Party to liability in an aggregate amount that could reasonably be expected to result in a Materially Adverse Effect, the Parent shall notify the Administrative Agent of the occurrence thereof, and the Credit Parties shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request;

(b) Promptly upon (and in any event within five (5) Business Days of) any Credit Party’s receipt of notice of any event that could reasonably be expected to result in a Materially Adverse Effect, such Credit Party shall notify the Lender Group of the occurrence thereof;

(c) Promptly (and in any event within five (5) Business Days) following any material amendment or change approved by the board of directors of the Parent to the budget submitted to the Lender Group pursuant to Section 7.5(d), the Credit Parties shall notify the Lender Group of the occurrence thereof;

(d) Immediately following (i) any Default or Event of Default under any Loan Document or (ii) any Responsible Officer obtaining knowledge of a default or event of default under any Material Contract or any other agreement to which any Credit Party or any Subsidiary of a Credit Party is a party or by which any Credit Party’s or any such Subsidiary’s properties is bound (other than a Loan Document) which could reasonably be expected to have a Materially Adverse Effect, then the Parent shall notify the Administrative Agent of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto; and

(e) Promptly (but in any event within three (3) Business Days of) upon any Responsible Officer obtaining knowledge thereof, the Parent shall notify the Administrative Agent of the cancellation, termination, expiration, or suspension of any Material Contract, the cancellation, termination, expiration, or suspension of which could reasonably be expected to have a Material Adverse Effect.

ARTICLE 8

NEGATIVE COVENANTS

Until the later of the date the Obligations arising under this Agreement and the other Loan Documents are repaid in full in cash and the date the Commitments are terminated:

Section 8.1 Indebtedness. No Credit Party will, or will permit any of its Restricted Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a) Indebtedness under this Agreement and the other Loan Documents and the Bank Products Documents;

(b) Indebtedness existing as of the Agreement Date and described on Schedule 8.1(b), and Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness of the Credit Parties or any of their Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvements), and Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $20,000,000;

(d) unsecured Indebtedness under the Senior Subordinated Notes, together with any refinancing thereof which consists (whether singly or in combination) of (i) Permitted Refinancing Indebtedness in respect such Senior Subordinated Notes and (ii) any Indebtedness permitted under clause (i) of this Section 8.1;

(e) Indebtedness of any Credit Party owing to any Subsidiary and of any Subsidiary owing to any Credit Party or any other Subsidiary; provided that (i) any such Indebtedness arises solely from Investments permitted by Section 8.5, and (ii) any Indebtedness that is owed by a Credit Party to a Subsidiary that is not a Credit Party shall be subordinated to the obligations on terms and conditions, and pursuant to documentation, reasonably satisfactory to the Administrative Agent;

(f) Guaranties by any Credit Party of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of any Credit Party or any other Restricted Subsidiary; provided that Guaranties by any Credit Party of Indebtedness of any Subsidiary that is not a Credit Party shall be subject to Section 8.5;

(g) obligations under Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, with a counterparty that has a credit risk reasonably acceptable to the Administrative Agent which obligations shall be unsecured unless such Hedge Agreement is with a Bank Products Provider;

(h) reimbursement obligations in respect of Permitted Outside Letters of Credit;

(i) Subordinated Indebtedness so long as the Specified Conditions are satisfied before and immediately after giving effect to the incurrence thereof; and

(j) other Indebtedness of the Parent and its Subsidiaries so long as at the time such Indebtedness is incurred, the principal amount of Indebtedness (together with the aggregate principal amount of all other then outstanding Indebtedness incurred under this clause (j)) does not exceed 10% of total Consolidated Net Tangible Assets of the Parent and its Restricted Subsidiaries, determined as of the last day of the most recently ended fiscal quarter for which Administrative Agent has received financial statements pursuant to Section 7.1(b) or 7.2.

Section 8.2 [Intentionally Omitted].

Section 8.3 Liens. No Credit Party will, or will permit any Restricted Subsidiary of a Credit Party to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

Section 8.4 Restricted Payments. No Credit Party will, or will permit any Restricted Subsidiary of a Credit Party to, directly or indirectly declare or make any Restricted Payment, or set aside any funds for any such purpose, other than Dividends on Equity Interests which accrue (but are not paid in cash); provided, however, that

(a) the Parent’s Restricted Subsidiaries may make Restricted Payments to the Parent or any other Credit Party which is a wholly-owned Restricted Subsidiary of the Parent; and

(b) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments so long as the Specified Conditions are satisfied before and after giving effect to such Restricted Payments; and

(c) the Parent may (i) make regularly scheduled payments of interest on the Senior Subordinated Notes to the extent not prohibited by the subordination provisions set forth in the Senior Subordinated Notes or the Senior Subordinated Note Indenture, and (ii) repay the Senior Subordinated Notes in full in connection with a Permitted Refinancing thereof or the incurrence of other Subordinated Indebtedness otherwise permitted pursuant to Section 8.1(i).

Section 8.5 Investments. No Credit Party will, or will permit any Restricted Subsidiary of a Credit Party to, make Investments, except that:

(a) the Borrowers may purchase or otherwise acquire and own and may permit any of its Restricted Subsidiaries to purchase or otherwise acquire and own Cash Equivalents;

(b) the Borrowers and their Restricted Subsidiaries may hold the Investments in existence on the Agreement Date and described on Schedules 5.1(c)-1, 5.1(c)-2 and 5.1(m);

(c) so long as no Default or Event of Default exists, any Credit Party may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as (i) such Account Debtor is in financial distress as determined by such Credit Party in good faith and in its reasonable business judgment and (ii) the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes and, if requested by the Administrative Agent, such notes shall be delivered to the Administrative Agent as Collateral, together with an allonge;

(d) such Credit Parties and their Restricted Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date and set forth on Schedule 5.1(c)-1;

(e) Guaranties by the Credit Parties and their Restricted Subsidiaries constituting Indebtedness permitted by Section 8.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Credit Parties that is Guaranteed by any Credit Party shall be subject to the limitation set forth in subsection (f) of this Section;

(f) Investments made (i) by any Credit Party to any other Credit Party, or (ii) by any Credit Party to any Subsidiary that is not a Credit Party; provided that the aggregate amount of Investments under this clause (f) by the Credit Parties in or to, and Guaranties by the Credit Parties of Indebtedness of, any Subsidiary that is not a Credit Party (including all such Investments and Guaranties existing on the Agreement Date) shall not exceed $20,000,000 at any time outstanding;

(g) the Credit Parties may hold Investments arising out of Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, with a counterparty that has a credit risk reasonably acceptable to the Administrative Agent;

(h) (i) payroll, travel, relocation and similar loans and advances to employees and officers of the Parent and its Subsidiaries for bona fide business purposes incurred in the ordinary course of business and consistent with past practices or (ii) other loans to employees and officers of the Parent and its Subsidiaries approved by the board of directors in good faith; provided, that the aggregate principal amount of all such loans and advances described in this clause (ii) shall not exceed $100,000 at any time outstanding;

(i) Investments received in compromise or resolution of litigation, arbitration or other disputes with persons who are not Affiliates;

(j) to the extent constituting Investments, accounts receivable and notes receivable arising in the ordinary course of business;

(k) any investment, loan or advance in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business; and

(l) the Credit Parties and their Restricted Subsidiaries may make other Investments so long as the Specified Conditions are satisfied before and immediately after giving effect to such Investments.

Section 8.6 Affiliate Transactions. No Credit Party shall, or shall permit any Restricted Subsidiary of a Credit Party to, enter into or be a party to any agreement or transaction with any other Subsidiary or any other Affiliate except (a) as described on Schedule 8.6, (b) in the ordinary course of and pursuant to the reasonable requirements of the applicable Credit Party’s or Restricted Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Credit Party or such Restricted Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Credit Party or such Restricted Subsidiary, and otherwise on terms consistent with the historical business relationship of such Credit Party or such Restricted Subsidiary, or (c) as expressly permitted by Sections 8.4 and 8.5.

Section 8.7 Acquisitions; Joint Ventures; Liquidation; Change in Ownership, Name, or Year; Dispositions; Accounting Changes; Etc. No Credit Party shall, or shall permit any Restricted Subsidiary to, at any time:

(a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that any Restricted Subsidiary of the Parent may liquidate or dissolve itself into the Parent or any other Credit Party which is a wholly-owned Domestic Restricted Subsidiary of the Parent in accordance with Applicable Law;

(b) sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business, except for Permitted Asset Dispositions;

(c) enter into any Acquisition; provided, however, that any Credit Party or any Restricted Subsidiary of a Credit Party may enter into or consummate any Permitted Acquisition;

(d) merge or consolidate with any other Person; provided, however, that (i) any Domestic Subsidiary Guarantor may merge into a Borrower so long as such Borrower is the surviving entity after such merger and (ii) any Subsidiary Guarantor or any other Subsidiary of a Borrower may merge into any Domestic Subsidiary Guarantor which is wholly-owned by a Borrower so long as the surviving entity after such merger is a Domestic Subsidiary Guarantor wholly-owned by a Borrower;

(e) change its legal name, jurisdiction of organization or organizational type without giving the Administrative Agent thirty (30) days (or such shorter period as agreed by the Administrative Agent) prior written notice of its intention to do so and complying with all reasonable requirements of the Administrative Agent and the Lenders in regard thereto prior to such change;

(f) change its year-end for accounting purposes from the fiscal year ending on the last Saturday of September without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld);

(g) make any significant change in accounting treatment or reporting practices, except as permitted by GAAP; or

(h) engage in any business other than a Permitted Business.

Section 8.8 Fixed Charge Coverage Ratio. Upon the occurrence and at all times during the continuance of a Financial Covenant Testing Period, the Fixed Charge Coverage Ratio (tested and calculated as of each of (a) the last day of the fiscal quarter most recently ended prior to the commencement of such Financial Covenant Testing Period for which Administrative Agent has received financial statements pursuant to Section 7.1(b) or 7.2, and (b) the last day of each fiscal quarter thereafter until the end of the Financial Covenant Testing Period, in each case for the four (4) Fiscal Quarter period ending on such date) shall be not less than 1.00 to 1.00.

Section 8.9 Sales and Leasebacks. No Credit Party shall, or shall permit any Restricted Subsidiary of a Credit Party to, enter into any arrangement, directly or indirectly, with any third party whereby such Credit Party or such Restricted Subsidiary, as applicable, shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Credit Party or such Restricted Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Credit Party or such Restricted Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred (any such arrangement, a “Sale Leaseback”), other than Sale Leasebacks of real property so long as (a) such sale is made for fair market value, (b) the corresponding lease is on market terms and (c) the Borrowers deliver a Third Party Agreement from the lessor of such real property.

Section 8.10 Amendment and Waiver.

(a) No Credit Party shall, or shall permit any Restricted Subsidiary of a Credit Party to enter into any amendment, or agree to or accept any waiver, which would adversely affect in any material respect the rights of such Credit Party or such Restricted Subsidiary, as applicable, or any member of the Lender Group, of its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents.

(b) No Credit Party shall, or shall permit any Restricted Subsidiary of a Credit Party to (i) permit any Material Contract to be cancelled or terminated prior to its stated maturity or stated expiration (other than in connection with the refinancing of Indebtedness permitted hereby); or (ii) enter into any amendment, restatement, or modification, or agree to or accept any waiver, which would in any material respect adversely affect the rights of such Credit Party or such Restricted Subsidiary, as applicable, or any member of the Lender Group, of any Material Contract.

Section 8.11 ERISA Liability. After the date hereof, no Credit Party or any of their Restricted Subsidiaries shall establish any Multiemployer Plans, Title IV Plans, or Retiree Welfare Plans not previously disclosed on Schedule 5.1(o). No Credit Party shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the assets of any of their Plans would be less than an amount sufficient to provide all accrued benefits payable under such Plans. No Credit Party shall, or shall cause or permit any Subsidiary to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Materially Adverse Effect.

Section 8.12 [Intentionally Omitted].

Section 8.13 Restrictive Agreements. No Credit Party shall, or shall permit any Restricted Subsidiary to, directly or indirectly, enter into any agreement (other than the Loan Documents) with any Person that (a) prohibits or restricts or limits the ability of any Credit Party or any such Restricted Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets (other than prohibitions of Liens on assets that are subject to purchase money security interests that are Permitted Liens hereunder), (b) restricts the ability of any Restricted Subsidiary to pay any dividends, distributions or other restricted payments to such Credit Party, or (c) violates the terms hereof, any other Loan Document or any Bank Products Document; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement and the other Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and specifically identified on Schedule 8.13 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to restrictions and conditions contained in the Senior Subordinated Note Indenture in respect of Senior Subordinated Notes (in each case as in effect on the Agreement Date), (iv) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

ARTICLE 9

DEFAULT

Section 9.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a) Any representation or warranty made under this Agreement, any other Loan Document shall prove incorrect or misleading in any material respect (provided that if any representation or warranty already includes a materiality or material adverse effect qualifier, such representation or warranty shall be true and correct in all respects) when made or deemed to have been made pursuant to Section 5.4; or

(b) (i) Any payment of any principal hereunder or under the other Loan Documents, or any reimbursement obligations with respect to any Letter of Credit, shall not be received by the Administrative Agent on the date such payment is due, or (ii) any payment of interest, fees or other amounts hereunder or under the other Loan Documents or any other Obligations shall not be received by the Administrative Agent or Lender, as applicable, on or before three (3) Business Days after the due date thereof; or

(c) Any Credit Party shall default in the performance or observance of any agreement or covenant contained in Section 2.12, 6.1(i), Section 6.5 (excluding as a result of a downgrade in the A.M. Best rating of such Credit Party’s insurance company), 6.6, 6.7, 6.12, 6.15, 6.16, 6.20, 6.22 or 6.23; in Article 7 or Article 8 or, subject to any express right to cure set forth therein, in any Security Document; or

(d) Any Credit Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured within the earlier of (i) a period of thirty (30) days from the date that such Credit Party knew or should have known of the occurrence of such default, or (ii) a period of thirty (30) days after written notice of such default is given to such Credit Party; or

(e) There shall occur any default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents (other than this Agreement or the Security Documents or as otherwise provided in this Section 9.1) which shall not be cured within the applicable cure period, if any, provided for in such Loan Document; or

(f) There shall occur any Change in Control; or

(g) (i) There shall be entered a decree or order for relief in respect of any Credit Party or any Restricted Subsidiary of a Credit Party under the Bankruptcy Code, or any other Debtor Relief Law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Credit Party or of any Restricted Subsidiary of a Credit Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Credit Party or any Restricted Subsidiary of a Credit Party, or (ii) an involuntary petition shall be filed against any Credit Party or any Restricted Subsidiary of a Credit Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days; or

(h) Any Credit Party or any Restricted Subsidiary of a Credit Party shall commence an insolvency proceeding or any Credit Party or any Restricted Subsidiary of a Credit Party shall consent to the institution of an insolvency proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Credit Party or any Restricted Subsidiary of a Credit Party or of any substantial part of its properties, or any Credit Party or any Restricted Subsidiary of a Credit Party shall fail generally to pay its debts as they become due, or any Credit Party or any Restricted Subsidiary of a Credit Party shall take any action in furtherance of any such action; or

(i) (i) One or more judgments, orders or awards (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $25,000,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Credit Party or any Restricted Subsidiary of any Credit Party for the payment of money which exceeds, together with all such other judgments, orders, or awards of the Credit Parties and their Restricted Subsidiaries, $25,000,000 in the aggregate, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment, order or award, by reason of a pending appeal or otherwise, shall not be in effect, or (ii) a warrant of attachment or execution or similar process shall be issued or levied against property of any Credit Party or any Restricted Subsidiary of a Credit Party pursuant to any judgment which, together with all other such property of the Credit Parties and their Restricted Subsidiaries subject to other such process, exceeds in value $25,000,000 in the aggregate; or

(j) (i) Any Plan maintained by any Credit Party or any ERISA Affiliate fails to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code; (ii) or a Credit Party or ERISA Affiliate is required to provide security under Applicable Law, the terms of such Plan, Section 401 and 436 of the Code, or Section 206 of ERISA; (iii) or a trustee shall be appointed by a United States District Court to administer any such Plan; (iv) or the PBGC shall institute proceedings to terminate any such Plan; (v) or any Credit Party or any ERISA Affiliate shall incur any liability to the PBGC in connection with the termination of any such Plan; (vi) or any Plan or trust created under any Plan of any Credit Party or any ERISA Affiliate shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder or any trustee or administrator thereof to any tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; (vii) or there shall be at any time a Lien imposed against the assets of a Credit Party or ERISA Affiliate under Code Section 412, or ERISA Sections 302 or 4068; (viii) or there shall occur at any time an ERISA Event (or a similar type of event with respect to a Foreign Plan) to the extent such ERISA Event (or a similar type of event with respect to a Foreign Plan), and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected result in an aggregate liability greater than $10,000,000 or otherwise have a Materially Adverse Effect; or

(k) (i) Any Credit Party or any of their Restricted Subsidiaries shall fail to make any payment in respect of any Material Indebtedness when due after the expiration of any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of such Material Indebtedness (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to any such Person) or enables (or, with the giving of notice or passing of time or both, would enable) the holders of such Indebtedness or a commitment related to such Indebtedness (or any Person acting on such holders’ behalf) to accelerate the maturity thereof or terminate any such commitment before its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Person) or (ii) there shall occur any default under any Hedge Agreement which could reasonably be expected to result in the payment by the Parent or any Restricted Subsidiary of an amount in excess of $25,000,000 (after the expiration of any applicable cure period set forth therein); or

(l) Any default or event of default by a Credit Party or any of its Restricted Subsidiaries occurs under any Material Contract which would enable any party thereto to suspend or termination such Material Contract, or any Material Contract is suspended or terminated prior to its stated expiration date;

(m) All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Credit Party, any Subsidiary of a Credit Party or any Affiliate thereof, or by any Governmental Authority having jurisdiction over any Credit Party, any Subsidiary of a Credit Party or any Affiliate thereof, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Credit Party, any Subsidiary of a Credit Party or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document shall be terminated as a result of a default or event of default by any Credit Party or revoked; or

(n) Any Security Document or any other security document, after delivery thereof pursuant hereto, shall for any reason (other than as a result of the action or inaction of the Administrative Agent) fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, on any Collateral purported to be covered thereby; or

(o) The subordination provisions of any Senior Subordinated Notes or the Senior Subordinated Note Indenture shall fail to be enforceable against the holders thereof in accordance with their terms; or

(p) Any material damage to, or loss, theft or destruction of, any Collateral, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Credit Party or any of their Restricted Subsidiaries, if any such event or circumstance could reasonably be expected to have a Materially Adverse Effect.

Section 9.2 Remedies. If an Event of Default shall have occurred and be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents, the Bank Products Documents or under Applicable Law:

(a) With the exception of an Event of Default specified in Section 9.1(g) or (h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Commitments, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Bank Products Obligations) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b) Upon the occurrence and continuance of an Event of Default specified in Sections 9.1(g) or (h), such principal, interest, and other Obligations (other than any Bank Products Obligations) shall thereupon and concurrently therewith become due and payable, and the Commitments shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c) The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law. The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Credit Parties, and the Credit Parties hereby consent to such rights and such appointment and hereby waive any objection the Credit Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

(d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations (other than Bank Products Obligations) pursuant to the provisions of this Section 9.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrowers shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrowers. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

(e) The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

(f) Each Credit Party hereby grants to the Administrative Agent an irrevocable, non-exclusive license or other right to use, license, or sublicense (without payment of any royalty or other compensation to any Person) any or all of such Credit Party’s Intellectual Property, computing hardware, brochures, promotional and advertising materials, labels, packaging materials, and other Property in connection with the advertising for sale or lease, marketing, selling, leasing, liquidating, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof. Each Credit Party’s rights and interests in and to any Intellectual Property shall inure to Administrative Agent’s benefit.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.1 Appointment and Authorization.

(a) Each member of the Lender Group hereby irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 10.2 Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.12), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the any Borrowers or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.12) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 10.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swing Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swing Bank and the Issuing

Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 10.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Majority Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders where required by the terms of this Agreement.

Section 10.5 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 10.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Majority Lenders”, “Supermajority Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if it were not the Administrative Agent hereunder.

Section 10.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower Representative. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower Representative provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, subject to approval by the Borrower Representative provided that no Default or Event of Default shall exist at such time, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Majority Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.17(b), then the Issuing Bank and the Swing Bank may, upon prior written notice to the Borrower Representative and the Administrative Agent, resign as Issuing Bank or as Swing Bank, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Section 10.8 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 10.9 The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 11.2) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.10 Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Security Documents and any subordination agreements) other than this Agreement.

Section 10.11 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations

(other than contingent indemnification obligations, such Cash Collateralized reimbursement obligations and Bank Products Obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.12; and

(ii) to release any Credit Party from its obligations under the applicable Guaranty and Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Credit Party from its obligations under the applicable Guaranty or Security Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrowers’ expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Credit Party from its obligations under the applicable Guaranty and Security Documents, in each case in accordance with the terms of the Loan Documents and this Section.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to any member of the Lender Group for any failure to monitor or maintain any portion of the Collateral.

Section 10.12 Lead Arrangers. Each Lender hereby designates each of SunTrust Robinson Humphrey, Inc., U.S Bank National Association and BMO Harris Bank N.A., as Joint Lead Arrangers and Joint Bookrunners, U.S Bank National Association and BMO Harris Bank N.A., as Co-Syndication Agents, and Bank of the West, as Documentation Agent, and agrees that the Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents and Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Credit Party.

Section 10.13 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Majority Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 10.14 Secured Bank Products Obligations. No Bank Products Provider that obtains the benefits of Section 2.11, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Products Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

Section 10.15 Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 10.15, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents, its Loans and the Commitments until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices.

(a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy (or to the extent specifically permitted under Section 11.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i) If to any Credit Party, to such Credit Party in care of the Parent at:

Central Garden & Pet Company

1340 Treat Blvd.

Suite 600

Walnut Creek, California 94597

Attn: Treasury Department

Telecopy No.: 925-947-0438

With a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

Attn: Dolph Hellman, Esq.

Telecopy No.: 415-773-5759

(ii) If to the Administrative Agent, to it at:

SunTrust Bank

303 Peachtree Street

23rd Floor

Atlanta, Georgia 30308

Attn: Asset Manager – Central Garden & Pet Company

Telecopy No.: 404-813-1437

With a copy to (which shall not constitute notice):

Jones Day

1420 Peachtree Street, NE

Suite 800

Atlanta, Georgia 30309

Attn: Aldo LaFiandra, Esq.

Telecopy No: 404-581-8330

(iii) If to the Lenders, to them at the addresses set forth on the signature pages of this Agreement or in any Assignment and Acceptance pursuant to which such Lender became a Lender hereunder; and

(iv) If to the Issuing Bank, at the address set forth on the signature pages of this Agreement.

(b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ prior written notice of such change to the other parties.

(c) (i) Notices and other communications to the Lender Group hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Group member pursuant to Article 2 if such Lender Group member, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent as determined by a final, nonappealable court of competent jurisdiction.

(iii) The Platform is provided “as is” and “as available.” Neither of the Administrative Agent nor any of its officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Platform and each expressly disclaims liability for errors or omissions in the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Affiliates of the Administrative Agent in connection with the Platform.

(iv) Each of the Credit Parties, the Lenders and the Issuing Bank agree that the Administrative Agent may, but shall not be obligated to, store any electronic communications received in connection with this Agreement on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Section 11.2 Expenses; Indemnification.

(a) The Borrowers shall pay:

(i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including, but not limited to, all out-of-pocket expenses of the Administrative Agent and its Affiliates in connection with periodic field audits, appraisals, and other inspections described in Section 6.7, plus out-of-pocket expenses for each field audit, appraisal, or other inspection of a Credit Party or any Subsidiary of a Credit Party performed by personnel employed or engaged by the Administrative Agent and its Affiliates;

(ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and

(iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, which shall be limited, in the case of legal fees and expenses, to the fees, charges and disbursements of one counsel to the Administrative Agent and one counsel to the Lenders, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected persons taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and one local counsel to the Lenders, taken as a whole, in any relevant material jurisdiction to the Administrative Agent and Lenders and, solely in the case of an actual or perceived conflict of interest, one additional local counsel to all affected persons, taken as a whole).

(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any Bank Products Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Borrowers shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity has been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such indemnity.

(c) The Borrowers shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swing Bank under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swing Bank, as the case may be, such Lender’s pro rata share (in accordance with its respective Aggregate Commitment Ratio as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swing Bank in its capacity as such.

(e) To the extent permitted by applicable law, no Indemnitee or Credit Party shall assert, and each Indemnitee and Credit Party hereby waives, any claim against any Indemnitee or Credit Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided, however, that nothing herein shall limit or otherwise impair any indemnification or reimbursement obligations of the Credit Parties in respect of any third-party claims alleging such special, indirect, punitive, exemplary or consequential damages.

(f) All amounts due under this Section shall be payable promptly (and in any event with five (5) Business Days) after written demand therefor.

Section 11.3 Waivers. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and the Bank Products Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right. The Lender Group expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lenders decide to fund a request for an Advance at a time when the Borrowers are not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Section 11.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that an Event of Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Indebtedness at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Credit Party, against and on account of the obligations and liabilities of the Credit Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, any other Loan Document and any Bank Products Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, any other Loan Document or any Bank Products Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Revolving Loan Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 11.5 Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its portion of the Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it, the aggregate amount of the portion of the Revolving Loan Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent), shall not be less than $1,000,000, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment shall require the prior written consent of the Administrative Agent and, so long as no Event of Default exists, the Borrower Representative (each such consent not to be unreasonably withheld or delayed); provided, however, that if the consent of the Borrower Representative to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in this Section), the Borrower Representative shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower Representative prior to such fifth Business Day, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 11.2(b), 12.3 and 12.5. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) in no event shall any Credit Party or any Affiliate of any Credit Party be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, to the extent the Participant is adversely effected thereby, agree to any amendment, modification or waiver with respect to any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest (other than a waiver in respect of application of the Default Rate) or fees due to the Lender hereunder or any other Loan Documents that adversely affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 11.2(b), 6.19(d) and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8(b) as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or Section 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.8(b) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an electronic file in Adobe Corporation’s Portable Document Format or PDF file shall be deemed an original signature hereto. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.7 Under Seal; Governing Law. This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.

Section 11.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 11.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrowers at interest rates tied to such reference rates.

Section 11.11 Entire Agreement. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. Each Credit Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Loan Agreement with counsel for such Credit Party, and such Credit Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Credit Party (as well as the other representations and warranties of such Credit Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 11.12 Amendments and Waivers.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between any Credit Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Majority Lenders, or the Borrowers and the Administrative Agent with the consent of the Majority Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Majority Lenders, no amendment, waiver or consent shall:

(i) increase the Revolving Loan Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or Letter of Credit Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or Letter of Credit Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of the Revolving Loan Commitment, without the written consent of each Lender affected thereby;

(iv) change Section 2.10 or 2.11 in a manner that would alter the allocation of payments required thereby, without the written consent of each Lender;

(v) change any of the provisions of this subsection (b) or the definition of “Majority Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi) release of all or substantially all of the Collateral, release all or substantially all of the value of the Guaranties securing the Obligations, or contractually subordinate the payment of the Obligations to any other Indebtedness or the Administrative Agent’s security interest in the Collateral, in each case without the consent of each Lender; or

(vii) increase the advance rates set forth in, or otherwise change the definition of “Borrowing Base” (or any component definition thereof) which increases, or that would have the effect of increasing, borrowing availability hereunder, without the consent of the Supermajority Lenders (provided that the exercise by the Administrative Agent of any of its rights hereunder with respect to Reserves, Eligible Accounts, or Eligible Inventory shall not be deemed to be such an amendment);

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swing Bank or the Issuing Bank without the prior written consent of such Person.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Loan Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Article 12 and Section 11.2), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group.

(c) Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, the Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid Unused Line Fee and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender for whatever reason fails to execute and deliver any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and the Borrowers have agreed, within five (5) Business Days of the date the execution version thereof was delivered to such Lender. Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly (but, in any event, within three (3) Business Days) execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment. The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).

(d) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

(e) Notwithstanding any other provisions of this Agreement to the contrary, the Borrowers may, by written notice to the Administrative Agent from time to time, make one or more offers to all Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrowers. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which responses from the applicable Lenders in respect of such Permitted Amendment are required to be received (which shall not be less than three (3) Business Days after the date of such notice). Only those Lenders that consent to such Permitted Amendment (the “Accepting Lenders”) will have the maturity of their applicable Loans and Commitments extended and be entitled to receive any increase in the Applicable Margin and any fees (including prepayment premiums or fees), in each case, as provided therein (and notwithstanding any provision of Section 11.12 or of Section 2.10); provided, that, until the Maturity Date, the Loans and Commitments of the Accepting Lenders shall be on the same terms (other than with respect to the maturity thereof and upfront fees payable in connection therewith) as the existing Loans. The Borrowers and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. For the avoidance of doubt, the repayment in full of all Loans and other amounts owing to each of the non-Accepting Lenders on the Maturity Date and the treatment of such Loans pursuant to Section 2.10 and 2.11 shall not be affected by the terms of any Permitted Amendment. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment. Notwithstanding any provisions of Section 11.12, each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms and provisions of the Permitted Amendment with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 11.12(e) unless the Administrative Agent shall have consented thereto and, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and other organizational authorizations and officer’s certificates as may be requested by the Administrative Agent.

Section 11.13 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with the Borrowers, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 11.15 Disclosure. The Administrative Agent, with the consent of the Borrowers, shall have the right to issue press releases regarding the making of the Loans and issuance of Letters of Credit and the Revolving Loan Commitment to the Borrowers pursuant to the terms of this Agreement.

Section 11.16 Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrowers may designate another financial institution (such financial institution being herein called a “Replacement Lender”) reasonably acceptable to the Administrative Agent, and which is not a Borrower or an Affiliate of a Borrower, to assume such Lender’s Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation reasonably satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrowers to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such documentation on behalf of any Replacement Lender if such Replacement Lender fails to execute same within five (5) Business Days after being presented with such documentation. “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent; (b) the making of any claim by any Lender under Section 2.8(b), 12.2, 12.3 or 12.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections; (c) such Lender’s becoming a Defaulting Lender; or (d) such Lender refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Revolving Loan Commitment or 100% of the affected Lenders under Section 11.12 that is consented to by the Majority Lenders prior to the replacement of any such Lenders in connection therewith.

Section 11.17 Confidentiality; Material Non-Public Information; Publicity.

(a) No member of the Lender Group shall disclose any material non-public confidential information (“MNPI”) regarding the Credit Parties to any other Person without the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed), other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it, provided, that, prior to any such disclosure, such rating agency shall be advised of the confidential nature of the information relating to the Credit Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, Federal or foreign authority or examiner regulating banks or banking, and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

(b) The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Administrative Agent, the Lenders, the Issuing Bank, and the Swing Bank shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, (B) administrative materials of a customary nature prepared by the Credit Parties or Administrative Agent (including, Request for Advance, Notices of Conversion/Continuation, Request for Issuance of Letter of Credit, Swing Loan requests and any similar requests or notices), and (C) information which has been filed by the Credit Parties with the Securities and Exchange Commission or publicly disclosed by the Credit Parties. Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

(c) The Administrative Agent and the Lenders shall be permitted to use information related to the transactions contemplated by this Agreement in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of their choice at their own expense.

Section 11.18 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any other Credit Party, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or Federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of such Borrower or such other Credit Party, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 11.19 Dealings with Multiple Borrowers.

(a) All Obligations shall be joint and several Obligations of the Borrowers. The Administrative Agent and the Lenders shall have the right to deal with any Authorized Signatory of the Borrower Representative or any other Borrower with regard to all matters concerning the rights and obligations of any member of the Lender Group hereunder and pursuant to Applicable Law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the Authorized Signatories of the Borrower Representative or any other Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers.

(b) Each Borrower hereby appoints the Borrower Representative as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The provisions of this Section 11.19 and the Lender Group’s reliance thereon are material inducements to the agreement of the Lender Group to enter into this Agreement and to consummate the transactions contemplated hereby.

(c) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations (other than any Excluded Hedge Obligation with respect to such Borrower). To the extent that any of the Borrowers shall fail to make any payment or performance with respect to any of the Obligations, then the other Borrowers will do so, when and as due.

(d) Each of the Borrowers is accepting joint and several liability to the extent set forth above herein in consideration of the financial accommodation to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each the other applicable Borrowers and in consideration of the undertakings of each of the other applicable Borrowers to accept joint and several liability for the obligations of each of them.

(e) Except as otherwise expressly provided herein and subject to the terms of this Agreement and the other Loan Documents, (i) each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made or issuance of any Letter of Credit under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement or any other Loan Document, notice of any action at any time taken or omitted by any Lender Group member under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents, and (ii) each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender Group member at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender Group member in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.

(f) The provisions of this Section 11.19 are made for the benefit of the Lender Group members and their respective successors and assigns, and such Persons shall not be required to marshal any of their respective claims, exercise their respective rights against any of the other Borrowers or any other Credit Party, exhaust their respective remedies against any of the other Borrowers or any other Credit Party, resort to any other source or means of obtaining payment of any of the Obligations, or elect any other remedy. If any payment made on the Obligations is rescinded or must be returned by any Lender Group member upon the insolvency, bankruptcy or reorganization of any of the Borrowers or any other Credit Party, or otherwise, the provisions of this Section 11.19 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of a Borrower or any other Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower and each other Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Borrower’s and such Credit Party’s right of contribution and indemnification from each other Borrower or other Credit Party under applicable law.

(h) Pursuant to Section 6.20 of this Agreement, any new Domestic Subsidiary of a Borrower may be required to enter into this Agreement as a Borrower by executing and delivering to the Administrative Agent a Joinder Supplement. Upon the execution and delivery of a Joinder Supplement by such new Subsidiary, such new Subsidiary shall become a Borrower and Credit Party hereunder with the same force and effect as if originally named as a Borrower or Credit Party herein. The execution and delivery of any Joinder Supplement (or any joinder to any other applicable Loan Document) adding an additional Borrower as a party to this Agreement (or any other applicable Loan Document) shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Borrower hereunder.

Section 11.20 Contribution Obligations.

(a) If any Credit Party makes a payment of any Obligations (other than amounts for which such Credit Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Credit Party, exceeds the amount that such Credit Party would otherwise have paid if each Credit Party had paid the aggregate obligations satisfied by such Guarantor Payments in the same proportion that such Credit Party’s allocable amount bore to the total allocable amounts of all Credit Parties, then such Credit Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Credit Party for the amount of such excess, ratably based on their respective allocable amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Credit Party shall be the maximum amount that could then be recovered from such Credit Party under this Agreement without rendering such payment voidable under section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(b) Each Credit Party hereby subordinates any claims, including any right of payment, subrogation, contribution (including rights of contribution pursuant to Section 11.20(a)) and indemnity, that it may have from or against any other Credit Party, and any successor or assign of any other Credit Party, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the prior payment in full of all of the Obligations in cash and termination of all Commitments; provided, unless an Event of Default shall then exist, the foregoing shall not prevent or prohibit the repayment of intercompany accounts and loans among the Credit Parties in the ordinary course of business.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the joint obligations of any Credit Party shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or Federal law relating to fraudulent conveyances or transfers) then the obligations of each Credit Party hereunder shall be limited to the maximum amount that is permissible under applicable law (whether Federal or state and including, without limitation, the Bankruptcy Code), after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under this Agreement or applicable law.

(d) The provisions of this Section 11.20 are made for the benefit of the Lenders and their respective successors and permitted assigns, and may be enforced by any such Person from time to time against any of the Credit Parties as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Credit Parties or to exhaust any remedies available to it against any of the other Credit Parties or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 11.20 shall remain in effect until the payment in full of all of the Obligations in cash and termination of all Commitments. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, or otherwise, the provisions of this Section 11.19 will forthwith be reinstated in effect, as though such payment had not been made.

Section 11.21 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lender Group members are arm’s-length commercial transactions between such Credit Party and its Affiliates, on the one hand, and the Lender Group members, on the other hand, (ii) such Credit Party has consulted its own legal, accounting, regulatory, and tax advisors to the extent it has deemed appropriate, and (iii) such Credit Party is capable of evaluating, and understands and accepts, the terms, risks, and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lender Group members is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent, or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) no Lender Group member has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lender Group members and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Credit Party and its Affiliates, and no Lender Group member has any obligation to disclose any of such interests to such Credit Party or its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against each of the Lender Group members with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.22 Survival. The provisions of Sections 11.2, Article 10 and Article 12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 11.23 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Credit Party hereunder in the currency expressed to be payable herein (the “specified currency “) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Credit Party in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Credit Party agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.10, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Credit Party.

Section 11.24 Qualified ECP Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of such Credit Party’s obligations under its Guaranty hereunder in respect of Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.24 or otherwise under its Guaranty hereunder, as it relates to such other Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.24 shall remain in full force and effect until termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Bank Products Obligations) and the expiration or termination of all Letters of Credit (other than any Letter of Credit for which the Letter of Credit Obligations have been Cash Collateralized or as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made). Each Qualified ECP Guarantor intends that this Section 11.24 constitute, and this Section 11.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.25 Designated Senior Debt. Each party acknowledges and agrees that the Indebtedness under the Loan Documents is “Designated Senior Debt” (or any similar term) under, and as defined in, each of the Senior Subordinated Note Indenture, any refinancing thereof, any other indenture and any other Indebtedness which is subordinated to the Obligations.

Section 11.26 Location of Closing. The Agent and each Lender Group member acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o Jones Day, 222 East 41st Street, New York, New York 10017. Each Credit Party acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o Jones Day, 222 East 41st Street, New York, New York 10017. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

ARTICLE 12

YIELD PROTECTION

Section 12.1 Interest Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advance for any Interest Period, the Administrative Agent determines that deposits in U.S. Dollars (in the applicable amount) are not being offered to leading banks in the London interbank market for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make Eurodollar Advances shall be suspended.

Section 12.2 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrowers. Before giving any notice to the Administrative Agent pursuant to this Section 12.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2, the Borrowers shall repay in full the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Interest Period applicable to such Advance if such Lender may lawfully continue to maintain and fund such Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Advance to such day. Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2, the Borrowers shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.

Section 12.3 Increased Costs.

(a) If any Change in Law:

(i) Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate of tax on the overall net income of such Lender);

(ii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Advances or its Eurodollar Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Revolving Loan Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate;

(iii) Shall subject the Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to the Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Bank to issue Letters of Credit or maintain Letters of Credit or the obligation of the Lenders to participate in Letters of Credit (except for changes in the rate of tax on the overall net income of the Issuing Bank or any Lender); or

(iv) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand, which demand shall be accompanied by the certificate described in Section 12.3(b), by such Lender or Issuing Bank, the Borrowers agree to pay, without duplication of amounts due under Section 2.8(b), to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs. Each Lender or Issuing Bank will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 12.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank.

(b) A certificate of any Lender or the Issuing Bank claiming compensation under this Section 12.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 12.3, the Borrowers may at any time, upon at least three (3) Business Days prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9. Concurrently with prepaying any such Eurodollar Advances, the Borrowers shall borrow a Base Rate Advance, or a Eurodollar Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.

(c) The Issuing Bank and each Lender shall endeavor to notify the Borrowers of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 12.3 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 12.3 in respect of any costs resulting from such event, only be entitled to payment under this Section 12.3 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

Section 12.4 Effect On Other Advances. If notice has been given pursuant to Sections 12.1, 12.2 or 12.3 suspending the obligation of any Lender to make any, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 12.1, the Administrative Agent) notifies the Borrowers that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as to the Eurodollar Advances affected shall, at the option of the Borrowers, be made instead as Base Rate Advances.

Section 12.5 Capital Adequacy. If any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that a Change in Law has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital as a consequence of such Lender’s or Issuing Bank’s portion of the Revolving Loan Commitment or obligations hereunder to a level below that which it could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such Change in Law and assuming that such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand, which demand shall be accompanied by the certificate described in the last sentence of this Section 12.5, by such Lender or Issuing Bank, the Borrowers shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 12.3. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrowers as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive. The Issuing Bank and each Lender shall endeavor to notify the Borrowers of any event occurring after the date of this Agreement entitling the Issuing Bank or such Lender, as the case may be, to compensation under this Section 12.5 within one hundred eighty (180) days after the Issuing Bank or such Lender, as the case may be, obtains actual knowledge thereof; provided that if the Issuing Bank or such Lender, as the case may be, fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, the Issuing Bank or such Lender, as the case may be, shall, with respect to compensation payable pursuant to this Section 12.5 in respect of any costs resulting from such event, only be entitled to payment under this Section 12.5 for costs incurred from and after the date one hundred eighty (180) days prior to the date that the Issuing Bank or such Lender, as the case may be, gives such notice.

ARTICLE 13

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 13.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS, THE BORROWERS, OR SUCH OTHER PERSON AS SUCH CREDIT PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT. THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE. THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH CREDIT PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH CREDIT PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH CREDIT PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH CREDIT PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH CREDIT PARTY TO RECEIVE SERVICE OF PROCESS, EACH CREDIT PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT

THEREOF SO THAT AT ALL TIMES EACH CREDIT PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS ON BEHALF OF SUCH CREDIT PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 13.2 Consent to Venue. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN NEW YORK COUNTY, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.3 Waiver of Jury Trial. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY CREDIT PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BANK PRODUCTS DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.

Section 13.4 JUDICIAL REFERENCE. IF, NOTWITHSTANDING SECTION 11.7 OR THIS ARTICLE 13, ANY ACTION, LITIGATION OR PROCEEDING RELATING TO ANY OBLIGATIONS OR LOAN DOCUMENTS IS FILED IN A COURT SITTING IN OR APPLYING THE LAWS OF CALIFORNIA, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CAL. CIV. PROC. CODE §638 TO A REFEREE (WHO SHALL BE AN ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL ISSUES IN SUCH CASE (WHETHER FACT OR LAW) AND TO REPORT A STATEMENT OF DECISION. NOTHING IN THIS SECTION SHALL LIMIT ANY RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER GROUP MEMBER TO EXERCISE SELF-HELP REMEDIES, SUCH AS SETOFF, FORECLOSURE OR SALE OF ANY COLLATERAL, OR TO OBTAIN PROVISIONAL OR ANCILLARY REMEDIES FROM A COURT OF COMPETENT JURISDICTION BEFORE, DURING OR AFTER ANY JUDICIAL REFERENCE. THE EXERCISE OF A REMEDY DOES NOT WAIVE THE RIGHT OF ANY PARTY TO RESORT TO JUDICIAL REFERENCE.

[Signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.

BORROWERS:

CENTRAL GARDEN & PET COMPANY

PENNINGTON SEED, INC.

GULFSTREAM HOME & GARDEN, INC.

KAYTEE PRODUCTS INCORPORATED

FOUR PAWS PRODUCTS, LTD.

NEW ENGLAND POTTERY, LLC

MATSON, LLC

ALL-GLASS AQUARIUM CO., INC.

By:	/s/ Lori A. Varlas
Name: Lori A. Varlas Title: Chief Financial Officer

PETS INTERNATIONAL, LTD. T.F.H. PUBLICATIONS, INC. B2E BIOTECH, LLC B2E CORPORATION GRO TEC, INC. WELLMARK INTERNATIONAL FARNAM COMPANIES, INC.

By:	/s/ Lori A. Varlas
Name: Lori A. Varlas Title: Assistant Secretary

[CENTRAL GARDEN – CREDIT AGREEMENT]

ADMINISTRATIVE AGENT:	SUNTRUST BANK, as the Administrative Agent, the Issuing Bank, the Swing Bank, and a Lender

	By:	/s/ W. Sykstus
Name: William Sykstus
Title: Director

[CENTRAL GARDEN – CREDIT AGREEMENT]

U.S. Bank National Association, as a Lender

By:	/s/ Jeffrey A. Kessler
Name: Jeffrey A. Kessler Title: Vice President

[CENTRAL GARDEN – CREDIT AGREEMENT]

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Rebecca L. Bruch
Name: Rebecca L. Bruch Title: Vice President

[CENTRAL GARDEN – CREDIT AGREEMENT]

Bank of the West, as a Lender

By:	/s/ Joel Harvill
Name: Joel Harvill Title: Vice President

[CENTRAL GARDEN – CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Gregory A. Jones
Name: Gregory A. Jones Title: Senior Vice President

[CENTRAL GARDEN – CREDIT AGREEMENT]

CoBank, ACB, as a Lender

By:	/s/ Michael Tousignant
Name: Micharl Tousignant Title: Vice President

[CENTRAL GARDEN – CREDIT AGREEMENT]

DUETSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara Title: Vice President

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian Title: Vice President

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

Borrowers’ Information

Borrowers:	Central Garden & Pet Company and certain of its Subsidiaries
Amount and Facility:	$390,000,000 Revolving Loan
Agreement Date:	December 5, 2013
Borrower Representative	Central Garden & Pet Company
Tax ID#:

Participant Information

Institution:
(As it will appear in documents and subsequent announcements)
Institution Tax ID#:

Is institution a foreign entity?	☐ Yes. Please include the applicable W-8 BEN, W-8 ECI or W-9 withholding form for your entity.

☐ Not Applicable

	Credit Contact	Admin/Operations Contact
Primary Contact:
Title:
Street Address:
City/State/Zip:
Telephone Number:
Fax Number:
E-mail Address:

	Compliance Contact	Letter of Credit Contact
Primary Contact:
Title:
Street Address:
City/State/Zip:
Telephone Number:
Fax Number:
E-mail Address:

Wire Routing Instructions

Bank Name:
ABA Number:
City/State:
Account Name (OBI):
Account Number:
Beneficiary (BNF)
Ref:

Administrative Agent Information

Operations	Wire Instructions
Primary Contact:	Bank:	SunTrust Bank
Telephone Number:	City/State	Atlanta, Georgia
Fax Number:	ABA #:	061000104
Address:

Credit:
Account #:
Attention:
	Reference:	Central Garden & Pet Company
E-mail Address:

PLEASE COMPLETE THIS FORM AND FAX TO SUNTRUST BANK AT (404) 813-1437.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrowers:	Central Garden & Pet Company and certain of its Subsidiaries

4.	Administrative Agent:	SunTrust Bank, as the administrative agent under the Credit Agreement (in such capacity, together with its successors and assigns, the “Administrative Agent”)

5.	Credit Agreement:	Credit Agreement dated as of December 5, 2013 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”) by and among Central Garden & Pet Company, a Delaware corporation, and the other Persons party thereto as “Borrowers”, the Persons party thereto as “Guarantors”, each lender from time to time party thereto (the “Lenders”), and SunTrust Bank, as Administrative Agent for itself and the Lenders.
6.	Assigned Interest[s]:

Assignor[s][1]	Assignee[s][2]	Aggregate Amount of Revolving Loan Commitment/Loans for all Lenders[3]	Amount of Revolving Loan Commitment/Loans Assigned[8]	Percentage Assigned of Revolving Loan Commitment/ Loans[4]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	][5]

[1]	List each Assignor, as appropriate.
[2]	List each Assignee, as appropriate.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                      , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][6] Accepted:

SUNTRUST BANK, as Administrative Agent

By:
Title:

[Consented to:][7]

CENTRAL GARDEN & PET COMPANY, as Borrower Representative

By
Name:
Title:]

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Borrower Representative is required by the terms of the Credit Agreement.

B-4

ANNEX 1

CREDIT AGREEMENT

DATED AS OF DECEMBER 5, 2013,

BY AND AMONG CENTRAL GARDEN & PET COMPANY, A DELAWARE CORPORATION, THE OTHER

BORROWERS PARTY THERETO, THE GUARANTORS PARTY THERETO,

THE SEVERAL BANKS AND OTHER FINANCIAL INSTITUTIONS AND LENDERS FROM TIME TO TIME

PARTY THERETO, AND SUNTRUST BANK, AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignors. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignees. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.4 of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.4 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Person attached to the Assignment and Assumption

CENTRAL-ASSIGNMENT AND ACCEPTANCE

is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

CENTRAL-ASSIGNMENT AND ACCEPTANCE

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[Provided Separately by Administrative Agent]

C-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies to the Administrative Agent that he or she is an Authorized Signatory of CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Parent”). In connection with that certain Credit Agreement dated as of December 5, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Parent, the other Persons party thereto from time to time as Borrowers (together with the Parent, each a “Borrower,” and collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), the undersigned, as the Borrower Representative, does hereby further certify to the Administrative Agent in the undersigned’s capacity as Chief Financial Officer of the Parent and not in the undersigned’s individual capacity that:

1. The arithmetical calculations required to establish whether or not the Credit Parties are in compliance with the requirements of the Financial Covenants (whether or not the Credit Parties are otherwise required to satisfy such covenant at the time this Compliance Certificate is delivered) as at the end of the applicable fiscal quarter (the “Specified Period”) are set forth on Schedule 1 attached hereto (with detailed calculations attached hereto as Annex 1);

2. No change in GAAP or the application thereof has occurred since the date of the Parent’s audited financial statements delivered on the Agreement Date[, except as set forth on Schedule 2 (which schedule specifies the effect of such change on the financial statements accompanying this Compliance Certificate)]; and

3. To the best of the undersigned’s knowledge, no Default or Event of Default has occurred as at the end of the Specified Period [, except as described on Schedule 3 attached hereto (which schedule describes the nature of such Default or Event of Default, when it occurred, whether it is continuing and specifies what action the Borrowers have taken or propose to take with respect thereto)].

Capitalized terms used herein and not otherwise defined are used as defined in the Credit Agreement.

[Signatures on following page.]

D-1

IN WITNESS WHEREOF, the undersigned, in the undersigned’s capacity as Chief Financial Officer of the Parent and as the Borrower Representative, and not in the undersigned’s individual capacity, has caused this Compliance Certificate to be executed on behalf the Borrowers as of [                                 , 20    ].

CENTRAL GARDEN & PET COMPANY

By:
Name:
Title:	Chief Financial Officer

D-2

SCHEDULE 1

[ATTACH DETAILED FINANCIAL CALCULATIONS]

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

[                                 , 20    ]

I, [                    ], the [                    ] and an Authorized Signatory of CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Parent”), do hereby certify on behalf of the Borrowers in the capacity of Borrower Representative (as defined in the Credit Agreement), and not in my individual capacity, pursuant to the provisions of that certain Credit Agreement dated as of December 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Parent, the other Persons party thereto from time to time as Borrowers (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors in such capacity the “Administrative Agent”), that, with respect to the existing outstanding [Base Rate / Eurodollar] Advance under the Revolving Loan Commitment in the original principal amount of $[                    ],

(a) such [Base Rate / Eurodollar] Advance shall be converted or continued as follows:

(i)	$[ ] of such amount shall be converted to a Base Rate Advance, effective [ , ][DATE];

(ii)	$[ ] of such amount shall be [converted to /continued as] a Eurodollar Advance with an Interest Period of [ ] months, effective [ , ][DATE];

(iii)	$[ ] of such amount shall be repaid on [ , ] [DATE]; and

(b) [after giving effect to the foregoing, the number of Eurodollar Advances outstanding will not exceed fifteen (15); and]1

(c) [no Default or Event of Default exists at the time of the requested continuation of or conversion to a Eurodollar Advance specified above.]2

The foregoing instructions shall be irrevocable. This Notice of Conversion/Continuation shall be a Loan Document.

[1]	To be included in the case of a requested continuation of or conversion to Eurodollar Advances.
[2]	To be included in the case of a requested continuation of or conversion to Eurodollar Advances.

E-1

IN WITNESS WHEREOF, the undersigned in its capacity as the Borrower Representative, acting through an Authorized Signatory, has caused this Notice of Conversion/Continuation to executed, as of the date first written above.

CENTRAL GARDEN & PET COMPANY, a Delaware corporation

By:
Name: Title:

E-2

EXHIBIT F

FORM OF REQUEST FOR ADVANCE

I, [                    ], the [                ] and an Authorized Signatory of CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Parent”), do hereby certify on behalf of the Borrowers in the capacity of the Borrower Representative (as defined in the Credit Agreement), and not in my individual capacity, pursuant to the provisions of that certain Credit Agreement dated as of December 5, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Parent, the other Persons party thereto from time to time as Borrowers (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), that:

1. The Borrower Representative hereby requests [a Eurodollar Advance in the amount of $[                    ] with an Interest Period of [                    ] months][a Base Rate Advance in the amount of $                    ], under the Revolving Loan Commitment [in the form of a Swing Loan]. The proceeds of the Advance should be wired on behalf of the Borrowers as set forth below. The foregoing instructions shall be irrevocable.

Bank Name:

Bank Address:

ABA#:

Account Name:

Account Number:

Federal Tax I.D. #:

2. After giving effect to the foregoing, the number of Eurodollar Advances outstanding will not exceed fifteen (15).

3. All of the representations and warranties of the Credit Parties under the Credit Agreement and the other Loan Documents, which, pursuant to Section 5.4 of the Credit Agreement, are made at and as of the time of the Advance requested hereby, are true and correct in all material respects (other than those qualified by materiality or Materially Adverse Effect, which are true and correct in all respects), both before and after giving effect to such Advance, except to the extent such representations and warranties expressly relate solely to a specific, earlier date (in which case, such representation and warranties shall have been true and correct in all material respects (other than those qualified by materiality or Materially Adverse Effect, which shall have been true and correct in all respects) as of such earlier date), and all applicable conditions set forth in Section 4.1 (solely in the case of the initial borrowing on the Agreement Date) and Section 4.2 of the Credit Agreement have been satisfied or waived.

4. On the date of the Advance requested hereby and after giving effect thereto, no Default or Event of Default exists.

5. The most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.5(a) of the Credit Agreement demonstrates that after giving effect to the making of the Advance and any Reserves imposed since the delivery of such Borrowing Base Certificate, no Overadvance exists.

6. Since June 29, 2013, there has been no change which has had or could reasonably be expected to have a Materially Adverse Effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned in its capacity as the Borrower Representative, acting through an Authorized Signatory, has caused this Request for Advance to be executed as of [            ], 20__.

CENTRAL GARDEN & PET COMPANY, a Delaware corporation

By:
Name: Title:

EXHIBIT G

FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT

I, [            ], the [            ] and an Authorized Signatory of CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Parent”), do hereby certify on behalf of the Borrowers in the capacity of the Borrower Representative, and not in my individual capacity, pursuant to the provisions of that certain Credit Agreement dated as of December 5, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among the Parent, the other Persons party thereto from time to time as Borrowers (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), that:

1. The Borrower Representative hereby requests that [            ], as Issuing Bank, issue a [Commercial][Standby] Letter of Credit under the Letter of Credit Commitment in the amount of $[            ] to be issued on [            , 20__] (the “Effective Date”) for the account of the Borrowers and for the benefit of [            ] (the “Beneficiary”) to expire on [            ].

2. Attached hereto as Exhibit A is a duly completed Letter of Credit application.

3. As of the Effective Date and after giving effect to the issuance of the Letter of Credit requested hereunder, (i) no Overadvance exists or would result therefrom, and (ii) the Aggregate Amount of all Letter of Credit Obligations then outstanding will not exceed the Letter of Credit Commitment.

4. All of the representations and warranties of the Credit Parties under the Credit Agreement and the other Loan Documents, which, pursuant to Section 5.4 of the Credit Agreement, are made at and as of the time of the issuance of the Letter of Credit requested hereby, are true and correct in all material respects (other than those qualified by materiality or Materially Adverse Effect, which are true and correct in all respects), both before and after giving effect to the issuance of such Letter of Credit, except to the extent such representations and warranties expressly relate solely to a specific, earlier date (in which case, such representations and warranties shall have been true and correct in all material respects (other than those qualified by materiality or Materially Adverse Effect, which shall have been true and correct in all respects) as of such earlier date), and all applicable conditions set forth in Section 4.1 (solely in the case of the any Letter of Credit issued on the Agreement Date) and Section 4.2 of the Credit Agreement have been satisfied or waived.

5. On the date of the issuance of the Letter of Credit requested hereby and after giving effect thereto, no Default or Event of Default exists.

6. The most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.5(a) of the Credit Agreement demonstrates that, after giving effect to the issuance of the Letter of Credit requested hereby and any Reserves imposed since the delivery of such Borrowing Base Certificate, no Overadvance exists.

7. Since June 29, 2013, there has been no change which has had or could reasonably be expected to have a Materially Adverse Effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned in its capacity as the Borrower Representative acting through an Authorized Signatory, has caused this Request for Issuance of Letter of Credit to be executed on the              day of             , 20    .

CENTRAL GARDEN & PET COMPANY, a Delaware corporation

By:
Name: Title:

Exhibit A

[Attach Letter of Credit Application]

EXHIBIT H

FORM OF REVOLVING LOAN NOTE

US $	[DATE]

FOR VALUE RECEIVED, the undersigned, CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Parent”), and each of the other Borrowers signatory hereto (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), hereby promises to pay to the order of [        ] (hereinafter, together with its successors and permitted assigns, the “Lender”), at the office of the Administrative Agent (as defined below), in immediately available funds, the principal sum of [         and         ]/100 DOLLARS ($[        ]) of United States funds, or, if less, the aggregate unpaid principal amount of the Revolving Loans advanced by the Lender to the Borrowers under the Credit Agreement, plus interest as hereinafter provided, in accordance with the terms of the Credit Agreement.

This Note is one of the Revolving Loan Notes referred to in that certain Credit Agreement dated as of December 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among the Parent, the other Persons party thereto from time to time as Borrowers (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as Lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”). All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement except to the extent such capitalized terms are otherwise defined herein.

All principal amounts and other Obligations then outstanding shall be due and payable in full on the Maturity Date, or such earlier date as the Revolving Loans shall be due and payable in full, in cash, whether by acceleration or otherwise, pursuant to the Credit Agreement. The principal outstanding hereunder is also subject to repayment and prepayment from time to time as provided in the Credit Agreement.

The Borrowers shall be entitled to borrow, repay and re-borrow funds hereunder pursuant to the terms and conditions of the Credit Agreement. Prepayment of the principal amount of any Revolving Loan may be made only as provided in the Credit Agreement.

The Borrowers hereby promise to pay interest on the unpaid principal amount hereof at the rates and at such times and in such manner as are provided under the Credit Agreement.

In no event shall the amount of interest and other charges for the use of money payable hereunder exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money payable hereunder or manner of payment exceeds the maximum amount allowable under

Applicable Law, then, ipso facto as of the Agreement Date, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied first, to reduce the principal balance of the Loans in accordance with the terms of the Credit Agreement and second, returned to the Borrowers, to the extent of such excess. It is the express intent hereof that the Borrowers not pay, and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under Applicable Law.

All parties now or hereafter liable with respect to this Note, whether any Borrower, any Guarantor, endorser or any other Person, hereby waive any presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest whatsoever.

No failure or delay on the part of the Lender or any holder hereof in exercising any right under this Note shall operate as a waiver of such right. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of the Credit Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Credit Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Credit Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under the Credit Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrowers.

The Borrowers hereby promise to pay the costs of collection, including, without limitation, reasonable attorneys’ fees, should this Note be collected by or through an attorney at law or under advice therefrom to the extent set forth in the Credit Agreement.

Time is of the essence in this Note.

This Note evidences the Lender’s portion of the Revolving Loans under, and is entitled to the benefits and subject to the terms of, the Credit Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the happening of certain stated events, and provisions for prepayment and repayment. This Note is secured by and is also entitled to the benefits of the Loan Documents to the extent provided therein and any other agreement or instrument providing collateral for the Revolving Loans, whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Revolving Loans.

This Note may not be transferred or assigned or pledged except pursuant to and in accordance with the provisions of Section 11.5 of the Credit Agreement.

This Note is subject to the terms and provisions of the Credit Agreement, which are hereby incorporated herein by reference.

This Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed as of the day and year first above written.

CENTRAL GARDEN & PET COMPANY

PENNINGTON SEED, INC.

GULFSTREAM HOME & GARDEN, INC.

KAYTEE PRODUCTS INCORPORATED

FOUR PAWS PRODUCTS, LTD.

NEW ENGLAND POTTERY, LLC

MATSON, LLC

ALL-GLASS AQUARIUM CO., INC.

By:
Name: Title:

PETS INTERNATIONAL, LTD.

By:
Name:
Title:
T.F.H. PUBLICATIONS, INC. B2E BIOTECH, LLC B2E CORPORATION GRO TEC, INC. WELLMARK INTERNATIONAL FARNAM COMPANIES, INC.

By:
Name:
Title:

EXHIBIT I

FORM OF JOINDER SUPPLEMENT

Reference is made to that certain Credit Agreement dated as of December 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Credit Agreement), by and among CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the “Parent”), the other Persons party thereto from time to time as Borrowers (together with the Parent, each a “Borrower” and collectively, the “Borrowers”), the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders (the “Lenders”), and SunTrust Bank, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”).

WHEREAS, pursuant to Section 6.20 of the Credit Agreement any new Domestic Restricted Subsidiary (whether by acquisition, creation or designation) of the Parent is required to join (a) the Credit Agreement as a Borrower or a Guarantor and become a Credit Party and (b) the Security Agreement as a Grantor, in each case, by executing and delivering in favor of the Administrative Agent, for the benefit of the Lender Group, this Joinder Supplement. Upon the execution and delivery of this Joinder Supplement by the undersigned (the “New Credit Party”), such New Credit Party shall become a [Borrower][Guarantor]1 and a Credit Party under the Credit Agreement and the other Loan Documents and become a Grantor under the Security Agreement with the same force and effect as if originally named as a [Borrower][Guarantor], a Credit Party, and a Grantor therein, as applicable.

NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. In accordance with Section 6.20 of the Credit Agreement, the New Credit Party, by its signature below, becomes a [Borrower][Guarantor] and a Credit Party under the Credit Agreement with the same force and effect as if originally named therein as a [Borrower][Guarantor] and as a Credit Party and the New Credit Party (a) hereby agrees to all of the terms and provisions of the Credit Agreement applicable to it as a [Borrower][Guarantor] and as a Credit Party thereunder and (b) represents and warrants that the representations and warranties made by it as a [Borrower][Guarantor] and a Credit Party thereunder are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) with respect to such New Credit Party and its Property and Subsidiaries, as applicable, on and as of the date hereof. [In furtherance of the foregoing[, subject to the limitations set forth in Section 3.1(g) of the Credit Agreement, the New

[1]	If the assets of such Subsidiary will be included in the Borrowing Base then such Subsidiary must join as a Borrower, otherwise such Subsidiary must join as a Guarantor.

Credit Party hereby jointly and severally with the other Guarantors guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations,] [the New Credit Party hereby irrevocably and unconditionally accepts joint and several liability with the other Borrowers with respect to the payment and performance of all Obligations,] including, without limitation, (a) any interest thereon (including, without limitation, interest, as provided in the Credit Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against any other Credit Party after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus (b) out-of-pocket expenses and reasonable attorney’s fees if the obligations represented by the Credit Agreement are collected by law, through an attorney-at-law, or under advice therefrom. Each reference to a [Borrower][Guarantor] and Credit Party as applicable in the Credit Agreement and each other Loan Document shall be deemed to include the New Credit Party. The terms and provisions of the Credit Agreement are hereby incorporated herein by reference.

2. In accordance with Section 8.14 of the Security Agreement, the New Credit Party, by its signature below, becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Credit Party hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) with respect to such New Credit Party and its Property and Subsidiaries, as applicable, on and as of the date hereof. In furtherance of the foregoing, the New Credit Party, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby grant, assign, and pledge to the Administrative Agent, for the benefit of the Lender Group, a security interest in and to all Collateral (as defined in the Security Agreement) of the New Credit Party on the terms set forth in Section 2.1 of the Security Agreement. Each reference to a Grantor in the Security Agreement shall be deemed to include the New Credit Party. The terms and provisions of the Security Agreement are hereby incorporated herein by reference.

3. Attached hereto as Exhibit A are supplements to Schedules 1 through 8 to the Security Agreement setting forth the information required pursuant to the Security Agreement with respect to the New Credit Party. The New Credit Party represents and warrants that such Schedules are true, correct and complete in all respects as of the date hereof.]

4. The New Credit Party acknowledges and confirms that it has received a copy of the Credit Agreement and the other Loan Documents and, in each case, all schedules and exhibits thereto.

5. The New Credit Party agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Joinder Supplement.

6. The New Credit Party represents and warrants to the Administrative Agent (for itself and on behalf of the Lender Group) that this Joinder Supplement has been duly executed and delivered by the New Credit Party and is a legal, valid and binding obligation of the New Credit Party, enforceable against the New Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

7. This Joinder Supplement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered shall be deemed to be an original, but all such separate counterparts shall, when taken together constitute but one and the same agreement. In proving this Joinder Supplement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an Adobe file format document (also known as PDF file) shall be deemed an original signature hereto.

8. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

9. The provisions of this Joinder Supplement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the laws of the State of New York, without regard to conflicts of law principles that cause the application of the laws of any other jurisdiction.

10. This Joinder Supplement shall be considered a Loan Document for all purposes.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the New Credit Party has caused this Joinder Supplement to be executed as of the day and year first above written.

NEW CREDIT PARTY:

By:
Name:
Title:

I-4

ACKNOWLEDGED AND AGREED ON [ , 20__] SUNTRUST BANK, as Administrative Agent

By:
Name:
Title:

I-5

EXHIBIT A

SUPPLEMENT SCHEDULES TO SECURITY AGREEMENT

[PLEASE SEE ATTACHED.]

Schedule 1.1(a)

Commitment Ratios

Lender	Revolving Loan Commitment	Revolving Commitment Ratio	Aggregate Commitment Ratio
SunTrust Bank	$100,000,000	25.641025641%	25.641025641%
US Bank National Association	$96,250,000	24.679487179%	24.679487179%
BMO Harris Bank N.A.	$71,250,000	18.269230769%	18.269230769%
Bank of the West	$50,000,000	12.820512821%	12.820512821%
Bank of America, N.A.	$35,000,000	8.974358974%	8.974358974%
CoBank, ACB	$25,000,000	6.410256410%	6.410256410%
Deutsche Bank AG New York Branch	$12,500,000	3.205128205%	3.205128205%

Totals	$390,000,000	100%	100%

I-7